UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FILED PURSUANT TO RULE 424(b)(4)
SEC FILE NUMBER 333-105968

PROSPECTUS

November 26, 2003

STORAGE ALLIANCE INC.
A NEVADA CORPORATION

SHARES OF COMMON STOCK OF STORAGE ALLIANCE INC.
_________________________________

The prospectus relates to the resale by certain selling stockholders of Storage Alliance Inc. of up to 2,241,987 shares of our common stock in connection with the resale of:

- up to 588,235 shares of our common stock which were issued on May 14, 2003 in a private placement;

- up to 639,942 shares of our common stock which were issued on June 24, 2003 in a private placement;

- up to 350,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement;

- up to 40,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in partial payment of placement fees; and

- 623,810 shares of our common stock which were sold in a private placement on January 29, 2003 and issued on February 5, 2003.

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders.

Our common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol "SGAL". On October 15, 2003, the closing bid price of our common stock was $0.25.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 9 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is November 26, 2003.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS
PAGE NUMBER
PROSPECTUS SUMMARY	4
RISK FACTORS	6
RISKS RELATED TO THIS OFFERING	6
Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock	6
Trading on the OTC Bulletin Board may be sporadic because it is not a stock exchange, and stockholders may have difficulty reselling their shares	7
RISKS RELATED TO OUR BUSINESS	7
We have had negative cash flows from operations and if we are not able to obtain further financing our business operations may fail	7
A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations	8
If we issue additional shares in the future this may result in dilution to our existing stockholders.	8
We have a history of losses and fluctuating operating results which raise substantial doubt about our ability to continue as a going concern	8
Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.	8
NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock	9
We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations.	9
Until recently, we were dependent on one customer and if we are unable to obtain new customers and diversify our customer base, then our revenues may never increase	9
Substantially all of our assets and a majority of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers	10
If we are unable to develop and increase public recognition of our LinkPort™, DataPort™, PortAge™ and ProspectOasis™ trade brands, our ability to generate revenues would be negatively affected	10
We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue	10
We could lose our competitive advantages if we are not able to protect any proprietary technology and intellectual property rights against infringement, and any related litigation could be time-consuming and costly	11
If our operations are disrupted by technological or other problems, then our ongoing operations could be materially and adversely impacted	11
3
Our services may become obsolete and unmarketable if we are unable to respond adequately to rapidly changing technology and customer demands	12
If we are unable to protect our Internet domain name, our efforts to increase public recognition of our brand may be impaired	12
Unless we can establish significant sales of our current services, our potential revenues may be significantly reduced	12
Since our products have been recently developed, the markets may not accept our products or purchase them in sufficient numbers for us to recover the costs of developing such products	13
FORWARD-LOOKING STATEMENTS	13
SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE	13
THE OFFERING	13
USE OF PROCEEDS	14
SELLING STOCKHOLDERS	14
PLAN OF DISTRIBUTION	15
PRIVATE PLACEMENTS	17
LEGAL PROCEEDINGS	19
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	21
DESCRIPTION OF COMMON STOCK	22
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	22
INTEREST OF NAMED EXPERTS AND COUNSEL	23
EXPERTS	23
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	23
DESCRIPTION OF PROPERTY	24
DESCRIPTION OF BUSINESS	24
REPORTS TO SECURITY HOLDERS	35
MANAGEMENT'S DISCUSSION AND ANALYSIS	35
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	46
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	46
DIVIDEND POLICY	47
EXECUTIVE COMPENSATION	47
COMPENSATION OF DIRECTORS	48
FINANCIAL STATEMENTS	49
WHERE YOU CAN FIND MORE INFORMATION	128

As used in this prospectus, the terms "we", "us", "our", and "Storage Alliance" mean Storage Alliance Inc., unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

Our company, Storage Alliance Inc. designs and provides data storage management, application hosting, internet and intranet mapping and information management and professional services for customers in the petroleum exploration and production industry and in other data intensive industries. Our data storage and content management solutions protect and manage seismic and related petroleum prospect and production data and allow users to manipulate this data with analytical software applications and tools. Our principal executive offices are located at 725, 435 Fourth Avenue S.W., Calgary, Alberta, Canada, T2P 3A8. Our telephone number is (403) 264-2500. We maintain websites at www.storagealliance.com, www.prospectoasis.com and www.strataweb.com. Information contained on our website does not form part of this prospectus.

We have one wholly-owned subsidiary, Storage Alliance (Alberta) Inc., an Alberta corporation incorporated on April 18, 2000. We acquired our subsidiary on September 19, 2002 and our subsidiary became our predecessor company.

Number of Shares Being Offered

The prospectus relates to the resale by certain selling stockholders of Storage Alliance Inc. of up to 2,241,987 shares of our common stock in connection with the resale of:

- up to 588,235 shares of our common stock which were issued on May 14, 2003 in a private placement;

- up to 639,942 shares of our common stock which were issued on June 24, 2003 in a private placement;

- up to 350,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement;

- up to 40,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in partial payment of placement fees; and

- 623,810 shares of our common stock which were sold in a private placement on January 29, 2003 and issued on February 5, 2003.

The selling stockholders may sell these shares of common stock in the public market or through privately negotiated transactions or otherwise. The selling shareholders may sell these shares of common stock through ordinary brokerage transactions, directly to market makers or through any other means described in the section entitled "Plan of Distribution".

Number of Shares Outstanding

There were 12,321,987 shares of our common stock issued and outstanding as at October 15, 2003.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

The summarized consolidated financial data presented below is derived from and should be read in conjunction with our audited consolidated financial statements for the years ended October 31, 2002 and 2001, the audited pre-acquisition financial statements of our subsidiary for the 261-day period ended September 18, 2002 and the year ended December 31, 2001 and the interim consolidated financial statements for the nine month period ended July 31, 2003 and 2002 (together with the comparative 2002 pre-acquisition numbers for our subsidiary) including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis" beginning on page 38 of this prospectus. We acquired our subsidiary on September 19, 2002 in a share exchange agreement. As our new subsidiary is our predecessor business by virtue of the completed acquisition, financial information prior to the acquisition date below has been provided for each of our company and our subsidiary. Effective upon the acquisition of our subsidiary, we discontinued our involvement in mineral exploration. Information pertaining to the mineral exploration business has been segregated in our financial statements as "discontinued operations". For the purposes of the information below, the pre-acquisition financial information of our subsidiary is denoted as "predecessor" while the post acquisition results of our company are denoted as "successor".

	For the year ended October 31, 2002(1)	For the year ended October 31, 2001(1)	For the 261 day period ended September 18, 2002 (acquisition date)(2)	For the year ended December 31, 2001(2)
Revenue	$53,713	$Nil	$101,166	$159,812
Net Loss for the Period	$(293,945)	$(73,618)	$(463,531)	$(747,145)
Loss Per Share - basic and diluted	$(0.02)	$(0.00)	N/A	N/A
	As at October 31, 2002(1)	As at October 31, 2001(1)	As at September 18, 2002(2)	As at December 31, 2001(2)
Working Capital	$(205,222)	$26,280	$(1,320,377)	$(824,322)
Total Assets	$1,145,732	$28,880	$286,735	$101,415
Total Number of Issued Shares of Common Stock	10,000,000	15,925,000	N/A	N/A
Accumulated Deficit	$(372,365)	$(78,420)	$(1,431,014)	$(967,483)
Total Stockholders' Equity	$859,536	$26,280	$(1,275,990)	$(784,893)

(1) Represents the results of operations and financial position of Storage Alliance Inc. (formerly Cascadia Capital Corporation, the successor company).

(2) Represents the results of operations and financial position of Storage Alliance (Alberta) Inc. (formerly Storage Alliance Inc., the predecessor company).

	For the nine months ended July 31, 2003(1)	For the nine months ended July 31, 2002(2)	For the nine months ended July 31, 2002(1)
Revenue	$78,969	$93,723	$0
Net Loss for the Period	$(887,463)	$(474,273)	$(34,176)
Loss Per Share - basic and diluted	$(0.08)	N/A	$0.00
	As at July 31, 2003(1)
Working Capital (Deficiency)	$205,893
Total Assets	$1,460,096
Total Number of Issued Shares of Common Stock	12,321,987
Accumulated Deficit	$(1,259,828)
Total Stockholders' Equity	$1,331,842

(1) Represents the results of operations and financial position of Storage Alliance Inc. (formerly Cascadia Capital Corporation, the successor company).

(2) Represents the results of operations and financial position of Storage Alliance (Alberta) Inc. (formerly Storage Alliance Inc., the predecessor company).

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO THIS OFFERING

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 12,321,987 shares of common stock issued and outstanding as of October 15, 2003. When this registration statement is declared effective, the selling stockholders may be reselling up to 2,241,987 shares of our common stock, only 1,851,987 of which are included in the number of our issued and outstanding common shares as of October 15, 2003, shown above. As a result of such registration statement, a substantial number of our shares of common stock may be issued and may be available for immediate resale, which could have an adverse effect on the price of our common stock.

To the extent any of the selling stockholders exercise any of their share purchase warrants, and then resell the shares of common stock issued to them upon such exercise, the price of our common stock may decrease due to the additional shares of common stock in the market.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Trading on the OTC Bulletin Board may be sporadic because it is not a stock exchange, and stockholders may have difficulty reselling their shares.

Our common stock is quoted on the OTC Bulletin Board. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with the company's operations or business prospects. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a stock exchange like Amex. Accordingly, you may have difficulty reselling any of the shares you purchase from the selling stockholders.

RISKS RELATED TO OUR BUSINESS

We have had negative cash flows from operations and if we are not able to obtain further financing our business operations may fail.

To date we have had negative cash flows from operations and we have been dependent on sales of our equity securities and debt financing to meet our cash requirements. We incurred a loss of $293,945 for the year ended October 31, 2002, and a loss of $877,463 for the nine-months ended July 31, 2003. Not included in the loss for the year ended October 31, 2002 is the loss that our subsidiary incurred for the period from January 1, 2002 to September 18, 2002 (immediately preceding the acquisition date) of $463,531. As of October 31, 2002, we had a working capital deficiency of $(205,222) and as at July 31, 2003 we had positive working capital of $205,893. We do not expect positive cash flow from operations in the near term. During January and May, 2003, we received an aggregate of $1,055,000 gross proceeds from two private placement financings in which we sold shares and share purchase warrants. We also received gross proceeds of $335,000 on June 24, 2003 which represented the second tranche of the investment made by one accredited investor in May, 2003. We have estimated that we will require between $1.0 and $1.25 million to carry out our business plan in the year ended October 31, 2004. We anticipate that the funds we have raised in the last two private placements will be sufficient to satisfy our cash requirements for the balance of the year ended October 31, 2003 but that we will be required to raise further monies to satisfy our cash requirements for fiscal 2004. However, there is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that:

- we incur unexpected costs in completing the development of our technology or encounter any unexpected technical or other difficulties;

- we incur delays and additional expenses as a result of technology failure;

- we are unable to create a substantial market for our services; or

- we incur any significant unanticipated expenses.

The occurrence of any of the aforementioned events could adversely affect our ability to meet our business plans.

We will depend almost exclusively on outside capital to pay for the continued development of our technology and the marketing of our services. Such outside capital may include the sale of additional stock and/or commercial borrowing. There can be no assurance that capital will continue to be available if necessary to meet these continuing development costs or, if the capital is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, our business and future success may be adversely affected.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because our operations have been primarily financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new products and continue our current operations. If our stock price declines, there can be no assurance that we can raise additional capital or generate funds from operations sufficient to meet our obligations.

If we issue additional shares in the future this may result in dilution to our existing stockholders.

Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock. Our board of directors have the authority to issue additional shares up to the authorized capital stated in the certificate of incorporation. Our board of directors may choose to issue some or all of such shares to acquire one or more businesses or to provide additional financing in the future. The issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change of control of our corporation.

We have a history of losses and fluctuating operating results which raise substantial doubt about our ability to continue as a going concern.

Since inception through October 31, 2002, we have incurred aggregate losses of $372,365. Our loss from operations for the fiscal year ended October 31, 2002 was $293,945 and our loss for the nine-month period ended July 31, 2003 was $877,463. Our subsidiary had incurred aggregate losses of $1,431,014 from inception through the acquisition date, including a loss for the period from January 1, 2002 to the acquisition date (September 19, 2002) of $463,531. There is no assurance that we will operate profitably or will generate positive cash flow in the future. In addition, our operating results in the future may be subject to significant fluctuations due to many factors not within our control, such as the unpredictability of when customers will purchase our services, the size of customers' purchases, the demand for our services, and the level of competition and general economic conditions. If we cannot generate positive cash flows in the future, or raise sufficient financing to continue our normal operations, then we may be forced to scale down or even close our operations.

Although we anticipate that revenues will increase, we expect an increase in development costs and operating costs. Consequently, we expect to incur operating losses and negative cash flow until our services gain market acceptance sufficient to generate a commercially viable and sustainable level of sales, and/or additional services and/or products are developed and commercially released and sales of such services and/or products made so that we are operating in a profitable manner. These circumstances raise substantial doubt about our ability to continue as a going concern, as described in the explanatory paragraph to our independent auditors' report on the October 31, 2002 consolidated financial statements and the acquisition date financial statements of our subsidiary, which are included with this registration statement. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than

$5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules described above, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations.

We have a limited history of revenues from operations and have no significant tangible assets. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. Our business involves the development and marketing of our data storage and other software to the oil and gas industry. Future development and operating results will depend on many factors, including the completion of services and/or products currently in development, levels of demand for our current and future services, levels of competition, success in developing market acceptance and recognition for our services and products, whether we can develop and market new services and/or products and control costs and the general economic condition of the data storage industry. In addition, our future prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business in the technology industry, which is characterized by intense competition and rapid technological change. There can be no assurance that our actual financial results will be consistent with our financial forecasts or that any positive trends will continue and if we are unable to continue to grow our revenues from operations, then we may have to scale back or even cease the ongoing operations of our business.

Until recently, we were dependent on one customer and if we are unable to obtain new customers and diversify our customer base, then our revenues may never increase.

International Datashare Corporation was our largest customer for the period ended October 31, 2002 and accounted for 100% of our total revenues. For our subsidiary, International Datashare represented 75% of the revenues generated between January 1, 2002 and September 18, 2002. As International Datashare failed to pay its invoices on a timely basis, we commenced a lawsuit in February 2003 for payment of our outstanding invoices. In April 2003, we settled this lawsuit, but International Datashare is no longer a client of our company and we will no longer generate any revenues from International Datashare. If we are unable to replace this client with another significant client or if we are unable to successfully diversify our customer base in the future, we may not be able to generate significant revenues and our continuing business, financial condition and results of operations would be negatively affected.

Substantially all of our assets and a majority of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

Substantially all of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, all of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them.

If we are unable to develop and increase public recognition of our LinkPort™, DataPort™, PortAge™ and ProspectOasis™ trade brands, our ability to generate revenues would be negatively affected.

We have a limited offering of services and prior to our acquisition of certain assets EAESW, Inc. doing business as Strata Web Systems, substantially all of our revenues were generated from the sale of our LinkPort™ service. Since our acquisition of the assets of EAESW, Inc., most of our revenues are now being generated from the assets and business which we acquired. Therefore, market acceptance of all of our services is critical to our future success. Factors such as performance, market positioning, the availability and price of competing services, and the introductions of new technologies will affect the market acceptance of our services.

We believe that establishing and maintaining favorable consumer perception of our branded data storage, internet and intranet mapping and other software is critical to attracting and expanding our petroleum exploration and production customer base. The importance of developing our brands will increase due to the growing number of data storage services available to consumers. To build our brands, we must succeed in our marketing efforts, provide high-quality services, increase the number of visitors to our websites and continue to receive high ratings from leading oil and gas industry publications. If we do not accomplish each of these goals, our reputation could be harmed, and we may not be able to attract and retain customers and our ability to generate revenues would be negatively affected.

We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue.

Our current primary competitors in the data storage industry are storage hardware, software and service vendors such as EMC, Compaq, Hitachi Data Systems, Sun Microsystems, Network Appliance, Hewlett-Packard, EMC Software, Legato Systems and VERITAS Software. We estimate that there are numerous companies providing generic storage hardware or software that directly or indirectly compete with our services and we are aware of numerous other start-up companies that have identified themselves as providers of storage services. There are two large service companies, Schlumberger and Halliburton, which offer end to end integrated solutions for the oil and gas industry. Their solutions appear to be relatively restrictive and limit client options for access. Both have developed and launched software focussed on prospect generation for the petroleum exploration and production industry. These companies also operate a service where petroleum companies can list for sale prospect and production oil and gas properties, similar to our ProspectOasis™ service. Two smaller companies which do not appear to have a significant presence in Canada include Upstreaminfo.com and Petris. Both offer software applications and services for the petroleum exploration and production industry.

Many of our existing and potential competitors may have one or more of the following:

- longer operating histories,

- greater name recognition,

- greater management depth and experience,

- larger customer bases,

- greater financial, technical and marketing resources, and

- a wider range of services and products.

As a result, these competitors may be able to adopt more aggressive pricing policies, respond more quickly to new technologies, industry standards and customer demands, undertake more extensive marketing campaigns, expand globally more quickly and make more attractive offers to potential employees and content providers.

The data storage industry is characterized by rapid changes in technology and customer demands. As a result, our services could quickly become obsolete and unmarketable. Our future success will depend on our ability to adapt to technological advances, anticipate customer demands, develop new services and enhance our current services on a timely and cost-effective basis. Further, our services must remain competitive with those of other companies with substantially greater resources.

We could lose our competitive advantages if we are not able to protect any proprietary technology and intellectual property rights against infringement, and any related litigation could be time-consuming and costly.

Our success and ability to compete depend to a significant degree on our proprietary software incorporated in our data storage, ProspectOasis and our internet and intranet mapping and information software. If any of our competitors copies or otherwise gains access to our proprietary software or develops similar software independently, we would not be able to compete as effectively. We also consider our service marks, particularly our family of trademarks including Storage Experts™, DataPort™, PortAge™, LinkPort™, ProspectOasis™, DataMap™, DataMap Lite™, Workspace Manager™, Query Manager™ and Strata Web™, invaluable to our ability to continue to develop and maintain the goodwill and recognition associated with our brand. The measures we take to protect the proprietary software and other intellectual property rights, which presently are based upon a combination of copyright, trade secret and trademark laws, may not be adequate to prevent their unauthorized use. We are in the process of registering the trademark "ProspectOasis" in Canada and the United States. Further, the laws of foreign countries may provide inadequate protection of such intellectual property rights. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. In addition, notwithstanding any rights we have secured in our intellectual property, other persons may bring claims against us that we have infringed on their intellectual property rights, including claims based upon the content we license from third parties or claims that our intellectual property right interests are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate, divert our attention and resources, result in the loss of goodwill associated with our service marks or require us to make changes to our websites or other of our technologies.

If our operations are disrupted by technological or other problems, then our ongoing operations could be materially and adversely impacted.

Our computer systems could be overwhelmed or could fail for any number of reasons. We receive and process the majority of our content through the Internet. Heavy usage volumes could cause significant backlogs or could cause our computer systems to fail. We may not be able to expand and upgrade our technology and network hardware and software to accommodate increased usage by our customers on a timely basis. Also, our computer systems, and those of the third parties on which we depend, may not operate properly in the event of:

- a hardware or software error, failure or crash,

- a power or telecommunications failure,

- human error, or

- a fire, flood or other natural disaster.

Our systems may be more likely to suffer problems while we implement upgrades to our network hardware and software. Additionally, our computer systems and those of the third parties on which we depend may be vulnerable to damage or interruption due to sabotage, computer viruses or other criminal activities or security breaches.

The computer servers which house our data storage and software are housed at the data center of a third party telecommunications company. If the systems of this third party slow down significantly or fail even for a short time, our customers would suffer delays in data access. These delays could damage our reputation, cause customers to close their accounts with us and cause customers to incur substantial losses. We could be subject to claims or litigation with respect to these losses. Our property and business interruption insurance may not adequately compensate us for all losses we may incur. If any of these circumstances occur, then our ongoing operations, including our ability to generate revenues, could be materially and adversely impacted.

Our services may become obsolete and unmarketable if we are unable to respond adequately to rapidly changing technology and customer demands.

Our industry is characterized by rapid changes in technology and customer demands. As a result, our services may quickly become obsolete and unmarketable. Our future success will depend on our ability to adapt to technological advances, anticipate customer demands, develop new services and enhance our current services on a timely and cost-effective basis. Further, our services must remain competitive with those of other companies with substantially greater resources. We may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new services or enhanced versions of existing services. Also, we may not be able to adapt new or enhanced services to emerging industry standards, and our new services may not be favorably received.

If we are unable to protect our Internet domain names, our efforts to increase public recognition of our brand may be impaired.

We currently hold the Internet domain names "storagealliance.com", "prospectoasis.com" and "strataweb.com". The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries is subject to change. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we intend to conduct business. This could impair our efforts to build brand recognition and to increase traffic to our websites. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

Unless we can establish significant sales of our current services, our potential revenues may be significantly reduced.

We expect that a substantial portion, if not all, of our future revenue will be derived from the sale of our data storage and backup services, our web hosting services, our listing directory services, our professional consulting services, and our internet and intranet mapping and information management services. We expect that these service offerings and their extensions and derivatives will account for a majority, if not all, of our revenue for the foreseeable future. Broad market acceptance of our services is, therefore, critical to our future success and our ability to generate revenues. Failure to achieve broad market acceptance of our services, as a result of competition, technological change, or otherwise, would significantly harm our business. Our future financial performance will depend primarily on the successful introduction and market acceptance of our current service offerings, and on the development, introduction and market acceptance of any future enhancements. There can be no assurance that we will be successful in marketing our current service offerings or any new service offerings, applications or enhancements, and any failure to do so would significantly harm our business.

Since our products have been recently developed, the markets may not accept our products or purchase them in sufficient numbers for us to recover the costs of developing such products.

We have only recently released commercial versions of some of our services and products, including our ProspectOasis website in August, 2003 and our StrataWeb website in September, 2003. We intend to invest in the research and development of new services and products and we cannot assure you that and such new services or products we develop will be commercially viable or that a sufficient demand will develop for such services or products. If markets do not accept our services and products in sufficient numbers to offset the costs of developing and marketing such services and products, we would be unable to generate significant revenues and may never be able to operate profitably.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 9 to 15, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus relates to the resale by certain selling stockholders of Storage Alliance Inc. of up to 2,241,987 shares of our common stock in connection with the resale of:

- up to 588,235 shares of our common stock which were issued on May 14, 2003 in a private placement;

- up to 639,942 shares of our common stock which were issued on June 24, 2003 in a private placement;

- up to 350,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement;

- up to 40,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in partial payment of placement fees; and

- 623,810 shares of our common stock which were sold in a private placement on January 29, 2003 and issued on February 5, 2003.

The selling stockholder may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholder.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus. We will receive proceeds of $159,000 upon exercise of all of the share purchase warrants (assuming all share purchase warrants are exercised prior to expiry) and these proceeds will be used for general working capital purposes.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued, the common stock issuable to them upon the closing of the second tranche and the common stock issuable to them upon exercise of the share purchase warrants. Because the selling stockholders may offer all or only some portion of the 2,241,987 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of October 15, 2003, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder.
Name of Selling Stockholder and Position, Office or Material Relationship with Storage Alliance	Common Shares owned by the Selling Stockholder (3)	Number of Shares Issued on the Closing of the Second Tranche Financing(3)	Number of Shares Issuable Upon Exercise of all of the Share Purchase Warrants(3)	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
					# of Shares	% of Class
Alpha Capital Aktiengesellschaft(2)(4)	472,717	639,942	350,000	1,462,659	Nil	0%
Troon Investments Pty. Ltd.(5)	311,905	N/A	N/A	311,905	Nil	0%
15
Holbrook Capital Inc.(6)	311,905	N/A	N/A	311,905	Nil	0%
J.P. Carey Securities Inc.(7)(8)	Nil	N/A	40,000	40,000	Nil	0%

(1) Assumes all of the shares of common stock offered are sold. Based on 12,321,987 common shares issued and outstanding on October 15, 2003.

(2) The number of shares of common stock listed as beneficially owned by such selling stockholder represents the number of shares of common stock currently owned and potentially issuable to such selling stockholder upon the closing of the second tranche (scheduled to close within five (5) days of this registration statement being declared effective by the Securities and Exchange Commission) or upon exercise of the share purchase warrants, as applicable. The warrants are exercisable until May 14, 2006 at an exercise price of $0.88 per share (subsequently reduced to $0.34 pursuant to an Amendment to Common Stock Purchase Warrant, dated September 26, 2003). For these purposes, any contractual or other restriction on the number of securities the selling stockholder may own at any point have been disregarded.

(3) Pursuant to the Subscription Agreement, dated May 14, 2003, between us and Alpha Capital Aktiengesellschaft, we agreed to register all of the shares of our common stock that were issued, all shares that will be issued on the closing of the second tranche (scheduled to close within five (5) days of this registration statement being declared effective by the Securities and Exchange Commission and which closed on June 24, 2003) and are issuable upon exercise of the share purchase warrants. Pursuant to Subscription Agreements, each dated January 29, 2003, between us and each of Troon Investments Pty. Ltd. and Holbrook Capital Inc., we agreed to include all shares of our common stock that were issued to them in the January 29, 2003 private placement in this registration statement.

(4) Konrad Praddafant Liechtenstein exercises dispositive and voting powers with respect to shares of common stock that Alpha Capital Aktiengesellschaft currently owns, that it will acquire on closing of the second tranche and that it will acquire upon exercise of the share purchase warrants, if exercised.

(5) Peter Hough exercises dispositive and voting powers with respect to shares of common stock that Troon Investments Pty. Ltd. currently owns.

(6) James Decker exercises dispositive and voting powers with respect to shares of common stock that Holbrook Capital Inc. currently owns.

(7) The number of shares of common stock listed as beneficially owned by such selling stockholder represents the number of shares of common stock potentially issuable upon exercise of the share purchase warrants. The warrants were issued in partial payment of a placement fee. Each warrant is exercisable until June 2, 2006 at an exercise price of $1.00 per share.

(8) J.P. Carey Securities Inc. is a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended. Joseph Canouse, the CEO of J.P. Carey Securities Inc., exercises dispositive and voting powers with respect to shares of common stock that J.P. Carey Securities Inc. will acquire upon exercise of the share purchase warrants, if exercised.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (currently the National Association of Securities Dealers OTC Bulletin Board in the United States, in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the applicable exchange;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions;

(f) market sales (both long and short to the extent permitted under the federal securities laws);

(g) at the market to or through market makers or into an existing market for the shares;

(h) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(i) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling stockholders of its share purchase warrants or common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling stockholders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling stockholder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

PRIVATE PLACEMENTS

May 2003 Private Placement

On May 14, 2003, we sold to one accredited investor, Alpha Capital Aktiengesellschaft, an aggregate of up to $800,000 of our shares of our common stock and share purchase warrants to acquire an additional 350,000 shares of our common stock in a private placement relying on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D and/or Section 4(2) of the Securities Act.

The private placement was to close in two tranches. The first tranche of $400,000 closed on May 14, 2003 and involved the issuance of 588,235 shares of our common stock and share purchase warrants to acquire an additional 350,000 shares of our common stock. The share purchase warrants have an exercise price of $0.88 per share and expire on May 14, 2006. Pursuant to an Amendment to Common Stock Purchase Warrant, dated September 26, 2003, we reduced the exercise price of the share purchase warrants to $0.34 per share in consideration of Alpha Capital agreeing to waive certain registration defaults as discussed below, and in order to encourage early exercise of the warrants.

The second tranche of $400,000 was scheduled to close within five (5) days after the registration statement has been declared effective by the Securities and Exchange Commission. The number of shares to be issued in the second tranche was to be equal to $400,000 divided by the lesser of:

- $0.68; and

- seventy-five percent (75%) of the average closing bid prices of our common stock for five trading days immediately preceding the date of the closing of the second tranche.

The number of shares of our common stock that was to be issued on the second tranche could be reduced if the number of shares of common stock owned by Alpha Capital Aktiengesellschaft together with the number of shares of common stock to be issued on the closing of the second tranche result in Alpha Capital Aktiengesellschaft owning more than 9.99% of the outstanding shares of our common stock on the day the registration statement was declared effective by the Securities and Exchange Commission. Alpha Capital had the right to revoke this restriction if it gives us 75 days' prior notice.

The second tranche closed on June 24, 2003 and involved the issuance of 639,942 shares at a price of $0.55 per share (being 75% of the average closing bid prices of our common stock for five trading days immediately preceding June 24, 2003). The amount of the second tranche was reduced from $400,000 to $335,000 due to the contractual limitation (which limited the amount Alpha Capital could purchase such that its holdings after the purchase would not exceed 9.99% of our total issued and outstanding shares of common stock) on the number of shares that Alpha Capital could purchase in the second tranche.

In connection with this private placement, we paid a placement fee of seven percent (7%) of the aggregate gross proceeds of the first tranche and we paid a placement fee of seven percent (7%) of the aggregate gross proceeds of the second tranche. We also paid $10,000 to the investor's attorney to reimburse the investor for its legal costs.

In the Subscription Agreement with Alpha Capital, dated May 14, 2003, we agreed to file this registration statement on or before June 14, 2003 for the purpose of registering for resale the shares issued on May 14, 2003, and those shares of our common stock that will be issued on closing of the second tranche and upon exercise of the share purchase warrants. After filing this registration statement, we were required to use our best efforts to cause this registration statement to become effective by August 13, 2003. The registration statement was declared effective by the Securities and Exchange Commission on June 18, 2003. We are required to keep this registration statement effective for a period of two (2) years from June 18, 2003.

In the event that:

- we failed to file this registration statement by June 14, 2003;

- we failed to have this registration statement declared effective by August 13, 2003; or

- before June 18, 2005, this prospectus is unavailable for more than 20 consecutive days or more than 30 days per year;

(each of these is deemed to be a registration default) then we will pay liquidated damages to Alpha Capital. For the period beginning from and including the date of the registration default to but excluding the date on which the registration default is cured, these liquidated damages will accrue at a rate per month equal to 2% of the purchase price for the first tranche ($400,000) and the second tranche ($335,000), if the second tranche has closed at the time of such registration default.

On August 29, 2003, we completed the acquisition of certain assets of EAESW, Inc., operating a business in Calgary, Alberta, Canada called Strata Web Systems. Since the acquisition was considered a significant acquisition under the rules of the Securities and Exchange Commission and the prospectus did not contain information regarding the acquisition or the financial statements for the business of EAESW, Inc., we advised the selling stockholders that they should refrain from selling any shares of our common stock until we had filed a post-effective amendment to this registration statement. Since we could not have the audited financial statements for the business of EAESW, Inc. prepared in 30 days after August 29, 2003, the prospectus was unavailable for more than 20 consecutive days and more than 30 days in breach of the requirements of the Subscription Agreement with Alpha Capital. As a result we were required to pay to Alpha Capital liquidated damages of $14,700 for every 30 day period after September 29, 2003. On September 26, 2003, we entered into an agreement with Alpha Capital where Alpha Capital agreed to waive our default of the registration provisions, and accordingly any liquidated damages payable to it by our company, in consideration of us repricing the 350,000 share purchase warrants issued to Alpha Capital from $0.88 to $0.34 per share.

Warrants Issued to J.P. Carey Securities Inc.

On June 2, 2003, we issued to J.P. Carey Securities Inc., a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, a warrant to purchase up to 40,000 shares of our common stock, exercisable at any time during the three year period ending on June 2, 2006 at an exercise price of $1.00 per share. We issued these warrants pursuant to Rule 506 of Regulation D under the Securities Act of 1933, in partial payment of placement fees in connection with the sale of our common stock and share purchase warrants to Alpha Capital

Aktiengesellschaft. The share purchase warrants were issued to J.P. Carey pursuant to a Placement Agency Agreement that we entered into on April 16, 2003.

January 29, 2003 Private Placement

On January 29, 2003, we sold an aggregate of 623,810 shares of our common stock at $1.05 per share for aggregate proceeds of $655,000 to two non-U.S. persons in an offshore transaction relying on the exemption from the registration requirements of the Securities Act provided by Regulation S and/or Section 4(2) of the Securities Act. The shares were issued on February 5, 2003.

In the Subscription Agreements, each dated January 29, 2003, we agreed to provide each of these two investors with piggyback registration rights to include their shares on any registration statement that we file with the Securities and Exchange Commission in the future. Accordingly, we are registering for resale the 623,810 shares of our common stock that were issued in this private placement.

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

On February 5, 2003, we commenced a lawsuit in the Alberta Court of Queen's Bench, Judicial District of Calgary, against International Datashare Corporation, seeking payment for services rendered to International Datashare pursuant to a LinkPort Application Hosting Services Agreement, dated May 1, 2002. We claimed $159,000 (CDN$246,455) plus interest and costs. On February 27, 2003, International Datashare filed a statement of defence and a counterclaim. On April 28, 2003, we entered into a settlement of our lawsuit against International Datashare Corporation. Under the terms of the Settlement Agreement, we were paid $70,000 (CDN$99,000) by International Datashare, we returned computer equipment to International Datashare, and we deleted the GEOcarta software and associated log data that was hosted as part of the LinkPort Services Agreement with International Datashare.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Jeff Ascah	President, Treasurer, Secretary and Director	43	September 19, 2002
Ken Akerley	Vice-President Business Development	43	September 19, 2002
Fred Moore	Director of Strategic Advisory Board	55	January 6, 2003

Business Experience

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he or she was employed.

Jeff Ascah, President, Treasurer, Secretary and Director

On September 19, 2002, Mr. Ascah was appointed as a director and officer of our company, assuming the positions of president, treasurer and secretary. In April 2000, Mr. Ascah co-founded our subsidiary which we acquired, in September 2002. Mr. Ascah is the President of both our company and our subsidiary. He is responsible for building our management team, managing and building the sales and marketing teams and initiatives, mapping corporate growth and strategies, coordination of financing initiatives and management of corporate relationships including vendors, clients and analysts and industry professionals. Prior to founding Storage Alliance in April 2000, Mr. Ascah was employed at GE Capital IT Solutions from February, 1998 to September, 1998, where he was responsible for large account professional services. From 1982 to 1988, Mr. Ascah held senior marketing and business development positions, and was Vice President Customer Services, with StorageTek Canada, a company involved in the manufacturing, selling and servicing of storage hardware and networking products. In 1998 to 2000, Mr. Ascah founded Ostraca Inc., an information technology consulting company. Mr. Ascah has taken numerous professional courses in industry management, marketing and sales leadership, and employee development.

Ken Akerley, Vice-President Business Development

Mr. Akerley joined our subsidiary in July, 2000. He was appointed as our Vice-President Business Development on September 19, 2002. He is responsible for mapping future strategic directions for Storage Alliance, handling near-term business analysis, design and development of new products, development and maintenance of our business plan, competitive analysis, managing partner programs and market analysis. Mr. Akerley, brings over 16 years experience managing enterprise-class infrastructure and technology deployments in the mining and chemical manufacturing industries. From 1988 to 1999, Mr. Akerley has held numerous senior management positions and provided strategic direction for internal technology investment with Agrium Inc., a 5,000-employee company which produces and distributes fertilizers and other agricultural products. Most recently in 1999, Mr. Akerley headed up Agrium's Web-based business-to-business development projects. Mr. Akerley received his diploma in computer technology from the Southern Alberta Institute of Technology in 1983.

Fred Moore, Director of Strategic Advisory Board

In 1998, Mr. Moore founded and is the President of Horison Information Strategies, an information strategies consulting firm in Boulder, Colorado, that specializes in strategy and business development for emerging information technology and storage networking companies. For 21 years ending in 1997, Mr. Moore was employed at StorageTek in various positions from a systems engineer to Corporate Vice President of Strategic Marketing, a position he held before he left StorageTek in 1997. He obtained a Bachelor's degree in mathematics in 1970 and a Master's degree in computer applications in physical geography in 1971 from the University of Missouri. He also completed the Berkeley Executive Program in 1997.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 15, 2003, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Jeff Ascah 309 McKenzie Lake Bay Calgary, Alberta TSZ 2H3	269,812 (2)	2.2%
Ken Akerley 64 Prestwick Estate Way Calgary, Alberta T2T 4G1	8,044	*%
Fred Moore 100 Arapaho Avenue, Suite 14 Boulder, Colorado 80302	Nil	Nil%
Alpha Capital Aktiengesellschaft Pradafant 7 9490 Furstentums Vaduz, Liechtenstein	1,462,659 (3)	11.5%
Directors and Officers (as a group)	277,856	2.2%

* represents less than 1%.

(1) Based on 12,321,987 shares outstanding as of October 15, 2003 and, as to a specific person, shares issuable pursuant to the conversion or exercise, as the case may be, of currently exercisable or convertible debentures, share purchase warrants and stock options within 60 days.

(2) Includes 56,315 shares owned by Louise Ascah, Jeff Ascah's wife and options to purchase an aggregate of 125,000 shares of our common stock at $0.40 per share.

(3) Includes warrants to purchase an aggregate of up to 350,000 shares of our common stock at an exercise price of $0.88 (reduced to $0.34 per share on September 26, 2003) per share, exercisable within 60 days.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 100,000,000 common shares with a par value of $0.001. As at October 15, 2003 we had 12,321,987 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

In the event of a merger or consolidation, all holders of common stock will be entitled to receive the same per share consideration.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

In January, 2003, we decided to engage new auditors as our independent accountants to audit our financial statements. Our board of directors approved the change of accountants to BDO Dunwoody LLP effective on January 15, 2003. We therefore dismissed Davidson & Company, our previous auditors, effective on that date.

During our recent fiscal years ended October 31, 2001 and 2000, and any subsequent interim periods preceding the change in accountants, there were no disagreements with Davidson & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The report on the financial statements prepared by Davidson & Company for either of the fiscal years ended October 31, 2001 and 2000 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to audit scope or accounting principles. The report on the financial statements prepared by Davidson & Company for the years ended October 31, 2001 and 2000 was, however, modified as to uncertainty as the report contained a modifying paragraph with respect to our ability to continue as a going concern. After the acquisition of our subsidiary, Jeff Ascah was appointed as a director and our president, and since BDO Dunwoody LLP was our subsidiary's auditors, we decided to also appoint BDO Dunwoody LLP as the auditors of our company.

We have engaged the firm of BDO Dunwoody LLP as of January 15, 2003. In connection with the fiscal years ended October 31, 2001 and 2000 and any subsequent interim periods preceding the change in accountants, BDO Dunwoody LLP was not consulted on any matter relating to accounting principles to a specific completed or proposed transaction or the type of audit opinion that might be rendered on our financial statements. In connection with the fiscal years ended October 31, 2001 and 2000 and any subsequent interim periods preceding the change in accountants, BDO Dunwoody LLP did not provide any written or oral advice that was an important factor considered by it in reaching any decision as to the accounting, auditing or financial reporting issues.

On September 19, 2002, we acquired our subsidiary, a company previously audited by BDO Dunwoody LLP. In connection with such transaction, which was reported in our current report on Form 8-K filed October 3, 2002 (amended on November 20, 2002), we consulted BDO Dunwoody LLP for the purpose of understanding the certain predecessor financial statement and pro forma requirements in connection with the acquisition. There were no written or oral consultations between us and BDO Dunwoody LLP regarding either the specific application of accounting principles or the type of audit opinion that might be rendered on our financial statements. We did not consult Davidson & Company on any such issues.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The consolidated financial statements of Storage Alliance Inc. (formerly Cascadia Capital Corporation, the successor company) included in this registration statement have been audited by BDO Dunwoody LLP, independent chartered accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company's ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The comparative consolidated financial statements of Storage Alliance Inc. (formerly Cascadia Capital Corporation, the successor company) included in this registration statement have been audited by Davidson & Company, independent chartered accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company's ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Storage Alliance (Alberta) Inc. (the predecessor company) included in this registration statement have been audited by BDO Dunwoody LLP, independent chartered accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding the predecessor company's ability to continue as a going concern) appearing elsewhere in this registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of EAESW, Inc. Strata Web Division included in this registration statement have been audited by BDO Dunwoody LLP, independent chartered accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding Strata Web's ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF SEC POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Nevada General Corporation Law, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf. The bylaws also authorize the board of directors to indemnify any other person who we have the power to indemnify under the Nevada General Corporation Law, and indemnification for such a person may be greater or different from that provided in the bylaws.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF PROPERTY

Our executive and head offices are located at 725, 435 Fourth Avenue SW, Calgary, Alberta, T2P 3A8. The offices are approximately 5,114 square feet in size and are leased on a five (5) year basis, expiring August 31, 2004, at an annual rent of approximately $50,000 (CDN$66,482). Currently, we sublease, on the same basis as our lease, approximately 1,800 square feet of the space at approximately $2,250 (CDN$3,000 per month). In connection with the purchase of the assets of EAESW, Inc., we agreed to assume the lease of EAESW, Inc.'s office premises located at 885, 700 Fourth Avenue SW, Calgary, Alberta, T2P 3J4. The offices are approximately 2,795 square feet in size and are leased on a five (5) year basis, expiring December 31, 2007, at an annual rent of $23,000 (CDN$30,745) for 2003, $25,000 (CDN$33,540) for 2004 and 2005 and $27,000 (CDN$36,335) for 2006 and 2007, plus our share of operating expenses. Our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.

DESCRIPTION OF BUSINESS

Business Development During Last Three Years

We were incorporated in the state of Nevada on October 29, 1999. Since our incorporation, we were in the business of the exploration and development of mineral properties. Our mining properties consisted of a placer claim and two blocks of hardrock mineral claims administered by the British Columbia Ministry of Energy, Mines and Petroleum Resources. These claims comprised approximately 1,100 acres in size. Our properties were without known reserves. Our programs had been exploratory in nature. We had completed some exploration on both of our properties but have decided to abandon further exploration after the acquisition of our new business, Storage Alliance Inc.

Acquisition of Storage Alliance Inc.

On August 9, 2002, we entered into an Agreement and Plan of Share Exchange with DKJ Technologies Inc., Storage Alliance (Alberta) Inc. and the shareholders of DKJ Technologies Inc. Under the terms of the share exchange agreement, we acquired 100% of the issued and outstanding shares of Storage Alliance (Alberta) Inc., a company incorporated in the Province of Alberta, Canada, from DKJ Technologies Inc. and its shareholders. In consideration for acquiring all of the shares of Storage Alliance (Alberta) Inc., we issued an aggregate of 2,500,000 shares of our common stock to the shareholders of DKJ Technologies Inc. and to certain creditors of Storage Alliance (Alberta) Inc. As a result of the share exchange transaction, Storage Alliance (Alberta) Inc. became our wholly-owned subsidiary as of September 19, 2002. For financial statement purposes, Storage Alliance Inc., the acquired subsidiary, is the predecessor.

We changed our name from "Cascadia Capital Corporation" to "Storage Alliance Inc." effective on November 12, 2002. We have one wholly-owned subsidiary, Storage Alliance (Alberta) Inc., which was incorporated in the Province of Alberta, Canada on April 18, 2000.

For the purposes of this registration statement, we will refer to Cascadia Capital Corporation as "Storage Alliance" and to Storage Alliance (Alberta) Inc., the acquired corporation, as "Storage Alliance (Alberta)".

Asset Purchase Agreement with EAESW, Inc., Doing Business As Strata Web Systems

On August 29, 2003, pursuant to an asset purchase agreement dated August 14, 2003, we completed the acquisition of certain assets of EAESW, Inc., a Colorado corporation doing business in Calgary, Alberta as Strata Web Systems. The parent of EAESW, Inc., Petroleum Place, Inc., was a party to the asset purchase agreement as it agreed to guarantee the accuracy of the representations and warranties made by EAESW, Inc. for a period of one year. In exchange for the payment of $62,500 (CAD$87,500) in cash, which we funded from our general working capital, we acquired:

(a) certain equipment used by Strata Web in its Internet and intranet mapping and information software business;

(b) the benefit of pre-existing contracts of Strata Web in connection with its Internet and intranet mapping and information software business;

(c) all of Strata Web's records and documents relating to its Internet and intranet mapping and information software business, including customer lists, brochures, samples, price lists, advertising material, production records, employee manuals, accounting and other books and records, and correspondence;

(d) certain intellectual property used by Strata Web in its Internet and intranet mapping and information software business;

(e) all of Strata Web's licenses in connection with its Internet and intranet mapping and information software business; and

(f) goodwill, including the right to use the names DataMap™, DataMap Enterprises™, DataMap Lite™, Workspace Manager™ and Query Manager™, or any variation thereof.

EAESW, Inc. has leased approximately 2,795 square feet of office space at Suite 855, 700 Fourth Avenue SW, Calgary, Alberta, for a five-year term commencing on January 31, 2003 and ending on December 31, 2007. Under our asset purchase agreement with EAESW, Inc., we have agreed to take an assignment of the lease. The equipment that we have purchased from EAESW, Inc. consists of all office furnishings and equipment (consisting primarily of computer and other office equipment) located at EAESW, Inc.'s leased office premises. EAESW, Inc.'s liabilities, receivables and cash on hand were not included among the assets that we acquired under our asset purchase agreement with EAESW, Inc.

The financial statements of the Strata Web division of EAESW, Inc. are included in this registration statement on page 113.

Business of Storage Alliance

We design, market and deploy content and storage management solutions, application hosting, internet and intranet mapping and information management and professional services for customers in the petroleum exploration and production and other data-intensive industries. Our data storage and content management solutions protect and manage seismic and related petroleum exploration and production data and deliver this data with analytical software applications and tools. These solutions enable petroleum industry customers to focus more resources on cost effectively finding and producing oil and gas, and less on information management and infrastructure, the result of which should shorten analysis and decision-making cycles. For example, in the petroleum industry, seismic data libraries are now often measured in petabytes (one million gigabytes), making it difficult for companies to store and manage such volumes of data. Certain companies recognize that designing and managing increasingly complex storage solutions is not their core competency, and is best outsourced to an independent entity while they concentrate on operating their business.

Generic data storage, content management, and business process solution providers lacking specific market expertise are typically unable to fulfil customer needs in specific industries such as the petroleum exploration and production industry because their solutions are too general and not specifically designed to satisfy the needs of the petroleum industry. Storage Alliance specializes in petroleum information technology, seismic data, and storage.

We first formulated our business concept for servicing the petroleum exploration and production industry based on the premise that most of these petroleum companies and their geoscientists are highly compelled to find new ways to free up more of their valuable geoscientists' time to spend on locating and developing hydrocarbon reservoirs (oil and gas), and to generally improve their exploration business processes. Our concept involved providing geoscientists with the right data in combination with their preferred software applications and tools, when and where they need them, so that they would not have to worry about other matters like sourcing and preparing data, dealing with different software applications on different operating systems (e.g. Windows vs. Unix), different data formats, and so on.

Our view of the problem and solution was simple. Create a "one stop shop" with: (1) all required data in one repository; (2) all the tools and services for effective storage and data management; and (3) all necessary and preferred analytical tools. And provide all of this data, storage and data management tools and analytical tools on an outsourced basis via a hosted, web-accessible infrastructure available at any time and any place.

Since 2001 and until our acquisition of certain assets of EAESW, Inc., doing business as Strata Web Systems, we earned substantially all of our revenues from the sale of our LinkPort™ service. Prior to then we earned consulting fee revenue. Since our acquisition of the assets of EAESW, Inc. on August 29, 2003 most of our revenues are now being generated from the assets and business which we acquired from EAESW, Inc.

Storage Alliance's Services

Storage Alliance has created a set of solutions and services which include:

- our Storage Experts™ professional fee-based consulting services;

- our DataPort™ Storage Utility data storage services;

- our Portage™ Backup Utility data backup and recovery services;

- our LinkPort™ data and computer hosting services;

- our ProspectOasis™ listing directory; and

- our Strata Web™ internet and intranet mapping and information management services.

Storage Experts™

Since companies are experiencing significant growth in the volume of the data and information that they collect and store, their data storage requirements are increasing relatively quickly. This is especially the case in the petroleum industry where they collect large volumes of exploration and testing data. In the petroleum industry, voluminous data libraries can now be measured in petabytes, which is equivalent to one thousand terabytes one million gigabytes (approximately one billion business letters).

Our Storage Experts™ professional consulting services provide companies with complete end-to-end services in designing and implementing a data storage and management system. Our services include architectural planning and design, system assessment, system integration, transition management and project management. We can also execute an independent performance validation (benchmark test) to audit the performance of existing production storage architectures and environments and outline opportunities for modifications that would optimize performance, availability and scalability.

We can assist companies in integrating different software applications that use different data formats to reduce the time that may be spent on data management and content management. Using our professional consulting services, we can create a content management service provider model which aggregates vital data, hosts key software applications and combines data storage and management processes in a web-enabled bundle of software.

Our professional services typically involve an upfront fee, monthly recurring fees and potentially future royalties.

DataPort™

Our DataPort™ storage utility is a fully managed data storage utility service that provides on demand, scalable data storage capacity in a secure managed environment for medium to large businesses. Our data storage utility services were designed for companies and content vendors seeking to protect and access mission-critical data via a secure and available offsite storage infrastructure. The DataPort™ storage utility service can be combined with our PortAge™ backup and restore services to provide customers with a complete data storage, backup and recovery solution.

DataPort™ is available in minimum configurations of 100 megabytes with graduated increments at each additional 50 megabytes of data storage.

Our Storage Experts™ consulting personnel will work together with each of our customers to design a custom data storage solution based on each customer's data storage requirements. We supply, install, troubleshoot and maintain all equipment at our offsite location and coordinate the installation of telecommunication links between our data center and each customer's premises.

We also ensure that each customer's data is secure by addressing security issues at the customer's site and at our data center. For our data center, we selected Group Telecom, a Canadian telecommunications service provider with its own national fiber network, switching equipment, and co-location facilities, for our Calgary location. This is a telecommunications company grade data center using leading technology from industry veterans such as Cisco and Nortel. Physical access to the data center requires photo ID and is protected from intruders by proximity card access. Group Telecom employs best practices in data center design by implementing the following measures:

- UPS (uninterrupted power supply) and generator-backed AC and DC power;

- redundant power sources (i.e. different grids);

- redundant bandwidth access;

- redundant fire suppression systems;

- redundant air conditioning and cooling systems; and

- on site security.

These measures create a system which is highly available. We also backup data to tape libraries and as an added level of safety and security, we ensure that data is copied to a second set of tapes which is stored at a separate secure site. We also provide reports to our customers which provide confirmation of storage provisioning activity such as utilization, performance, backup start and end tapes, completion reports and trend information for capacity planning purposes.

Our DataPort™ is provided to our customers on a pay as you go basis depending on the amount of data storage required. To date, we have not generated any revenues from the sale of our DataPort™ service.

Portage™

Our Portage™ backup utility service provides customers with daily backup and recovery administration services. Customers can select incremental (partial) or full backups on a daily, weekly or monthly basis. Customers also have the flexibility of initiating recovery of data that has been previously backed up. The customer also has the option of encrypting the data to ensure that it remains secure.

Our Portage™ backup service is delivered over high-speed (10-100 megabytes per second) point-to-point connections between the customer and one of our co-location facilities. Customers have the option of using their current Internet provider or having the connection supplied through one of our current suppliers.

We work with each of our customers to design and implement a customized backup routine, which can include different environments (such as UNIX, Windows NT or NetWare platforms), various scheduling (such as incremental, full and second copy backup scheduling) and categorizing backups by software systems or database types.

The backup of customer data may be initiated automatically according to prearranged schedules or manually upon request. The backup process may be customized to include or exclude specific files or directories as well as timed for specific frequencies of occurrence.

Customers can restore data by phoning our customer service support line. Our personnel will work with each customer to restore the particular data that the customer needs to be restored.

We provide monthly reports to our customers which include backup start and end times, backup completion reports and trend information for capacity planning purposes.

To date, we have not generated any revenues from the sale of our Portage™ service.

LinkPort™

Our LinkPort™ application and data hosting services allow customers to enable access to their data, their favorite software applications and several other specialized software applications which allow them to analyze and interpret their data. LinkPort™ allows companies to deliver web-accessible software applications while avoiding the capital cost and management responsibility of the required infrastructure. Companies will utilize this service because of the cost savings and because they do not want to undertake the technical challenges and cost of creating their own infrastructure. We provide access to several leading applications for geological and geophysical analysis and interpretation. By having both the data and applications together, end users share a complete solution and are able to access their data and favorite applications from any computer that has access to the Internet. We are currently working on some enhancements to make our LinkPort application more intuitive and user-friendly.

Until our acquisition of certain assets of EAESW, Inc. on August 29, 2003, we generated substantially all of our revenues from the sale of our LinkPort™ service.

ProspectOasis™

In August 2003, we launched our new online listing directory of oil and gas prospects and production properties, called ProspectOasis™. The website, www.prospectoasis.com, allows petroleum companies to list for sale oil and gas prospects and production properties. ProspectOasis™ offers three levels of interactive service and functionality as follows:

- level one provides a listing service for oil and gas prospects and production properties, including seller contact information, property location summaries, maps, geological descriptions, economic histories, production histories and other relevant information. We charge a set up fee of $550 (CDN$700) and a monthly fee of $350 (CDN$475) for this service;

- level two includes all level one services and provides a listing service with more detailed geological and geophysical data and includes certain marketing of the listed prospects or prospectus at trade shows and to prospective buyers. The service also includes control over the users that view the listed information if the seller wishes to impose such restrictions. We charge a set up fee of $875 (CDN$1195) and a monthly fee of $495 (CDN$725) for this service; and

- level three includes all level one and two services and provides an interactive environment which allows potential purchasers to audit the property through the use of mapping and analytical software tools such as seismic data interpretation software, well log analysis software, reserves estimates software and economic analysis software. We negotiate the fees for our level three service with each of our potential clients.

The level three service offered by our ProspectOasis™ is unique because it provides the user with remote access over the Internet to this property data together with these analytical software tools.

As part of the listing of property on our level three service, users will agree to pay us a transaction fee if they sell their property as a result of listing it on our website. We will also charge a fee which will allow users to access the listing of oil and gas prospects and properties. We anticipate that the transaction fee will be in the range of 2% to 5% for property transactions initiated through our testing directory for value added services and 5% to 10% of the value of any contracts entered into as a result of our listing directory, but we have not yet finalized such fees.

To date, we have generated minimal revenues from our ProspectOasis website.

Strata Web Systems

On August 29, 2003, we completed the acquisition of certain assets of EAESW Inc., a Colorado corporation doing business in Calgary, Alberta as Strata Web Systems for the payment of $62,500 (CAD$87,500) in cash. We acquired:

(a) certain equipment used by Strata Web in its Internet and intranet mapping and information software business;

(b) the benefit of pre-existing contracts of Strata Web in connection with its Internet and intranet mapping and information software business;

(c) all of Strata Web's records and documents relating to its Internet and intranet mapping and information software business, including customer lists, brochures, samples, price lists, advertising material, production records, employee manuals, accounting and other books and records, and correspondence;

(d) certain intellectual property used by Strata Web in its Internet and intranet mapping and information software business;

(e) all of Strata Web's licenses in connection with its Internet and intranet mapping and information software business; and

(f) goodwill, including the right to use the names DataMap™, DataMap Enterprises™, DataMap Lite™, Workspace Manager™ and Query Manager™, or any variation thereof.

The equipment that we have purchased from Strata Web consists of all office furnishings and equipment (consisting primarily of computer and other office equipment) located at Strata Web's leased office premises. Strata Web's liabilities, receivables and cash on hand were not included among the assets that we acquired under our asset purchase agreement with Strata Web.

For the foreseeable future, we plan to continue to operate Strata Web's internet and intranet mapping and information software business though our newly acquired website, www.strataweb.com, as well as incorporating the software into our ProspectOasis™ service offering.

We intend to integrate the mapping and information software as a new component of and an enhancement to our ProspectOasis™ website and services. Upon completion of the asset purchase, we engaged four former employees of Strata Web who will assist us in continuing to operate Strata Web's business as well as facilitating the process of integrating the mapping and information software into our ProspectOasis™ services.

The key components of the internet and intranet mapping and information software that we have acquired from Strata Web include:

- DataMap™ software which is a software program designed to deliver online maps and geographic information;

- DataMap Enterprise™ custom software which is custom designed software to deliver custom mapping and geographic information for our clients;

- DataMap Lite™ software which is a software program designed to deliver online maps and geographic information but does not include seismic, pipelines, or facilities information;

- Workspace Manager™ software which is a software which enables the creation of custom views of the geographic information based on chosen criteria in geographic areas of interest; and

- Query Manager™ software which is an intuitive search tool that enables users to quickly search for specific data using multiple criteria such as province, operator, contractor, well status, or working interest.

DataMap™

DataMap™ is a browser-based geographic information system viewer that enables users to access, via the Internet, customized maps that allow them to monitor oil and gas activity in western Canada, the east coast of Canada and the Northwest Territories. Data sets include: grids, well spots, pipelines, gas plants, crown and freehold lands, brokered seismic data, drilling rigs, well licenses and air photo imagery. Several different datasets can be linked into a common geographic information system viewer, where objects can be selected and reports can be viewed and purchased online.

Strata Web has offered DataMap™ to users by subscription. Users are assigned a user identification and password to enable them to access the service via their Internet web browser. Once logged on, a user can access public and proprietary data marketed by third party vendors through the DataMap™ interface. Data can be viewed by selecting objects from the map or by directly querying the database via the DataMap™ interface using Query Manager™. The user, in effect, utilizes the DataMap™ interface to draw on such public and proprietary data sets to dynamically generate a map containing specific user-defined information.

DataMap Enterprise™

DataMap Enterprise™ enables the user to access the web-enabled DataMap™ geographic information system (GIS) interface and map from the user's secure intranet. Map layers used to create a map for viewing by the user are housed in two locations: (1) Strata Web's MapGuide™ server, and (2) the user's own MapGuide™ server which is located at the user's premises. Thus, the user's own proprietary data sets can be merged with public and proprietary data marketed by third party vendors via a single interface to dynamically generate a map containing specific user-defined information within the relative security of the user's intranet.

There is currently only one user of DataMap Enterprise™.

DataMap Lite™

DataMap Lite™ provides the same functionality as DataMap™ (described above), but does not include seismic, pipelines or facilities information.

Workspace Manager™

The Workspace Manager™ enables the creation of custom views of the geographic information system (GIS) interface based on chosen criteria in geographic areas of interest.

Query Manager™

Query Manager™ is an intuitive search tool that enables users to quickly search for specific data using multiple criteria such as province, operator, contractor, well status, working interest, etc. Query results can be saved and viewed in a report, exported to another software program or posted directly on the map for easy viewing.

Security

We designed and implemented a scalable, secure, and isolated system architecture to ensure data integrity and safety. This process involved designing internal servers, planning and implementing network connections, and planning for integration with clients' current security infrastructure. We employ three separate networks for our administrative controls, internal applications, and for customer data transport and protection. This architecture maximizes the resilience and protection of our systems and services against unauthorized access by computer hackers and damage caused by viruses. We use the latest in firewall, data encryption, and intruder detection software, physical and logical access security methods, and environmental protection practices. We also developed a security response plan using 24 hours per day, 7 days per week monitoring and backup procedures to minimize the impact of any security breaches.

Strategic Partnerships

We have established the following partnerships to enhance the scope of our services:

- Excalibur Gemini of Calgary, Alberta: Excalibur is a leading provider of seismic data cleansing and audit services. Excalibur's core competencies include mapping, auditing, and records management of geophysical data. Excalibur chose to partner with us in response to the growing need for service companies to offer a full range of seismic data management capabilities, augmenting its own services with the broader services and capabilities available from our services; and

- Allied Seismic of Calgary, Alberta: Allied's data transcription, scanning, and copying services are critical in the transcription of data assets to a form usable by today's leading software programs. Seismic data that is on older tape technology, fiche or paper copy can be transcribed, using Allied's services, into newer tape and CD formats, after which it can be loaded for online (disk) or near-line (tape) access. We provide a low cost alternative for Allied's data storage needs and enables instant access to Allied's customers' data.

We have also established working relationships with the following companies to host and web-deliver the following line-of-business applications:

- Jason Geosystems: Exploration workbench, a tool used for advanced interpretation of two and three dimensional seismic data;

- Trango Technologies: Metadata database for indexing, archiving and retrieval of exploration and petroleum data located at Storage Alliance or third party warehouses;

- WinPics: Two and three dimensional seismic interpretation package;

- Tesseral 2D: Full wave modeling tool for seismic interpretation; and

- Accumap: A desktop mapping tool.

As the capability of our services is extended to other petroleum functions, we will seek other appropriate software tools, for example, economic analysis and engineering, that we can host and web-deliver to customers.

Significant Customers

In May, 2002, our subsidiary entered into an exclusivity commitment with International Datashare Corporation. Pursuant to this arrangement, we agreed to host International Datashare's GEOcarta desktop mapping product and its well log database. Under the terms of the agreement, we agreed not to host any products which are competitive with International Datashare's GEOcarta and International Datashare will not use any other service providers to host GEOcarta, for a period of 12 months. This exclusivity has since expired and we are hosting other related software applications like Accumap, a desktop mapping product, on behalf of our products.

International Datashare Corporation was our largest customer for the period ended October 31, 2002 and accounted for approximately 100% of our total revenues in the year ended October 31, 2002 and approximately 80% of our total revenues for the nine months ended July 31, 2003. Since we did not generate any revenues for the year ended October 31, 2001, there were no significant customers. For our subsidiary, International Datashare represented 75% of the revenues generated between January 1, 2002 and September 18, 2002. For the year ended December 31, 2001, International Datashare represented 41% of the revenues generated by our subsidiary in the year. As International Datashare failed to pay its invoices, on a timely basis, on February 5, 2003, we commenced a lawsuit in the Alberta Court of Queen's Bench, Judicial District of Calgary, against International Datashare Corporation seeking payment for services rendered to International Datashare pursuant to a LinkPort Application Hosting Services Agreement, dated May 1, 2002. We claimed $159,000 (CDN$246,455) plus interest and costs. On February 27, 2003, International Datashare filed a statement of defence and a counterclaim. On April 28, 2003, we entered into a settlement of our lawsuit against International Datashare Corporation. Under the terms of the Settlement Agreement, we were paid $70,000 (CDN$99,000) by International Datashare, we returned computer equipment to International Datashare, and we deleted the GEOcarta software and associated log data that was hosted as part of the LinkPort Services Agreement with International Datashare.

Principal Markets for and the Marketing of Our Services

We are initially focusing on the Calgary, Alberta, Canada petroleum industry, which is primarily focused on exploring and developing the oil and gas reserves in the Western Canadian Sedimentary and McKenzie Delta basins that are significant to North American energy supply. We are marketing our services directly to petroleum companies. We will also be marketing our services to companies who sell data and software applications to analyze and manipulate such data. After we have established a significant presence in Calgary, we intend to expand our market presence into Texas and Colorado by the end of 2004. We intend to assess and invest in market and product development for at least one other vertical market by the end of 2004.

We are first targeting the prospect generation function with petroleum exploration and production companies. This function possesses the greatest complexities in terms of number of data types, number of line-of-business applications, and number of different professionals involved in the process. A well-integrated content management service is of greatest value in this area, but will be extendable and valuable in the other key exploration and production functions of acquisition and divestiture, engineering and drilling, and production and reservoir recovery. We intend to extend our services to these other functions as part of our future product and market development path.

We have already established the responsiveness of major exploration and petroleum companies to our vision and services. At the same time, smaller exploration and petroleum companies, which have fewer resources to invest in non-core management activities and infrastructure-building, will be well-served by our services. The affordability of this model to smaller companies uniquely positions us relative to prospective competitors. A notable endorsement of our credibility is that a key champion of our content service provider model at our first major exploration and petroleum customer recently left that firm and upon taking on a similar role in a medium size exploration and petroleum company, he indicated his intent to establish the same capability with his new employer.

Besides directly targeting exploration and petroleum companies with our content service provider model and data hosting services, we are also offering our data and application hosting services to software vendors who may include our services as part of their service offerings. We anticipate that this channel sales approach will generate revenue from established customers of these vendors effectively building marketing and sales in which those customers may ultimately wish to access the integrated services of our content service provider model.

We currently employ sales representatives who are responsible for the marketing of our services, although all of our management is involved in the marketing of our services. We are currently marketing our products to all of the contacts that our management have in the petroleum industry.

We have recently attended three tradeshows focussed on the oil and gas industry: one in Houston, Texas, one in New Orleans, Louisiana and one in Calgary, Alberta, Canada. The CSPG/CSEG Convention was held in Calgary, Alberta on June 2 to 6, 2003 and was put on by the Canadian Society of Petroleum Geologists and the Canadian Society of Exploration Geophysicists. This convention is specifically designed for companies, petroleum engineers, petroleum geologists and exploration geophysicists in the oil and gas industry. At this tradeshow, we introduced our product and service solutions to over 300 delegates who attended the convention. In September, 2003, we participated in the APPEX expo in Houston, Texas. This event showcased industries related to the acquisition and divestiture of oil and gas properties. It was attended by more than 6,000 delegates and provided a good opportunity to showcase and market our ProspectOasis service.

During our attendance at these three tradeshows, our management team was able to compile a contact list of several thousand companies and individuals. We will now be conducting a direct mailing campaign followed up by a direct telephone campaign to market our services and products.

Research and Development

During the year ended October 31, 2002, we spent $60,000 on research and development activities. We did not expend any monies on research and development activities for the fiscal years ended October 31, 2001. Prior to the acquisition (between January 1, 2002 and September 18, 2002), our subsidiary spent $225,000 on research and development activities compared to $285,000 in the year ended December 31, 2001. Initial development activity focused on the storage infrastructure in 2000 and on integration of energy sector analytical software in 2001. In 2002, the development focused on providing the entire suite of products in a web-enabled yet secured environment. We now intend to expand the content management capabilities of our products by adding mapping and indexing functions, to add strategic data sets and to add additional business software applications. Special emphasis will be on the proprietary interfaces, access tools, menus and transactional fee capabilities.

Employees

We currently employ (12) full time employees, including Jeff Ascah, our President, Ken Akerley, our Vice-President Business and Development, and Ken MacKinnon, our Chief Architect. The other nine employees are computer programmers and developers, four of which we engaged as part of our acquisition of certain assets of EAESW, Inc. doing business as Strata Web.

Intellectual Property

We rely on a combination of copyright, trade secret and trademark laws and software security measures, along with employee and third-party nondisclosure agreements, to protect our intellectual property rights and technology. We have registered "Storage Alliance" trademark in Canada and the United States. We have also registered in Canada and the United States a trademark to protect the Storage Alliance logo. We will be applying to register "ProspectOasis" as a trademark in Canada and the United States. We are also considering registering the following unregistered trademarks in Canada and the United States: "Storage Experts", "DataPort", "LinkPort", "DataMap", "DataMap Lite", "Workspace Manager", "Query Manager" and "Strata Web".

We are not aware that our services, trademarks, or other proprietary rights infringe the proprietary rights of third parties. However, from time to time, we may receive notices from third parties asserting that we have infringed their patents or other intellectual property rights. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any such claims could be time-consuming, result in costly litigation, cause service stoppages or lead us to enter into royalty or licensing agreements rather than disputing the merits of such claims. As the number of software products in the industry increases and the functionality of such products further overlap, we believe that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, can be time-consuming and expensive to defend. An adverse outcome in litigation or similar proceedings could subject us to significant liabilities to third parties, require expenditure of significant resources to develop non-infringing technology, require disputed rights to be licensed from others, or require us to cease the marketing or use of some or all of our services, any of which could have a material adverse effect on our business, operating results and financial condition.

Competition

Our current primary competitors are storage hardware, software and service vendors such as EMC, Compaq, Hitachi Data Systems, Sun Microsystems, Network Appliance, Hewlett-Packard, EMC Software, Legato Systems and VERITAS Software. NetDriven Solutions, also based in Calgary, Alberta, appears to be focussed on the data storage market for the petroleum industry. We estimate that there are numerous companies providing generic storage hardware or software that directly or indirectly compete with our services and we are aware of numerous other start-up companies that have identified themselves as providers of storage services. There are two large service companies, Schlumberger and Halliburton, which offer end to end integrated solutions for the oil and gas industry. Their solutions appear to be relatively restrictive and limit client options for access. Both have developed and launched software focussed on prospect generation for the petroleum exploration and production industry. These companies also operate a service where petroleum companies can list for sale prospect and production oil and gas properties, similar to our ProspectOasis™ service. Two smaller companies which do not appear to have a significant presence in Canada include Upstreaminfo.com and Petris. Both offer software applications and services for the petroleum exploration and production industry.

Many of our existing and potential competitors may have one or more of the following:

- longer operating histories,

- greater name recognition,

- greater management depth and experience,

- larger customer bases,

- greater financial, technical and marketing resources, and

- a wider range of services and products.

As a result, these competitors may be able to adopt more aggressive pricing policies, respond more quickly to new technologies, industry standards and customer demands, undertake more extensive marketing campaigns, expand globally more quickly and make more attractive offers to potential employees and content providers.

The data storage industry is characterized by rapid changes in technology and customer demands. As a result, our current services could quickly become obsolete and unmarketable. Our future success will depend on our ability to adapt to technological advances, anticipate customer demands, develop new services and enhance our current services on a timely and cost-effective basis. Further, our services must remain competitive with those of other companies with substantially greater resources.

Competitive Advantages

We differentiate ourselves in a number of ways:

- Content management core competency: We have as our core competency key functions that are integral to the petroleum industry, handled by knowledge workers in the industry, but which are not the industry's core competency. We will host and ensure availability of line-of-business knowledge applications such as interpretation tools, but do not intend to build or own such applications, preferring to stay vendor-neutral.

- Holistic view of petroleum content management: Rather than focusing on just data or one type of content management application, we have taken a comprehensive, integrated view of content management and data storage. Our focus is to aggregate and integrate all the exploration data and applications required by a customer. We will selectively acquire data and applications that fulfill the vision of a one-stop-shop content and content management provider.

- Regional approach to the market: By focusing on whole basins or regions of importance to customers, we can aggregate multiple related data types, whether public domain, commercial, or proprietary, to provide a readily accessible, integrated view of all pertinent exploration data.

- Web-based, hosted solutions: Combining a unique, web-based architecture and outsourcing business model, we can provide customers an advantageous total cost of ownership and return on investment relative to the traditional Windows or Unix client-server models. We also provide remote access twenty four hours a day, seven days a week, three-hundred and sixty five days a year, assuring that quality data and tools are available anywhere at any time.

- Complementary "Trojan horse" services: Our application hosting, data storage utility, and professional consulting services provide an avenue to build a relationship and credibility with a customer prior to that customer adopting the value-added content management services.

REPORTS TO SECURITY HOLDERS

We are a reporting company under the Exchange Act. We file an annual report on Form 10-KSB and quarterly statements on Form 10-QSB with the Securities and Exchange Commission. We must also file other reports, such as Form 8-K, as applicable. In addition, we submit a proxy statement for our annual stockholders meeting (and, if applicable, any special meetings).

The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address of the site is http://www.sec.gov.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with our consolidated audited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled "Risk Factors" beginning on page 9 of this registration statement.

Our consolidated audited financial statements and the pre-acquisition financial statements of our subsidiary (the predecessor) are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Overview

We were incorporated in the state of Nevada on October 29, 1999. Since our incorporation, we were in the business of the exploration and development of mineral properties. Our mining properties consisted of a placer claim and two blocks of hardrock mineral claims. We had completed some exploration on both of our properties but decided to abandon further exploration after the acquisition of our new business. These operations are reflected as discontinued operations in the financial statements.

Effective September 19, 2002, we acquired 100% of the issued and outstanding shares of Storage Alliance (Alberta) Inc., a company incorporated in the Province of Alberta, Canada. Effective on November 12, 2002, we changed our name from Cascadia Capital Corporation to Storage Alliance Inc. to reflect the operations of our newly acquired business.

In our new business, we design, market and deploy content and storage management solutions and professional services for customers in the petroleum exploration and production and other data-intensive industries. Our data storage and content management solutions protect and manage seismic and related petroleum exploration and production data and delivers this data with analytical software applications and tools.

On August 29, 2003, we completed the purchase of certain assets of EAESW, Inc. doing business as Strata Web Systems for cash consideration of CDN$87,000 (approximately $62,500). We view this purchase as a strategic acquisition because we have acquired a valuable and proprietary software solution which will be a significant component and enhancement to our ProspectOasis service offering. We expect that this purchase has saved our company approximately 12-16 months of research and development time and expenditures, which we estimate at $600,000, which we would have incurred to develop a similar software solution in-house. We have already begun generating revenues from continuing service to some of Strata Web's existing client base, including Talisman Energy and TransCanada Pipelines.

We are still in our infancy as a viable commercial entity, and consequently our focus has been on the identification of market needs, the development of products and services to meet these needs, and the branding of our company and our services. We anticipate that the expected growth in revenues will assist us in attracting additional financing to allow us to add the needed resources in order to further support the growth of our operations. Despite our expectations, there are no assurances that an increase in our revenues can be achieved, or that we will be able to attract additional financing on acceptable terms, if at all. Should we be unable to achieve the anticipated revenue growth or to attract additional financing on acceptable terms, our ongoing business and future success may be adversely affected.

General - Explanation of Comparative Periods

As we acquired Storage Alliance (Alberta) effective on September 19, 2002, our financial statements included the financial results of Storage Alliance (Alberta) from the period of September 19, 2002 to October 31, 2002. Since we have abandoned our previous mineral exploration business and are continuing only with the business of Storage Alliance (Alberta), we have also included a discussion of the results of the operations of Storage Alliance (Alberta) for its fiscal periods ended September 18, 2002 (the date of the acquisition) and December 31, 2001. The audited financial statements for Storage Alliance (Alberta) for the fiscal periods ended December 31, 2001 and 2000 were included on a Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 3, 2002, in connection with the acquisition of Storage Alliance (Alberta).

RESULTS OF OPERATIONS

Quarters ended July 31, 2003 and July 31, 2002 of Storage Alliance (formerly Cascadia Capital Corporation)

The discussion comparing the results of operation of our company for the three months ended July 31, 2003 to the comparative 2002 period has not been included as it is not meaningful. Fluctuations between the periods are entirely due to the acquisition of our subsidiary in September 2002 and operations of our company prior to that time are reflected as discontinued operations. The discussion set out below compares the results of operations for the three months ended July 31, 2003 to the results of operations of our subsidiary (the predecessor company) for the three months ended July 31, 2002.

Three Months ended July 31, 2003 of Storage Alliance compared to the Quarter Ended July 31, 2002 of Storage Alliance (Alberta)

The following discussion relates to the operations of Storage Alliance for the quarter ended July 31, 2003 as compared to the operations of Storage Alliance (Alberta) (the predecessor business) for the quarter ended July 31, 2002. Our net loss for the three months ended July 31, 2003 was $375,633 as compared to $63,097 for the similar period in 2002 of Storage Alliance (Alberta).

Revenues and Gross Profits

Gross revenues for the three months ended July 31, 2003 were $Nil compared to $65,276 for the three months ended July 31, 2002. This decease of $65,276 or 100%, was a result of the termination of our contractual relationship with International Datashare and the focus of our management on the acquisition of Strata Web. Direct costs were $15,515 leaving a gross loss of $(15,515) for the quarter ended July 31, 2003 compared to direct costs of $21,439 and a gross profit of $43,837 for the quarter ended July 31, 2002. Substantially, most of our revenues for the quarter ended July 31, 2002, were generated from the sale of our LinkPort™ application hosting service. Direct costs consist mainly of fixed costs incurred for operating product servers for the LinkPort hosting services and the ProspectOasis™ online listing directory. The amount of fixed costs included in direct costs for the quarter ended July 31, 2003 was $18,902 as compared to $21,061 for the similar period in 2002.

Expenses

Total expenses were $362,250 for the quarter ended July 31, 2003 compared to $106,236 for the quarter ended July 31, 2002 an increase of $256,014 or 241%. General and administrative expenses were $360,960 for the quarter ended July 31, 2003 compared to $104,592 for the quarter ended July 31, 2002. The increase was a result of additional accounting and legal costs for regulatory filings associated with the acquisition, some post acquisition closing costs for shareholder disclosure and mailings and investment relations support as well as the additional salary of our Executive Vice-President and Chief Operating Officer. Also included in general administrative expenses is approximately $96,000 pertaining to research and development, a $83,000 increase over the similar period in 2002. General and administrative expenses are expected to increase in the next year from the level of expense incurred in the year due to the additional operation expenses associated with Storage Alliance (Alberta).

Depreciation expense was $1,290 for the quarter ended July 31, 2003 compared to $1,644 for the quarter ended July 31, 2002. The increase was mainly due to a lower depreciation basis than the similar period in 2002.

Nine Months ended July 31, 2003 and July 31, 2002 of Storage Alliance (formerly Cascadia Capital Corporation)

The discussion comparing the results of operation of our company for the nine months ended July 31, 2003 to the comparative 2002 period has not been included as it is not meaningful. Fluctuations between the periods are entirely due to the acquisition of our subsidiary in September 2002 and operations of our company prior to that time are reflected as discontinued operations. The discussion set out below compares the results of operations for the nine months ended July 31, 2003 to the results of operations of our subsidiary (the predecessor company) for the nine months ended July 31, 2002.

Nine Months ended July 31, 2003 of Storage Alliance compared to the Nine Months Ended July 31, 2002 of Storage Alliance (Alberta)

The following discussion relates to the operations of Storage Alliance for the nine months ended July 31, 2003 as compared to the operations of Storage Alliance (Alberta) (the predecessor business) for the nine months ended July 31, 2002. Our net loss for the nine months ended July 31, 2003 was $887,463 as compared to $474,273 for the similar period in 2002 of Storage Alliance (Alberta).

Revenues and Gross Profits

Gross revenues for the nine months ended July 31, 2003 were $78,969 compared to $93,723 for the nine months ended July 31, 2002. This decrease of $14,754 or 16%, was a result of the termination of our contractual relationship with International Datashare and the focus of our management on the acquisition of Strata Web. Direct costs were $27,106 leaving a gross profit of $51,863 for the nine months ended July 31, 2003 compared to direct costs of $48,423 and a gross profit of $45,300 for the nine months ended July 31, 2002. Substantially, most of our revenues were generated from the sale of our LinkPort™ application hosting service.

Expenses

Total expenses were $949,733 for the nine months ended July 31, 2003 compared to $517,766 for the nine months ended July 31, 2002 an increase of $431,967 or 83%. General and administrative expenses were $934,863 for the nine months ended July 31, 2003 compared to $510,944 for the nine months ended July 31, 2002. The increase was a result of additional accounting and legal costs for regulatory filings associated with the acquisition, some post acquisition closing costs for shareholder disclosure and mailings and investment relations support as well as the additional salary of our Executive Vice-President and Chief Operating Officer. Also included in general administrative expenses is approximately $260,000 pertaining to research and development, a $114,000 increase over the similar period in 2002. General and administrative expenses are expected to increase in the next year from the level of expense incurred in the year due to the additional operation expenses associated with Storage Alliance (Alberta).

Depreciation expense was $14,870 for the nine months ended July 31, 2003 compared to $6,822 for the nine months ended July 31, 2002. The increase was mainly due to additional costs incurred for the acquisition of computer hardware. We also earned $10,407 of interest income in the nine months ended July 31, 2003 (2002 - interest expense $1,807) due to proceeds received from private placements in the most recent quarter.

Year ended October 31, 2002 and October 31, 2001

The following discussion relates to the operations of Storage Alliance (formerly Cascadia Capital Corporation). Our net loss for the year ended October 31, 2002 was $293,945 as compared to $73,618 (all of which was discontinued operations in 2001) for the similar period in 2001.

Revenues and Gross Profit

Gross revenue for the year ended October 31, 2002 increased to $53,713 from $nil compared to the year ended October 31, 2001. This increase in revenue was a result of the acquisition of our new business effective September 19, 2002. All revenues were generated by our subsidiary Storage Alliance (Alberta) and its sale of its LinkPort™ application hosting service. Prior to the acquisition of Storage Alliance (Alberta), we had not generated any revenues from our previous mineral exploration business. Direct costs were $7,182 leaving a gross profit of $46,531 for the year ended October 31, 2002. Upon the acquisition of our subsidiary, expenses associated with mineral exploration activities were classified as discontinued operations. See the discussion below comparing the predecessor 2002 results to 2001 for a more meaningful discussion of operations.

Expenses

As a result of the acquisition of our subsidiary and discontinuance of our mineral exploration business in September 2002, all expenses incurred by our company prior to the acquisition of Storage Alliance (Alberta) have been reclassified as discontinued operations. Total expenses from continuing operations for the year ended October 31, 2002 (including expenses of our subsidiary for the post-acquisition period from September 19, 2002 to October 31, 2002 were $291,631. A significant portion of the expenses, $91,149, resulted from the retirement of debt of Storage Alliance (Alberta) which was settled as part of the acquisition of Storage Alliance (Alberta). This expense item resulted because the value of the debt retired was $433,851 and the value of the shares issued to retire this debt was deemed to be $525,000.

General and administrative expenses were $196,054 for the year ended October 31, 2002. The expenses consisted of administrative expenses associated with the operation of our company subsequent to the acquisition, higher insurance premiums and higher wages associated with the addition of the business operations of Storage Alliance (Alberta). We incurred legal expenses of approximately $15,000 in the last quarter of the year ended October 31, 2002 which were directly associated with the acquisition of Storage Alliance (Alberta).

Depreciation and amortization expense was $4,428 for the year ended October 31, 2002 due to the amortization of existing capital equipment in Storage Alliance (Alberta). Depreciation and amortization expense is expected to increase in 2003 with the continued depreciation and amortization of existing and new capital purchases for the infrastructure and operations of Storage Alliance (Alberta).

Discontinued Operations

Expenses pertaining to our mineral exploration activity totaled $48,845 during the year ended October 31, 2002 compared to $73,618 during the comparative period in 2001.

Period ended September 18, 2002 and Year Ended December 31, 2001 - Predecessor Company

The following discussion relates to the operations of Storage Alliance (Alberta) (the predecessor company) for the 261-day fiscal period from January 31, 2002 to September 18, 2002 (the date of the acquisition) and the year ended December 31, 2001. The net loss of Storage Alliance (Alberta) for the 261-day period ended September 18, 2002 was $463,531 as compared to $747,145 for the year ended December 31, 2001.

Revenues and Gross Profit

In the period ended September 18, 2002, Storage Alliance (Alberta) commercialized its LinkPortTM application hosting and web enabling solution for the oil and gas industry. The majority of early revenues came from one early adopter client International Datashare Corporation. Storage Alliance (Alberta) generated revenues in the period ended September 18, 2002 of $101,166 compared to revenues of $159,812 for the year ended December 31, 2001. Aside from the shortened fiscal period, revenues decreased over 2001 due to our shift towards the LinkPort™ application hosting from the original storage utility model. Substantially all of our revenues were generated from the sale of our LinkPort™ application hosting service. In 2001, approximately 75% of our revenues were earned from consulting services with the remaining 25% generated from the sale of our LinkPort™ application hosting service.

In the first quarter of 2003, Storage Alliance (Alberta) successfully signed Racing Resources as a client of LinkPortTM and is conducting a pilot project with a significant client Murphy Oil Company Limited.

We are expecting our client install base to increase in the future as we gain a number of reference installations. However, it is difficult to predict just how much such sales will increase, and the exact timing of the increase, if any, since we are in the early adoption stages of the solutions acceptance.

There has been a significant amount of research and development and commercialization accomplished by Storage Alliance (Alberta) prior to our acquisition of the same, allowing us to move directly into revenue generating installations.

Direct costs were $29,605 leaving a gross profit of $71,561 for the period ended September 18, 2002 compared to direct costs of $72,271 and a gross profit of $87,541 for the year ended December 31, 2002. The increase in the gross profit percentage is consistent with the concentration of revenue in 2002 in better margin hosting activities compared to higher costs associated with consulting services in 2001.

Expenses

Total expenses were $535,092 for the 261 day period ended September 18, 2002 compared to expenses of $834,686 for the year ended December 31, 2001. The primary reason for the decrease from 2001 to 2002 is the result of the shortened fiscal period. If the expenses are annualized and projected for a full year basis, we would have incurred expenses of approximately $790,000. The small decrease in expenses was due to the commercializing of our LinkPort™ application resulting in less development cost towards the end of the year.

General and administrative expenses were $521,563 for the 261 day period ended September 18, 2002 compared to expenses of $822,183 for the year ended December 31, 2001. Expenses remained relatively stable (if compared on an annualized basis as discussed in the previous paragraph) in 2002 with increases in expenses for pre-acquisition due diligence, legal and audit requirements.

General and administrative costs consisted primarily of our general corporate expenses, such as salaries and benefits, consulting fees, rent, professional fees and insurance.

Depreciation and amortization expense was $13,529 for the 261 day period ended September 18, 2002 compared to an expense of $12,503 for the year ended December 31, 2001. Depreciation and amortization expense increased due to the acquisition of some capital equipment during 2002. Depreciation and amortization expense is expected to increase in 2003 with the continued depreciation and amortization of existing and new capital purchases for the infrastructure and operations of our business.

LIQUIDITY AND CAPITAL RESOURCES

Three and Nine Months ended July 31, 2003

The following discussion relates to Storage Alliance and our predecessor, Storage Alliance (Alberta).

We have continued to finance our activities primarily through the issuance and sale of our equity securities. We have incurred recurring losses from operations in each year since inception and our current liabilities exceed our current assets. Our net loss for the quarter ended July 31, 2003 was $375,633 compared to a loss incurred by our subsidiary (the predecessor company) of $63,097 for the quarter ended July 31, 2002 and $293,945 for the year ended October 31, 2002. As of July 31, 2003, we had an accumulated deficit of $1,259,828 and we had working capital of $205,893.

Our cash position at July 31, 2003 was $249,865 and at October 3l, 2002 was $nil. Our net inflow of cash of $249,865 in the nine months ended July 31, 2003 primarily related to operating and financing activities. During the nine months ended July 31, 2003, we used $992,461 in operating activities, primarily related to our loss for the period ended July 31, 2003 of $887,463. Additionally, we reduced our accounts payable and accrued liabilities by $197,885 using the cash proceeds received from stock subscriptions during the period. Our net loss of $887,463 for the nine-month period ended July 31, 2003 includes non-cash charges of $12,952 for allowance for doubtful accounts, $14,870 for depreciation and $59,170 in respect of stock option compensation. During our subsidiary's comparative period in 2002, cash flows used in operating activities totaled $254,420 largely financed with shareholder loans during the period. The negative cash flows of our subsidiary in 2002 resulted from a loss from operations of $474,273 less the deferral of payment of certain liabilities totaling $133,448 and the collection of accounts receivable of $5,477.

Cash provided by financing activities for the nine months ended July 31, 2003 was $1,332,529 which mainly consisted of the net proceeds from several private placements. In February, 2003, we issued a total of 623,810 shares of our common stock at a price of $1.05 per share for total gross proceeds of $655,000. In May, 2003, we issued to one accredited investor an aggregate of up to $800,000 of our shares of our common stock and share purchase warrants to acquire an additional 350,000 shares of our common stock in a private placement. This private placement closed in two tranches. The first tranche of $400,000 closed on May 14, 2003 and involved the issuance of 588,235 shares of our common stock at $0.68 per share and share purchase warrants to acquire an additional 350,000 shares of our common stock. The share purchase warrants have an exercise price of $0.88 and expire on May 14, 2006. The second tranche ended up being $335,000 (due to contractual limitations on the amount of shares this investor could own) and closed on June 24, 2003 and involved the issuance of 639,942 shares of our common stock at $0.55 per share. Share issuance costs of $61,450 were charged as reductions to the gross proceeds of the private placements.

To preserve cash flow, we use stock options to compensate key employees, directors and consultants. At July 31, 2003 no stock options were exercisable. Cash provided by financing activities in the comparative 2002 period totaled $265,878 consisting of $276,257 of advances from the subsidiary's former shareholder and a bank overdraft of $10,329.

Cash used to acquire fixed assets for the nine months ended July 31, 2003 was $69,822. Our subsidiary acquired fixed assets totaling $11,458 in the comparative period in 2002.

Year ended October 31, 2002

The following discussion relates to Storage Alliance.

We have continued to finance our activities primarily through the issuance and sale of securities. We have incurred recurring losses from operations in each year since inception and our current liabilities exceed our current assets. Our net loss for the year ended October 31, 2002 was $293,945, compared to $73,618 for the year ended October 31, 2001. As of October 31, 2002, we had an accumulated deficit of $372,365 and we had a working capital deficiency of $205,222.

Our cash position at October 31, 2002 was $nil as compared to $28,880 at October 31, 2001. This decrease was due to the net loss from our operating, financing and investing activities described below.

During the year ended October 31, 2002, we had negative cash flows from operating activities of $181,251 consisting of our net loss of $293.945 for the year ended October 31, 2002 less non-cash charges for the loss on settlement of debt of $91,149. A provision for doubtful accounts was recorded in 2002 in respect of the dispute with International Datashare Corporation in the amount of $100,000 representing uncollected sales to International Datashare Corporation in 2002 and 2001. Accounts payable were reduced by $54,016 over the comparative period in 2001.

On February 4, 2002, we issued 162,500 shares at a fair value of $25,000 to the optionor of our mineral claims. We have subsequently abandoned both of our mineral claims.

On September 19, 2002, we issued 1,000,000 shares for the acquisition of all the shares of Storage Alliance Inc. and 1,500,000 shares for the settlement of debt.

On September 19, 2002, we effected an equity private placement which involved the issuance of 470,000 shares at a price of $0.50 per share. We realized gross and net cash proceeds of $235,000 from the private placement. The net proceeds realized by us from the private placement were used for working capital, and reductions to accounts payable. The 470,000 shares were issued in March 2003.

Cash flows used in investing activities totaled $83,084 for the year ended October 31, 2002. Prior to acquisition, we advanced $194,398 to Storage Alliance (Alberta) in contemplation of the acquisition. On acquisition, $115,948 was still on hand in Storage Alliance (Alberta). Additionally, subsequent to the acquisition of Storage Alliance (Alberta) in September 2002, we spent $4,634 on the acquisition of fixed assets during the year ended October 31, 2002.

Year Ended October 31, 2001

The following discussion relates to Storage Alliance.

During the year ended October 31, 2001, we financed our mineral exploration business and our continued operations. We have incurred recurring losses from operations in each year since inception. Our net loss for the year ended October 31, 2001 was $73,618. As at October 31, 2001, we had an accumulated deficit of $78,420, our stockholders' equity was $26,280 and we had a working capital surplus of $26,280.

Our cash position at October 31, 2001 was $28,880. The increase over 2000 was due to a private placement which we effected during the year ended October 31, 2001.

Our net loss of $73,618 for the year ended October 31, 2001 was comprised primarily of $23,618 of general and administrative expenses and $50,000 for the acquisition of a mineral property.

On July 15, 2001, we effected an equity private placement which involved the issuance of 195,000 shares for cash proceeds of $30,000. These monies were used for working capital purposes.

Period Ended September 18, 2002

This discussion relates to Storage Alliance (Alberta) for the 261-day period from January 1, 2002 to September 18, 2002 (the date of acquisition).

During the period ended September 18, 2002, we financed our activities through the monies we received from the sale of our services but primarily through short term indebtedness. Our net loss for the period ended September 18, 2002 was $463,531 compared to $747,145 for the year ended December 31, 2001. As of September 18, 2002, we had an accumulated deficit of $1,431,014 compared to an accumulated deficit of $967,483 for the year ended December 31, 2001.

Our cash position at September 18, 2002 was $115,948 as compared to $nil at December 31, 2001. The increase was due to the advances and other short term debt that we received during the period ended September 18, 2002.

Our net loss of $463,531 for the period ended September 18, 2002 included non-cash charges of $13,529 for depreciation and amortization. For the year ended December 31, 2001, our net loss of $747,145 included non-cash charges of $12,503 for depreciation and amortization. We used $340,824 of cash in operating activities during the 261 day period ended September 18, 2002 compared to $588,592 during the year ended December 31, 2001. Largely the reduced use of cash relates to the decline in our net loss for the shortened period in 2002 over 2001. In both 2002 and 2001, our accounts payable increased period over period due to a lack of operating cash flow to pay suppliers in a timely manner.

During the period ended September 18, 2002, we arranged a short term loan of $215,836 and received advances from Cascadia Capital Corporation of $175,892 and from DKJ Technologies Inc. of $116,954. For the year ended December 31, 2001, we arranged a short term bank overdraft of $32,236, a short term loan of $117,597, a convertible loan of $97,418 and received an advance of $297,620 from DKJ Technologies Inc.

As part of the acquisition of Storage Alliance (Alberta) by Cascadia Capital Corporation, we retired a total of $433,857 of debt in exchange for 1,500,000 shares of Cascadia Capital Corporation having a value of $525,000 based on the quoted market price of our shares on the date of settlement.

During the 261 day period ended September 18, 2002, Storage Alliance (Alberta) acquired fixed assets for $18,487 compared to $29,010 spent on the acquisition of fixed assets during the comparative period in 2001.

 Known Trends and Uncertainties

Substantially all of our revenues to date have been generated from our largest customer, International Datashare Corporation. International Datashare accounted for 100% of our revenues for the year ended October 31, 2002, nil% of our revenues for the three months ended July 31, 2003 and 80% of our revenues for the nine months ended July 31, 2003 and nil% of our subsidiary's for the corresponding periods in 2002. As International Datashare failed to pay its invoices on a timely basis, we commenced a lawsuit in February 2003 for payment of our outstanding invoices. In April 2003, we settled the lawsuit but International Datashare is no longer a client of our company and there we will no longer generate any revenues from International Datashare. As a result, our revenues for the quarters ended April 30, 2003 and July 31, 2003 decreased significantly compared to the comparative periods in 2002. In order to negate this decrease in revenues, we continued to develop and launched our ProspectOasis website which started to generate revenues in the last quarter of our fiscal year. In addition, we expect that our recent acquisition of the assets of Strata Web should result in the immediate generation of revenues for our company. Despite our efforts to diversify our business, and reduce our reliance on any one significant customer, if we are unable to identify and retain other significant clients or significantly diversify our customer base, then we may not be able to generate any significant amount of revenues.

Future Operations

Presently, our revenues are not sufficient to meet operating and capital expenses. We have incurred operating losses since inception, and this is likely to continue into fiscal 2004. Management projects that we may require an additional $1.0 to $1.25 million to fund our ongoing operating expenses, working capital requirements for the year ended October 31, 2004, broken down as follows:

Estimated Funding Required During the Year Ended October 31, 2004
Operating expenses
Marketing	$100,000 - $150,000
General and Administrative	$200,000 - $250,000
Engineering research and development	$200,000 - $250,000
Capital Expenditures	$300,000 - $350,000
Working capital	$200,000 - $250,000
Total	$1,000,000 - $1,250,000

These estimates do not include any potential capital requirements that may be needed should we identify any products or business acquisitions that may add value to our current product and service offerings.

As at October 31, 2002, we had a working capital deficiency of $205,222 and as at July 31, 2003, we had a working capital surplus of $205,893. In January, 2003, we effected an equity private placement of $655,000 and on May 14, 2003 we effected an equity private placement of up to $800,000, $400,000 of which was advanced to us on May 14, 2003. The second tranche closed on June 24, 2003 and involved the issuance of 639,942 shares at a price of $0.55 per share. The amount of the second tranche was reduced from $400,000 to $335,000 due to the contractual limitation on the number of shares that the investor could purchase. These funds have enabled us to address current payables, continue with the support of existing clients and sales and marketing activity connected with the continued rollout of LinkPort™ application hosting, the launch of our ProspectOasis™ online listing directory and the acquisition of certain assets of EAESW, Inc. We anticipate that these funds will be sufficient to satisfy our cash requirements for the year ended October 31, 2003. We will require any additional monies during fiscal 2004, which we plan to raise any such additional capital primarily through the private placement of our securities.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the annual consolidated financial statements for the year ended October 31, 2002 and the financial statements of our subsidiary for the 261-day period ended September 18, 2002, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further financing, successful and sufficient market acceptance of our current service offerings and any new service offerings that we may introduce, the continuing successful development of our service offerings and related technologies, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. We are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due.

NEW ACCOUNTING PRONOUNCEMENTS

In December 2002, the Financial Accounting Standards Board Issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123", ("SFAS 148"). SFAS 148 amends FASB Statement No. 123, "Accounting for Stock Based Compensation" ("SFAS 123") and provides alternative methods for accounting for a change by registrants to the fair value method of accounting for stock-based compensation. Additionally, SFAS 148 amends the disclosure requirements of SFAS 123 to require disclosure in the significant accounting policy footnote of both annual and interim financial statements of the method of accounting for stock-based compensation and the related pro-forma disclosures when the intrinsic value method continues to be used. The statement is effective for fiscal years beginning after December 15, 2002, and disclosures are effective for the first fiscal quarter beginning after December 15, 2002. The Company will continue to use the intrinsic model method.

In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", which addresses the accounting for and disclosure of guarantees. FASB Interpretation No. 45 requires a guarantor to recognize a liability for the fair value of a guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee. The disclosure requirements are effective for interim and annual financial statements ending after December 15, 2002. The initial recognition and measurement provisions are effective for all guarantees within the scope of FASB Interpretation No. 45 issued or modified after December 31, 2002.

FASB Interpretation No. 46, "Consolidation of Variable Interest Entities", clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FASB Interpretation No. 46 is applicable immediately for variable interest entities created after January 31, 2003. For variable interest entities created prior to January 31, 2003, the provisions of FASB Interpretation No. 46 are applicable for periods ending after December 31, 2003.

On May 15, 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the balance sheet. Further, SFAS No. 150 requires disclosure regarding the terms of those instruments and settlement alternatives. SFAS No. 150 affects an entity's classification of the following freestanding instruments: a) Mandatory redeemable instruments b) Financial instruments to repurchase an entity's own equity instruments c) Financial instruments embodying obligations that the issuer must or could choose to settle by issuing a variable number of its shares or other equity instruments based solely on (i) a fixed monetary amount known at inception or (ii) something other than changes in its own equity instruments d) SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The guidance in SFAS No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003.

The implementation of these standards has no material effect on our financial statements.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our consolidated financial statements and accompanying notes and those of our predecessor are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Going Concern

These consolidated financial statements have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business. Accordingly, these consolidated financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

In order to continue as a going concern, we require additional financing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in the preparation of the consolidated financial statements.

Revenue Recognition and Provision for Doubtful Accounts

Revenue from hosting, including non-refundable fees received up front, is recognized as the service is provided. Revenue from consulting fees are recognized as the services are provided. A provision for doubtful debts has previously been recorded equal to the full amount of the International Datashare Corporation receivable balance in dispute due to concerns over full collection given the litigation. During the three months ended July 31, 2003, we received and recognized recovery of bad debt expenses of approximately $70,000 (CDN$99,000) from International Datashare as a result of the settlement of the lawsuit with International Datashare. Other receivables are reviewed for collectibility on an account by account basis with any provision set up based on considerations including economic indicators.

Write-down of Goodwill

Goodwill represents acquisition costs in excess of the fair value of net tangible assets of Storage Alliance (Alberta) purchased. We follow SFAS No. 142, "Goodwill and Other Intangible Assets". As a result of the adoption of SFAS 142, we evaluate goodwill annually for impairment, or earlier if potential indicators of impairment exist. The determination of whether or not goodwill has become impaired involved a significant level of judgment in the assumptions underlying the approach used to determine the value of the reporting units. Changes in our strategy and/or market conditions could significantly impact these judgments and require adjustments to recorded amounts of intangible assets. We evaluate the fair values of our reporting units using a discounted cash flow approach that uses forward looking information regarding market share, revenues and costs for each reporting unit and appropriate discount rates. As a result, changes in these assumptions or discount rates could materially change the outcome of each reporting unit's fair value determination in future periods, requiring a permanent write-down of goodwill.

Research and Development

Research costs are expensed as incurred.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

Storage Alliance (Alberta) paid Ed Kokts-Porietis, a former officer and shareholder of our company, $36,726 (CDN$56,680) for consulting services during the year ended December 31, 2001 and Todd Chukry, a shareholder of our company, $12,734 (CDN$20,000) for consulting services during the period ended September 19, 2002.

Pursuant to an option agreement dated October 21, 2000, we acquired an option to acquire a mineral option claim called the Thibert Creek Properties from Gerry Diakow in an arm's length transaction in consideration of issuing 325,000 common shares of our common stock at a deemed price of $0.15 per share to Mr. Diakow. Following the execution of this agreement, Mr. Diakow was appointed as our Vice-President Exploration and Acquisitions.

In order to keep the option in good standing, we were required to make certain payments in cash and shares of our common stock to Mr. Diakow. On February 4, 2002, we issued 162,500 common shares of our common stock valued at $25,000 which was the value that had been agreed upon when we acquired the option on the Thibert Creek Properties in an arm's length negotiation. We abandoned the option prior to having to make any payments of cash or any further payments of shares of our common stock to Mr. Diakow.

The promoters of our company are our directors and officers.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

In the United States, our common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol "SGAL." The following quotations obtained from Canada Stockwatch reflect the highs and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission an may not represent actual transactions.

The high and low bid prices of our common stock for the periods indicated below are as follows:

Quarter Ended(1)	High	Low
July 31, 2003	$1.03	$0.25
April 30, 2003	$1.97	$0.66
January 31, 2003 (2)	$1.45	$0.50
October 31, 2002	$0.40	$0.15
July 31, 2002	$0.35	$0.15
April 30, 2002	$0.15	$0.08

(1) Our common shares were approved for quotation on the OTC Bulletin Board on February 15, 2002.

(2) On November 25, 2002, our trading symbol changed to "SGAL" to reflect the change in our corporate name.

Our common shares are issued in registered form. The Nevada Agency and Trust Company, 50 West Liberty Street, Ste. 880, Reno, Nevada 89501 (Telephone: (775) 322-0626; Facsimile: (775) 322-5623) is the registrar and transfer agent for our common shares.

On October 15, 2003, the shareholders' list of our common shares showed 66 registered shareholders and 12,321,987 shares outstanding.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception and we do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common shares other than as described below, we intend to retain future earnings for use in our operations and the expansion of our business.

EXECUTIVE COMPENSATION

No executive officer of our company received an annual salary and bonus that exceeded $60,000 during the fiscal years ended October 31, 2002, 2001 and 2000. The following table shows the compensation received by our President (chief executive officer) for the years ended October 31, 2002, 2001 and 2000.
SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation (1)
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation (1)	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts	All Other Compen- sation
Jeff Ascah President, CEO, Secretary and Treasurer(2)	2002 2001 2000	$4,948 (2) $Nil $Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Keith Ebert, President(3)	2002 2001 2000	$Nil $Nil $Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

(1) The value of perquisites and other personal benefits, securities and property for the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

(2) Jeff Ascah became our President, Secretary and Treasurer on September 19, 2002. Our company paid Mr. Ascah $4,948 for the period between September 19, 2002 and October 31, 2002. Our subsidiary paid Mr. Ascah $30,032 for the 261-day period between January 1, 2002 and September 18, 2002, $42,000 for the year ended December 31, 2001 and $34,820 for the period from April 18, 2000 (inception) to December 31, 2000.

(3) Mr. Ebert was appointed as President of our company on October 30, 1999 and resigned effective September 19, 2002.

Stock Options and Stock Appreciation Rights

During the year ended October 31, 2002, we did not grant any stock options or stock appreciation rights to any of our directors or officers. There were no stock options exercised during the year ended October 31, 2002 and there were no stock options or stock appreciation rights outstanding on October 31, 2002.

Subsequent to the year ended October 31, 2002, we granted 705,000 options to one director and three senior officers (375,000 to Jeff Ascah, 120,000 to Ken MacKinnon, 120,000 to Ken Akerley and 90,000 to Ed Kokts-Porietis). The options are exercisable at $0.40 per share and vest as to 1/3 on September 20, 2003, 1/3 on September 20, 2004 and 1/3 on September 20, 2005. The options expire on September 20, 2006.

On January 6, 2003, we granted 50,000 options to Fred Moore, a member of our advisory board. The options are exercisable at $0.50 per share, vest on January 6, 2004 and expire on January 6, 2006.

On January 6, 2003, we granted 405,000 options to Robert Irwin. The options are exercisable at $0.50 for the first 135,000 options exercised, $1.00 for the next 135,000 options exercised and $1.50 for the final 135,000 options exercised. The options vest as to 135,000 on January 6, 2004, 135,000 on January 6, 2005 and 135,000 on January 6, 2006. The options expire on January 6, 2007. We terminated the employment of Robert Irwin effective on October 22, 2003 and accordingly all of his options have expired.

COMPENSATION OF DIRECTORS

We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. No director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

There are no management agreements with our directors or executive officers, but we anticipate that written agreements will be put in place by the end of February, 2003. Our subsidiary does, however, employ Jeff Ascah based on an oral contract at an annual salary of $48,750 (CDN$65,000). Our subsidiary has a written agreement with Ken Akerley, dated January 6, 2003, whereby he receives an annual salary of $48,750 (CDN$65,000) and a written agreement with Robert Irwin, dated December 30, 2002, whereby he receives an annual salary of $72,000 (CDN$96,000). We terminated the employment of Robert Irwin for cause effective on October 22, 2003. The agreement with Robert Irwin did not contain any provisions for severance. Pursuant to a written agreement, dated January 6, 2003, we have agreed to reimburse Fred Moore for all reasonable travel and living expenses in connection with any services he provides to our company.

Until March, 2003, our subsidiary also employed Ed Kokts-Porietis based on an oral contract at an annual salary of $48,750 (CDN$65,000). In March, 2003, we terminated Mr. Kokts-Porietis without cause and agreed to continue his salary and benefits for ten (10) weeks plus a severance payment of $2,032 (CDN$2,710), which is equal to two (2) weeks of his annual salary.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Stock Option Plan

On September 18, 2003, we adopted a stock option plan for the purpose of attracting and retaining the best personnel for our company and to provide additional incentives to our employees, officers and directors. We can grant options to acquire up to 2,000,000 shares of our common stock.

FINANCIAL STATEMENTS

Our consolidated financial statements are stated in United States Dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States of America.

The following financial statements pertaining to Storage Alliance Inc. (formerly Cascadia Capital Corporation) (the successor company) and Storage Alliance (Alberta) Inc. (the predecessor company) and the Strata Web division of EAESW, Inc. (an acquired business) are filed as part of this registration statement:

Audited Financial Statements

(a) Storage Alliance Inc. (formerly Cascadia Capital Corporation)

Auditor's Report of BDO Dunwoody LLP, dated February 11, 2003.

Auditor's Report of Davidson & Company, dated January 15, 2002.

Comments by Auditors For US Readers on Canada - US Reporting Differences of BDO Dunwoody LLP, dated February 11, 2003.

Consolidated Balance Sheets as at October 31, 2002 and 2001.

Consolidated Statements of Operations for the years ended October 31, 2002 and 2001.

Consolidated Statements of Cash Flows for the years ended October 31, 2002 and 2001.

Consolidated Statements of Comprehensive Loss for the years ended October 31, 2002 and 2001.

Consolidated Statement of Stockholders' Equity for the years ended October 31, 2002 and 2001.

Notes to the Consolidated Financial Statements.

(b) Storage Alliance (Alberta) Inc.

Auditor's Report of BDO Dunwoody LLP, dated February 13, 2003.

Comments by Auditors For US Readers on Canada - US Reporting Differences of BDO Dunwoody LLP, dated February 13, 2003.

Balance Sheets as at September 18, 2002 (acquisition date by Cascadia Capital Corporation) and as at December 31, 2001.

Statements of Operations for the 261 day period ended September 18, 2002 (acquisition date by Cascadia Capital Corporation) and for the year ended December 31, 2001.

Statements of Cash Flows for the 261 day period ended September 18, 2002 (acquisition date by Cascadia Capital Corporation) and for the year ended December 31, 2001.

Statements of Comprehensive Loss for the 261 day period ended September 18, 2002 (acquisition date by Cascadia Capital Corporation) and for the year ended December 31, 2001.

Statement of Stockholders' Deficiency for the 261 day period ended September 18, 2002 (acquisition date by Cascadia Capital Corporation) and for the year ended December 31, 2001.

Notes to the Financial Statements.

(c) Unaudited Consolidated Interim Financial Statements of Storage Alliance Inc. (formerly Cascadia Capital Corporation)

Consolidated Balance Sheets as at July 31, 2003 and October 31, 2002 (audited).

Consolidated Statements of Operations for the three and nine-month periods ended July 31, 2003 and 2002, including the three and nine-month period ended July 31, 2002 of Storage Alliance (Alberta) Inc. (the predecessor company).

Consolidated Statements of Cash Flows for the three and nine-month periods ended July 31, 2003 and 2002, including the three and nine-month period ended July 31, 2002 of Storage Alliance (Alberta) Inc. (the predecessor company).

Consolidated Statements of Comprehensive Loss for the three and nine-month periods ended July 31, 2003 and 2002, including the three and nine-month period ended July 31, 2002 of Storage Alliance (Alberta) Inc. (the predecessor company).

Consolidated Statement of Stockholders' Equity for the nine-month period ended July 31, 2003.

(d) Unaudited Pro Forma Consolidated Financial Information

Pro Forma Consolidated Balance Sheet as at July 31, 2003.

Pro Forma Consolidated Statement of Operations for the nine-month period ended July 31, 2003.

Pro Forma Consolidated Statement of Operations for the year ended October 31, 2002.

Notes to the Pro Forma Consolidated Financial Statements.

(e) EAESW, Inc. Strata Web Division

Independent Auditor's Report of BDO Dunwoody LLP, dated September 24, 2003.

Balance Sheets as at June 30, 2003 (unaudited) and as at September 30, 2002.

Statements of Operations and Divisional Deficit for the nine-month periods ended June 30, 2003 and 2002 (unaudited) and for the years ended September 30, 2002 and 2001.

Statements of Cash Flows for the nine-month periods ended June 30, 2003 and 2002 (unaudited) and for the years ended September 30, 2002 and 2001.

Summary of Significant Accounting Policies.

Notes to the Financial Statements.

Storage Alliance Inc.
(Formerly Cascadia Capital Corporation)
Consolidated Financial Statements
For the years ended
October 31, 2002 and 2001

Contents

Auditors' Report	2
Independent Auditors' Report	3
Comments by Auditors for US Readers
On Canada - US Reporting Differences	4

Consolidated Financial Statements
Consolidated Balance Sheets	5
Consolidated Statements of Operations	6
Consolidated Statements of Cash Flows	7
Consolidated Statements of Comprehensive Loss	8
Consolidated Statements of Stockholders' Equity	9
Notes to Consolidated Financial Statements	10 - 21

Auditors' Report

To the Directors of
Storage Alliance Inc.

(formerly Cascadia Capital Corporation)

We have audited the consolidated balance sheet of Storage Alliance Inc. (formerly Cascadia Capital Corporation) as at October 31, 2002 and the consolidated statements of operations, cash flows, comprehensive loss and stockholders' equity for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at October 31, 2002 and the results of its operations, its cash flows, comprehensive loss and its stockholders' equity for the year ended October 31, 2002 in accordance with United States generally accepted accounting principles.

The 2001 comparative statements were audited by a different accountant.

/s/ BDO Dunwoody LLP

Chartered Accountants

Calgary, Alberta
February 11, 2003

Independent Auditors' Report

To the Board of Directors of and Stockholders of
Cascadia Capital Corporation (An Exploration Stage Company)

We have audited the balance sheet of Cascadia Capital Corporation (An Exploration Stage Company) as at October 31, 2001 and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at October 31, 2001 and the results of its operations and its cash flows for the year then ended in accordance with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred a net loss since inception and has had no revenues and has a minimal working capital position at October 31, 2001. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Davidson & Company

Chartered Accountants

Vancouver, Canada
January 15, 2002

Comments by Auditors for US Readers
On Canada - US Reporting Differences

In the United States, reporting standards for auditors require the addition of an explanatory paragraph when the consolidated financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements. Our report to the directors dated February 11, 2003 is expressed in accordance with Canadian reporting standards, which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the consolidated financial statements.

/s/ BDO Dunwoody LLP

Chartered Accountants

Calgary, Alberta
February 11, 2003

Storage Alliance Inc.
(Formerly Cascadia Capital Corporation)
Consolidated Balance Sheets
(United States Dollars)
As at October 31	2002	2001

Assets

Current
Cash	$-	$28,880
Accounts receivable (net of allowance of $100,000)	16,139	-
Investment tax credit receivable	57,780	-
Prepaid expense	7,055	-

	80,974	28,880

Goodwill (Note 3)	1,020,165	-

Capital assets (Note 4)	44,593	-

	$1,145,732	$28,880

Liabilities and Stockholders' Equity

Current
Bank indebtedness (Note 5)	$455	$-
Accounts payable	285,741	2,600

	286,196	2,600

Shareholders' equity
Capital stock 100,000,000 common share authorized, par value of US$0.0001 10,000,000 (2001 - 15,925,000) common share issued	1,000	1,593
Paid in capital	1,003,650	103,107
Shares to be issued	235,050	-
Cumulative translation adjustment	(7,799)	-

Deficit	(372,365)	(78,420)

	859,536	26,280

	$1,145,732	$28,880

Approved on behalf of the Board:

/s/ Jeff Ascah Director

The notes are an integral part of these consolidated financial statements

Storage Alliance Inc.
(Formerly Cascadia Capital Corporation)
Consolidated Statements of Operations
(United States Dollars)
For the year ended October 31	2002 (1)	2001

Revenues
Application hosting	$ 53,713	$-

Less: direct costs	7,182	-

Gross profit	46,531	-

Expenses
Amortization	4,428	-
General and administrative expenses	196,054	-
Loss on retirement of debt (Note 3)	91,149	-

	291,631	-

Loss for the year before discontinued operations	(245,100)	-

Loss from discontinued operations (Note 6)	(48,845)	(73,618)

Net loss for the year	$ (293,945)	$(73,618)

Net loss per share - continuing operations	$(0.02)	$(0.00)
Net loss per share - discontinued operations	$(0.00)	$(0.00)
Net loss per share	$(0.02)	$(0.00)

Weighted average number of shares outstanding	15,401,814	15,759,205

(1) This includes the operations of Storage Alliance, acquired subsidiary, from September 19, 2002 to October 31, 2002.

The notes are an integral part of these consolidated financial statements

Storage Alliance Inc.
(Formerly Cascadia Capital Corporation)
Consolidated Statements of Cash Flows
(United States Dollars)
For the year ended October 31	2002	2001

Cash flows from operating activities
Net loss for the year	$(293,945)	$(73,618)
Adjustments for:
Common shares issued for mineral claims option	25,000	50,000
Loss on retirement of debt	91,149	-
Allowance on doubtful account	100,000	-
Amortization	4,428	-

	(73,368)	(23,618)

Changes in non-cash accounts, net of the acquired business
Accounts receivable	(53,867)	-
Accounts payable	(54,016)	100

	(181,251)	(23,518)

Cash flows from financing activities
Bank indebtedness	455	-
Issue of share capital, net of issue costs	235,000	30,000

	235,455	30,000

Cash flows from investing activities
Cash purchased on acquisition	115,948	-
Cash advances prior to acquisition	(194,398)
Acquisition of capital assets	(4,634)	-

	(83,084)	-

Increase (decrease) in cash	(28,880)	6,482

Cash, beginning of year	28,880	22,398

Cash, end of year	$-	$28,880

The notes are an integral part of these consolidated financial statements

Storage Alliance Inc.
(Formerly Cascadia Capital Corporation)
Consolidated Statements of Comprehensive Loss
(United States Dollars)
For the years ended October 31	2002	2001

Net loss for the year	$ (293,945)	$(73,618)

Other comprehensive income (loss)
Cumulative translation adjustment	(7,799)	-

Comprehensive loss	$ (301,744)	$(73,618)

The notes are an integral part of these consolidated financial statements

Storage Alliance Inc.
(Formerly Cascadia Capital Corporation)
Consolidated Statements of Stockholders' Equity
(United States Dollars)
	No. of shares	$ Amount	Capital stock in excess of par value	Currency transl. adjust.	Deficit	Total

Balance, October 31, 2000	15,405,000	$ 1,541	$ 23,159	$-	$(4,802)	$19,898

Common shares issued for mineral claims (Note 6 (b))	325,000	32	49,968	-	-	50,000
Common shares issued for cash	195,000	20	29,980	-	-	30,000
Net loss for the year ended October 31, 2001	-	-	-	-	(73,618)	(73,618)

Balance, October 31, 2001	15,925,000	1,593	103,107	-	(78,420)	26,280

Common shares issued for mineral claims option (Note 6 (b))	162,500	16	24,984	-	-	25,000

Cancellation pursuant to acquisition (1)	(8,587,500)	(859)	859	-	-	-

Issued for acquisition of Storage Alliance	1,000,000	100	349,900	-	-	350,000

Issued on settlement of debt	1,500,000	150	524,850	-	-	525,000

To be issued for private placement, presented on the Balance Sheet as Shares to be Issued	470,000	50	234,950	-	-	235,000

Currency translation adjustment	-	-	-	$(7,799)	-	(7,799)

Net loss for the year ended October 31, 2002	-	-	-	-	(293,945)	(293,945)

Balance, October 31, 2002	10,470,000	$1,050	$1,238,650	$(7,799)	$(372,365)	$ 859,536

(1) Pursuant to the acquisition, certain shareholders of the Company have cancelled 8,587,500 of their common shares.

The notes are an integral part of these consolidated financial statements

Storage Alliance Inc.
(Formerly Cascadia Capital Corporation)
Notes to Consolidated Financial Statements
(United States Dollars)

As at October 31, 2002 and 2001

1. Organization and Nature of Operations

Storage Alliance Inc. ("the Company") (formerly Cascadia Capital Corporation) was incorporated on October 29, 1999 under the laws of the State of Nevada to engage in any lawful business or activity for which operations may be organized under the laws of the state of Nevada. The Company was in the business of exploration and development of mineral properties with minimal operations. During the 2002 year the company has abandoned all its mineral properties and as a result of the acquisition ceased to be an exploration stage company. For financial statement purposes Storage Alliance Inc. (the acquired subsidiary) is the predecessor.

On September 19, 2002, the Company acquired Storage Alliance Inc. through the issuance of 1,000,000 common shares. The Company changed its name and now operates under the name of Storage Alliance Inc. It was incorporated as a provider of availability infrastructure and infrastructure and storage management services to the business marketplace. Currently, all of the Company's customers are located in Canada.

The consolidated financial statements have been prepared using United States generally accepted accounting principles that are applicable to a going concern. Ultimate recovery of the Company's assets is dependent on the Company, after an expected period of initial losses, achieving and maintaining profitability which is dependant on market conditions, successful rollout of the Company's business plan and the ability to obtain adequate financing to meet capital and operational requirements. Management's plan to continue as a going concern include the current pilot hosting of Murphy Oil Company Limited digital seismic information, the recent addition of Racing Resources as a hosting client and its strategic alliance with Allied Seismic. Pending enhancements to the LinkPortTM solution are designed to create broader market acceptance and increased client installations and user license count. Revenues from early adopter International Datashare Corporation are likely to decline significantly or stop from the current $35,000 per month, however the Company anticipates increased revenues from clients noted above to offset this in the near term. The Company also has finalized a private placement financing of approximately $655,000 that closed in January. Management can not provide any assurances that the Company will be successful in any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company incurred an operating loss of $293,945 for the year ended October 31, 2002 (2001 - $73,618). It is management's opinion that the Company will continue as a going concern. The Company's continuation as a going concern cannot be predicted at this time and is dependent upon achieving profitable operations and additional financing.

Storage Alliance Inc.
(Formerly Cascadia Capital Corporation)
Notes to Consolidated Financial Statements
(United States Dollars)

As at October 31, 2002 and 2001

2. Summary of Significant Accounting Policies

These consolidated financial statements have been prepared by management in accordance with United States generally accepted accounting principles. The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. The consolidated financial statements have, in management's opinion, been properly prepared using careful judgement with reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

(a) Consolidation

The consolidated financial statements include the accounts of Storage Alliance Inc. (formerly Cascadia Capital Corporation), and its wholly owned subsidiary, Storage Alliance Inc., from its effective date of acquisition of September 19, 2002 (Note 3). All significant inter-company accounts and transactions have been eliminated.

(b) Capital assets

Capital assets are recorded at cost. Amortization is provided at rates calculated to write off the assets over their estimated useful lives as follows:

Office furniture and equipment	20%	Declining
Computer software	100%	Straight line
Leasehold improvements	shorter of estimated life or lease term

(c) Foreign exchange

The financial position and results of operations of the Company's foreign subsidiary are determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each period end. Statement of operation accounts is translated at the average rate of exchange prevailing during the period. Translation gains or losses are included in the cumulative translation adjustment and other comprehensive income in the consolidated statements. The functional currency is Canadian dollars.

(d) Investment tax credits

Investment tax credits related to current expenditures are included in the determination of net loss for the current year in the amount of $nil (2001 - $nil). These claims are subject to audit by the science advisors of Canada Customs and Revenue Agency. Any revisions resulting from such audits are to be charged back to the related cost on a prospective basis.

(e) Financial instruments

The Company carries a number of financial instruments. Unless otherwise indicated, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

Storage Alliance Inc.
(Formerly Cascadia Capital Corporation)
Notes to Consolidated Financial Statements
(United States Dollars)

As at October 31, 2002 and 2001

2. Summary of Significant Accounting Policies - continued

(f) Provision for taxes

The provision (benefit) for income taxes is computed on the pretax income (loss) based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates.

(g) Loss per share

The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period of the consolidated financial statements. Common stock equivalents, consisting of stock warrants and options, have not been included in the calculation as no options or warrants were issued or outstanding for the period presented.

(h) Revenue recognition

Revenue from hosting, including non-refundable fees received up front, is recognized as the service is provided. Revenue from consulting services is recognized as the services are provided. All revenue recognized in these financial statements was earned from hosting services.

(i) Long-lived assets

Long-lived assets, such as capital assets, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows resulting from the use of these assets. When any such impairment exists, the related assets will be written down to fair value. No impairment losses have been recorded to date.

(j) Resource properties

Costs of acquisition, exploration, carrying, and retaining unproven properties are expensed as incurred. Costs incurred in proving and developing a property ready for production are capitalized and amortized over the life of the mineral deposit or over a shorter period if the property is shown to have an impairment in value.

(k) Comprehensive loss

Comprehensive loss includes all changes in equity except those resulting from investments by owners and distributions to owners. The Company's only items of comprehensive loss are cumulative translation adjustments.

Storage Alliance Inc.
(Formerly Cascadia Capital Corporation)
Notes to Consolidated Financial Statements
(United States Dollars)

As at October 31, 2002 and 2001

2. Summary of Significant Accounting Policies - continued

(l) Stock-based Compensation

The Company applies Accounting Principles ("APB") Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for the stock option plan. Under APB Opinion 25, compensation cost would be recognized for stock options granted to employees and directors for their services as directors if the option price is less than the market price of the underlying common stock on the date of the grant.

SFAS No. 123, "Accounting for Stock-Based Compensation," requires the Company to provide pro-forma information regarding net income as if the compensation costs for the Company's stock option plan had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro-forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

(m) Research and development

Research and development costs are expensed as incurred. During the year, an estimated $60,000 (2001 - $nil) has been incurred on research and development.

(n) Software development costs

SOP 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use was issued in March 1998. SOP 98-1 requires all costs related to the development of internal use software other than those incurring during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. To date, no costs have met the criteria for capitalization.

(o) Direct costs

Direct costs include LAN extensions and co-location costs.

(p) New accounting pronouncements

In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

Storage Alliance Inc.
(Formerly Cascadia Capital Corporation)
Notes to Consolidated Financial Statements
(United States Dollars)

As at October 31, 2002 and 2001

2. Summary of Significant Accounting Policies - continued

SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142. The impact of the adoption may result in a write-down of goodwill and the impact on the financial position and results of operations may be material.

In August 2001, the Financial Accounting Standards Board finalized FAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. FAS 144 addresses accounting and reporting for the impairment or disposal of long-lived assets, including the disposal of a segment of business. FAS 144 is effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. There is no impact of adoption of SFAS 144 on the Company.

In June 2002, FASB finalized FAS 146, Accounting for Costs Associated with Exit or Disposal Activities. FAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The principal difference between this Statement and Issue 94-3 relates to its requirements for recognition of a liability for a cost associated with an exit or disposal activity. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as defined in Issue 94-3 was recognized at the date of an entity's commitment to an exit plan. A fundamental conclusion reached by the Board in this Statement is that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Therefore, this Statement eliminates the definition and requirements for recognition of exit costs in Issue 94-3. This Statement also establishes that fair value is the objective for initial measurement of the liability. The adoption of this statement is not expected to have a material impact on the Company's financial position and results of operations. FAS 146 is effective for exit and disposal activities initiated after December 31, 2002.

Storage Alliance Inc.
(Formerly Cascadia Capital Corporation)
Notes to Consolidated Financial Statements
(United States Dollars)

As at October 31, 2002 and 2001

2. Summary of Significant Accounting Policies - continued

In December 2002, the Financial Accounting Standards Board Issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123", ("SFAS 148"). SFAS 148 amends FASB Statement No. 123, "Accounting for Stock Based Compensation" ("SFAS 123") and provides alternative methods for accounting for a change by registrants to the fair value method of accounting for stock-based compensation. Additionally, SFAS 148 amends the disclosure requirements of SFAS 123 to require disclosure in the significant accounting policy footnote of both annual and interim financial statements of the method of accounting for stock-based compensation and the related pro-forma disclosures when the intrinsic value method continues to be used. The statement is effective for fiscal years beginning after December 15, 2002, and disclosures are effective for the first fiscal quarter beginning after December 15, 2002. The Company will continue to use the intrinsic model method.

3. Business Combination

Cascadia has effected the purchase of all the shares of Storage Alliance via the issuance of 1,000,000 shares of Cascadia to DKJ Technologies Inc. at a value of $0.35/share which represents quoted market prices at the date the transaction was publicly announced. In conjunction with this acquisition, Cascadia assumed the Storage Alliance loans, except for the loan to parent of $606,000 which was forgiven prior to the acquisition.

The acquisition of Storage Alliance has been accounted for by the purchase method, with Cascadia being the acquirer, based on the fair values of the assets or liabilities acquired, as follows:

	Book Value	Fair Value	Discrepancy
Current assets	$242,348	$242,348	$-
Current liabilities (excluding $605,825 due to the Company for pre-acquisition advances)	(956,900)	(956,900)	-

Negative working capital	(714,552)	(714,552)	-
Property, plant and equipment	44,387	44,387	-
Goodwill	-	1,020,165	1,020,165

Net assets acquired	$(670,165)	$350,000	$1,020,165

Purchase price being the value attributed to the shares acquired, plus transaction costs	$350,000	$350,000

Storage Alliance Inc.
(Formerly Cascadia Capital Corporation)
Notes to Consolidated Financial Statements
(United States Dollars)

As at October 31, 2002 and 2001

3. Business Combination

The purchase price discrepancy has been allocated as follows:

Goodwill	$1,020,165

The goodwill resulting from this acquisition has no tax consequences. The amount is not deductible for tax purposes.

During the acquisition Cascadia issued 1,500,000 common shares to retire the debt of Storage Alliance Inc., the resulting effect was a loss on retirement of debt as follows:

Value of debt retired	Fair Value	$433,851
Value of the shares exchanged		(525,000)

Loss on retirement of debt		$(91,149)

This acquisition was affected as the Company believes that the potential in Storage Alliance's technology is vast and as such, paid a premium on the purchase of such.

These consolidated financial statements include the operating results of Storage Alliance Inc. from the date of acquisition. Proforma results had the acquisition occurred at November 1, 2001 and 2000 would approximate as follows:

	2002	2001

Revenues	$167,748	$158,680

Loss from continuing operations	(773,782)	(971,429)

Loss from discontinued operations	(48,845)	(73,618)

Net loss for the year	$ (822,627)	$ (1,045,047)

Net loss per share - continuing operations	$(0.08)	$(0.10)
Net loss per share - discontinued operations	$(0.00)	$(0.01)
Net loss per share	$(0.08)	$(0.11)

Storage Alliance Inc.
(Formerly Cascadia Capital Corporation)
Notes to Consolidated Financial Statements
(United States Dollars)

As at October 31, 2002 and 2001

4. Capital Assets

	2002	2001

Office furniture and equipment	$42,405	$-
Computer software	6,469	-
Leasehold improvements	147	-

	49,021	-
Less accumulated amortization	(4,428)	-

	$44,593	$-

5. Bank Indebtedness

The bank indebtedness consists of bank overdraft that is due on demand and bears interest at the bank's prime rate plus 6%, calculated and payable monthly. It is secured by a general agreement covering all assets.

6. Mineral Claims

Thibert Creek

Under an agreement dated October 21, 2000 and subsequently amended on July 18, 2001, the Company entered into an option agreement to acquire a 100% undivided interest in certain mining claims known as the Thibert Creek Mining properties located in the Liard Mining Division of British Columbia. As the claims do not contain any known reserves, the acquisition costs will be expensed as incurred. To exercise its option, the Company must:

a) Pay the optionor the sum of $25,000 on or before December 31, 2002.

b) Issue to the optionor a total of 3,412,500 common shares of the Company as follows:

i) 325,000 shares at a deemed price of $0.15385 (issued);

ii) 162,500 shares at a deemed price of $0.15385 on December 31, 2001(issued);

iii) 650,000 shares upon the completion of a first phase of a work program on the property;

iv) 650,000 shares upon the completion of a second phase of a work program on the property; and

v) 1,625,000 shares upon the completion of a third phase of a work program on the property.

Storage Alliance Inc.
(Formerly Cascadia Capital Corporation)
Notes to Consolidated Financial Statements
(United States Dollars)

As at October 31, 2002 and 2001

6. Mineral Claims - continued

c) Incur exploration expenditures of $100,000 on the property as follows:

ii) $10,000 on or before September 1, 2001 ($4,000 spent);

iii) a further $40,000 on or before June 1, 2002; and

iv) a further $50,000 on or before December 31, 2002.

Upon commencement of production, the Company is subject to a 3% net smelter returns royalty.

As of the year-end this mineral claim has been abandoned.

New Westminster

On October 1, 2001, the Company entered into an option agreement to acquire a 100% undivided interest in certain mining claims known as the Keefers Mining properties located in the New Westminster Division of British Columbia. As the claims do not contain any known reserves, the acquisition costs will be expensed as incurred. To exercise its option, the Company must:

a) Pay the optionor the sum of $10,000 as follows:

i) $2,500 upon execution of the agreement (paid); and

ii) an additional $7,500 on or before December 21, 2002.

b) Issue to the optionor a total of 1,625,000 common shares of the Company as follows:

i) 325,000 shares upon the completion of a first phase of a work program on the property;

ii) 325,000 shares upon the completion of a second phase of a work program on the property; and

iii) 975,000 shares upon the completion of a third phase of a work program on the property.

c) Incur exploration expenditures of $50,000 on the property as follows:

i) $10,000 on or before July 31, 2002;

ii) a further $20,000 on or before December 31, 2002; and

iii) a further $20,000 on or before July 31, 2003.

Upon commencement of production, the Company is subject to a 3% net smelter returns royalty.

As of the year-end this mineral claim has been abandoned.

Storage Alliance Inc.
(Formerly Cascadia Capital Corporation)
Notes to Consolidated Financial Statements
(United States Dollars)

As at October 31, 2002 and 2001

7. Capital Stock

(a) On November 14, 2000, the Company issued 325,000 common shares under Regulation S of the Securities Act of 1933 at a fair value of $50,000 to the optionor of the mineral claims.

(b) On July 15, 2001, the Company issued 195,000 common shares for cash proceeds in the amount of $30,000.

(c) On February 4, 2002, the Company issued 162,500 common shares under Regulation S of the Securities Act of 1933 at a fair value of $25,000 to the optionor of the mineral claims.

(d) On February 18, 2002, the Company forward split its stock on a 3.25:1 basis. Accordingly all references to number of common shares and per share data in accompanying financial statements have been adjusted to reflect the stock split on a retroactive basis.

(e) On September 19, 2002, the Company issued 1,000,000 shares for the acquisition of Storage Alliance Inc., and 1,500,000 shares for the settlement of debt, other than accounts payable (Note 3).

(f) On September 19, 2002, the company had a private placement of 470,000 shares for $235,000. As at year end, the shares have not been issued from treasury.

(g) Options and warrants

No options or warrants have been issued during the period and as such, no compensation expense has been recorded. Subsequent to year end 705,000 options have been issued to employees of the Company at exercisable into shares of the Company at $0.40 per share. These options vest 1/3 per year commencing one year from the date of grant and expire on September 20, 2006.

(h) Stock options plan

The Company has a stock option plan. Options granted will vest 1/3 from the date of grant and will expire at various times to be determined by the board.

8. Income Taxes

	2002	2001

Statutory tax rate	34%	34%

Income taxes at the statutory rate	$ (100,000)	$(25,000)
Income from a foreign jurisdiction	(3,400)	-
Change in valuation allowance	103,400	25,000

	$-	$-

Storage Alliance Inc.
(Formerly Cascadia Capital Corporation)
Notes to Consolidated Financial Statements
(United States Dollars)

As at October 31, 2002 and 2001

8. Income Taxes - continued

Principal components of the net deferred tax asset (liability) are:

Deferred tax asset (liability):	2002	2001

Unused tax losses carryforward 1	$591,500	$25,000
Scientific research and development ("SRED")	88,400	-
Capital assets	(6,400)	-
Financing costs	17,200	-
Allowance for doubtful accounts	34,000	-

	724,700	25,000
Valuation allowance 2, 3	(724,700)	(25,000)

Net deferred tax asset (liability)	$-	$-

1) Consists of US tax losses in the approximate amount of $128,000, which will expire in 2019, and Canadian tax losses in the approximate amount of $1,337,000, which will expire in 2007.

2) During the year, the Company purchased Storage Alliance and acquired the valuation allowance on its tax losses carryforward. If and when the benefits are realized, the credit will be recorded to goodwill.

3) A valuation allowance for the entire amount of the deferred tax asset has been allowed because it is more likely than not that these carryforwards will expire unused.

Loss subject to:	2002	2001

Foreign taxes (Canada)	$(245,100)	$ -
Domestic taxes (United States)	(48,845)	(73,618)

Loss before taxes	$(293,945)	$(73,618)

If and when the valuation allowance related to financing costs is reversed, the Company will recognize these amounts as a credit to Additional Paid-in Capital.

9. Statement of Cash Flows

(a) Interest and taxes paid

	2002	2001

Interest paid	$ 3,195	$ -

(b) Business combination

During 2002, the Company completed a business combination as detailed in Note 3.

Storage Alliance Inc.
(Formerly Cascadia Capital Corporation)
Notes to Consolidated Financial Statements
(United States Dollars)

As at October 31, 2002 and 2001

10. Commitment

The Company has a sub-lease agreement for new premises and is committed to paying $3,600 (CDN $5,540) per month until August 2004. During the current year, the Company expensed approximately $6,700 in rent.

11. Major Customers

During the year, 100% of the revenue was earned from one customer. As at October 31, 2002, approximately 80% of accounts receivable are from this customer.

Storage Alliance Inc.
Financial statements
For the 261 day period ended September 18,
2002 and year ended December 31, 2001

Contents
Auditors' Report	2
Comments by Auditors for US Readers
On Canada - US Reporting Differences	3

Financial statements
Balance Sheets	4
Statements of Operations	5
Statements Cash Flows	6
Statements of Comprehensive Loss	7
Statements of Stockholders' Deficiency	8
Notes to Financial statements	9 - 18

Auditors' Report

To the Directors of
Storage Alliance Inc.

We have audited the balance sheets of Storage Alliance Inc. as at September 18, 2002 and December 31, 2001 and the statements of operations, cash flows, comprehensive loss, and stockholders' deficiency for the 261 day period ended September 18, 2002 and year ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall non-consolidated financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at September 18, 2002 and December 31, 2001 and the results of its operations, its cash flows, comprehensive loss, and its stockholders' deficiency for the 261 day period ended September 18, 2002 and the year ended December 31, 2001 in accordance with United States generally accepted accounting principles.

/s/ BDO Dunwoody LLP

Chartered Accountants

Calgary, Alberta
February 13, 2003

Comments by Auditors for US Readers
On Canada - US Reporting Differences

In the United States, reporting standards for auditors require the addition of an explanatory paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the directors dated February 13, 2003 is expressed in accordance with Canadian reporting standards, which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

/s/ BDO Dunwoody LLP

Chartered Accountants

Calgary, Alberta
February 13, 2003

Storage Alliance Inc.
Balance Sheets
(United States Dollars)

	As at September 18, 2002 (1)	As at December 31, 2001

Assets

Current
Cash	$115,948	$-
Accounts receivable (net of allowance for doubtful accounts of $nil (2001 - $18,143))	62,272	5,421
Investment tax credit receivable	57,150	56,565
Prepaid expense	6,978	-

	242,348	61,986

Capital assets (Note 3)	44,387	39,429

	$286,735	$101,415

Liabilities and Stockholders' Deficiency

Current
Bank indebtedness (Note 4)	$-	$32,236
Accounts Payable	337,157	164,150
Advances (Note 5)	185,892	-
Due to parent company (Note 6)	605,825	481,907
Convertible loan payable (Note 8)	97,418	97,418
Short-term loans (Note 9)	336,433	110,597

	1,562,725	886,308

Stockholders' Deficiency
Capital stock (Note 7) Unlimited number of class A, B, C, D, E, F, and G common shares authorized, no par value, 37 Class A, 14 Class B, 72 Class C (2001 - 37 Class A, 14 Class B, 72 Class C) common share issued	149,759	149,759
Cumulative translation adjustment	5,265	32,831

Deficit	(1,431,014)	(967,483)

	(1,275,990)	(784,893)

	$286,735	$101,415

(1) Acquired by Cascadia Capital Corp. on September 19, 2002 (Note 14)

Approved on behalf of the Board:
/s/ Jeff Ascah	Director

Storage Alliance Inc.
Statements of Operations
(United States Dollars)
	For the 261 day period ended September 18, 2002(1)	For the year ended December 31, 2001

Revenues
Storage and application hosting	$ 101,166	$ 39,953
Consulting	-	119,859

	$ 101,166	$ 159,812

Less: direct costs	29,605	72,271

Gross profit	71,561	87,541

Expenses
Amortization	13,529	12,503
General and administrative expenses	521,563	822,183

	535,092	834,686

Net loss for the period	$(463,531)	$(747,145)

Net loss per share	$(3,769)	$(6,074)

Weighted average number of shares outstanding	123	123

(1) Acquired by Cascadia Capital Corp. on September 19, 2002 (Note 14)

Storage Alliance Inc.
Statements of Cash Flows
(United States Dollars)

	For the 261 day period ended September 18, 2002(1)	For the year ended December 31, 2001

Cash flows from operating activities
Net loss for the period	$(463,531)	$(747,145)
Adjustments for:
Amortization	13,529	12,503

	(450,002)	(734,642)

Changes in non-cash accounts
Accounts receivable	(56,851)	6,146
Prepaid expenses	(6,978)	-
Accounts payable	173,007	139,904

	(340,824)	(588,592)

Cash flows from financing activities
Bank indebtedness	(32,236)	32,236
Short-term loan	215,836	117,597
Convertible loan payable	-	97,418
Advances from Cascadia	175,892	-
Advances from parent company	116,954	297,620

	476,446	544,871

Cash flows from investing activity
Acquisition of capital assets	(18,487)	(29,010)

Currency fluctuation on cash in foreign denominations	(1,187)	-

Increase (decrease) in cash	115,948	(72,731)

Cash, beginning of period	-	72,731

Cash, end of period	$115,948	$-

(1) Acquired by Cascadia Capital Corp. on September 19, 2002 (Note 14)

Storage Alliance Inc.
Statements of Comprehensive Loss
United States Dollars
	As at September 18, 2002(1)	As at December 31, 2001

Net loss for the period	$ (463,531)	$(747,145)

Other comprehensive income (loss)
Cumulative translation adjustment	(27,566)	23,031

Comprehensive loss	$ (491,097)	$(724,114)

(1) Acquired by Cascadia Capital Corp. on September 19, 2002 (Note 14)

Storage Alliance Inc.
Statements of Stockholders' Deficiency
(United States Dollars)
	No. of shares	$ Amount	Cumulative translation adjustment	Deficit	Total

Balance, December 31, 2000	123	$149,759	$9,800	$(220,338)	$(60,779)

Cumulative translation adjustment	-	-	23,031	-	23,031

Net loss for the year ended December 31, 2001	-	-	-	(747,145)	(747,145)

Balance, December 31, 2001	123	149,759	32,831	(967,483)	(784,893)

Cumulative translation adjustment	-	-	(27,566)	-	(27,566)

Net loss for the period ended September 18, 2002	-	-	-	(463,531)	(463,531)

Balance, September 18, 2002(1)	123	$149,759	$5,265	$(1,431,014)	$(1,275,990)

(1) Acquired by Cascadia Capital Corp. on September 19, 2002 (Note 14)

Storage Alliance Inc.
Notes to Financial statements
(United States Dollars)

As at September 18, 2002 and December 31, 2001

1. Organization and Nature of Operations

Storage Alliance Inc. ("the Company") was incorporated on April 18, 2000 in the Province of Alberta. It was incorporated as a provider of availability infrastructure and storage management services to the business marketplace. Currently, all of the Company's customers are located in Canada.

On December 20, 2000, the Company entered into a purchase and sales agreement with DKJ Technologies Inc. ("DKJ") whereby DKJ issued 5,000,000 common shares to the stockholders of the Company. The acquisition was accounted for as a recapitalization of the Company because the stockholders of the Company controlled DKJ after the acquisition. Therefore, the Company is treated as the acquiring entity. Accordingly, there was no adjustment to the carrying value of the assets or liabilities of DKJ. DKJ is the acquiring entity for legal purposes and the Company is the surviving entity for accounting purposes. These are financial statements of the subsidiary of DKJ.

The financial statements have been prepared using United States generally accepted accounting principles that are applicable to a going concern. Ultimate recovery of the Company's assets is dependent on the Company, after an expected period of initial losses, achieving and maintaining profitability which is dependant on market conditions, successful rollout of the Company's business plan and the ability to obtain adequate financing to meet capital and operational requirements. Management's plan to continue as a going concern include the current pilot hosting of Murphy Oil Company Limited digital seismic information, the recent addition of Racing Resources as a hosting client and its strategic alliance with Allied Seismic. Pending enhancements to the LinkPortTM solution are designed to create broader market acceptance and increased client installations and user license count. Revenues from early adopter International Datashare Corporation are likely to decline significantly or stop from the current $35,000 per month, however the Company anticipates increased revenues from clients noted above to offset this in the near term.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company incurred an operating loss of $463,531 for the 261 day period ended September 18, 2002 (December 31, 2001 - $747,145). It is management's opinion that the company will continue as a going concern. The Company's continuation as a going concern cannot be predicted at this time and is dependent upon achieving profitable operations and additional financing.

Storage Alliance Inc.
Notes to Financial statements
(United States Dollars)

As at September 18, 2002 and December 31, 2001

2. Summary of Significant Accounting Policies

These financial statements have been prepared by management in accordance with United States generally accepted accounting principles. The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The financial statements have, in management's opinion, been properly prepared using careful judgement with reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

(a) Capital assets

Capital assets are recorded at cost. Amortization is provided at rates calculated to write off the assets over their estimated useful lives as follows:

Office furniture and equipment	20%	Declining
Computer software	100%	Straight line
Leasehold improvements	shorter of estimated life or lease term

(b) Foreign exchange

The financial position and results of operations of the Company's foreign subsidiary are determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each period end. Statement of operation accounts is translated at the average rate of exchange prevailing during the period. Translation gains or losses are included in the cumulative translation adjustment and other comprehensive income in the consolidated statements. The functional currency is Canadian dollars.

(c) Investment tax credits

Investment tax credits related to current expenditures are included in the determination of net loss for the current period in the amount of $nil (December 31, 2001 - $nil). These claims are subject to audit by the science advisors of Canada Customs and Revenue Agency. Any revisions resulting from such audits are to be charged back to the related cost on a prospective basis.

(d) Financial instruments

The Company carries a number of financial instruments. Unless otherwise indicated, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

Storage Alliance Inc.
Notes to Financial statements
(United States Dollars)

As at September 18, 2002 and December 31, 2001

2. Summary of Significant Accounting Policies - continued

(e) Provision for taxes

The provision (benefit) for income taxes is computed on the pretax income (loss) based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates.

(f) Loss per share

The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period of the financial statements. Common stock equivalents, consisting of stock warrants and options, have not been included in the calculation as no options or warrants were issued or outstanding for the period presented.

(g) Revenue recognition

Revenue from hosting, including non-refundable fees received up front, is recognized as the service is provided. Revenue from consulting services is recognized as the services are provided.

(h) Long-lived assets

Long-lived assets, such as capital assets, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows resulting from the use of these assets. When any such impairment exists, the related assets will be written down to fair value. No impairment losses have been recorded to date.

(i) Direct costs

Direct costs include LAN extensions and co-location costs.

(j) Comprehensive loss

Comprehensive loss includes all changes in equity except those resulting from investments by owners and distributions to owners. The Company's only items of comprehensive loss are cumulative translation adjustments.

Storage Alliance Inc.
Notes to Financial statements
(United States Dollars)

As at September 18, 2002 and December 31, 2001

2. Summary of Significant Accounting Policies - continued

(l) Stock-based Compensation

The Company applies Accounting Principles ("APB") Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for the stock option plan. Under APB Opinion 25, compensation cost would be recognized for stock options granted to employees and directors for their services as directors if the option price is less than the market price of the underlying common stock on the date of the grant.

SFAS No. 123, "Accounting for Stock-Based Compensation," requires the Company to provide pro-forma information regarding net income as if the compensation costs for the Company's stock option plan had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro-forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

(m) Research and development

Research and development costs are expensed as incurred. During the year, an estimated $225,000 (2001 - $285,000) has been incurred on research and development

(n) Software development costs

SOP 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use was issued in March 1998. SOP 98-1 requires all costs related to the development of internal use software other than those incurring during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. To date, no costs have met the criteria for capitalization.

(o) New accounting pronouncements

In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

Storage Alliance Inc.
Notes to Financial statements
(United States Dollars)

As at September 18, 2002 and December 31, 2001

2. Summary of Significant Accounting Policies - continued

SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142. As there were no intangibles in the Company and no other intangibles recorded as of the date of these financial statements, there is no impact on the adoption of SFAS 142.

In August 2001, the Financial Accounting Standards Board finalized FAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. FAS 144 addresses accounting and reporting for the impairment or disposal of long-lived assets, including the disposal of a segment of business. FAS 144 is effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. There is no impact of adoption of SFAS 144 on the Company.

In June 2002, FASB finalized FAS 146, Accounting for Costs Associated with Exit or Disposal Activities. FAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The principal difference between this Statement and Issue 94-3 relates to its requirements for recognition of a liability for a cost associated with an exit or disposal activity. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as defined in Issue 94-3 was recognized at the date of an entity's commitment to an exit plan. A fundamental conclusion reached by the Board in this Statement is that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Therefore, this Statement eliminates the definition and requirements for recognition of exit costs in Issue 94-3. This Statement also establishes that fair value is the objective for initial measurement of the liability. The adoption of this statement is not expected to have a material impact on the Company's financial position and results of operations. FAS 146 is effective for exit and disposal activities initiated after December 31, 2002.

Storage Alliance Inc.
Notes to Financial statements
(United States Dollars)

As at September 18, 2002 and December 31, 2001

2. Summary of Significant Accounting Policies - continued

In December 2002, the Financial Accounting Standards Board Issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123", ("SFAS 148"). SFAS 148 amends FASB Statement No. 123, "Accounting for Stock Based Compensation" ("SFAS 123") and provides alternative methods for accounting for a change by registrants to the fair value method of accounting for stock-based compensation. Additionally, SFAS 148 amends the disclosure requirements of SFAS 123 to require disclosure in the significant accounting policy footnote of both annual and interim financial statements of the method of accounting for stock-based compensation and the related pro-forma disclosures when the intrinsic value method continues to be used. The statement is effective for fiscal years beginning after December 15, 2002, and disclosures are effective for the first fiscal quarter beginning after December 15, 2002. The Company will continue to use the intrinsic model method.

3. Capital Assets

	2002	2001

Office furniture and equipment	$52,460	$42,298
Computer software	19,311	10,986
Leasehold improvements	1,147	1,147

	72,918	54,431
Less accumulated amortization	(28,531)	(15,002)

	$44,387	$39,429

4. Bank Indebtedness

The bank indebtedness consists of bank overdraft that is due on demand and bears interest at the bank's prime rate plus 6%, calculated and payable monthly. It is secured by a general agreement covering all assets.

Storage Alliance Inc.
Notes to Financial statements
(United States Dollars)

As at September 18, 2002 and December 31, 2001

5. Advances

Advances relate to monies received from Cascadia (Note 14) for working capital. This amount is unsecured, non-interest bearing and has no set terms of repayment.

6. Due to Parent Company

Amount relates to monies advanced from DKJ. This amount is unsecured, non-interest bearing and has no set terms of repayment.

7. Capital Stock

(a) Authorized

Unlimited number of class A voting, B voting, C voting, D non-voting, E non-voting, F non-voting, and G non-voting common shares.

(b) Issued	September 18, 2002		December 31, 2001
	Number of Shares	Amount	Number of Shares	Amount

Total issued and outstanding, beginning of period	123	$149,759	123	$149,759
No transactions during the period	-	-	-	-

Total issued and outstanding, end of period	123	$149,759	123	$149,759

Of the shares issued and outstanding as at September 18, 2002 and December 31, 2001, there were 37 Class A shares with a value of $149,704, 14 Class B shares with a value of $9 and 72 Class C shares with a value of $46.

(c) Options and warrants

No options or warrants have been issued during the period and as such, no compensation expense has been recorded.

8. Convertible Loan Payable

On July 23, 2001, the Company entered into a loan agreement for $97,418. The loan is due on demand; bears interest at 5%, and is secured by a general security agreement. As a part of the acquisition negotiations (Note 14), the loan became convertible into common shares at a rate of 2.195 shares for every CDN$1 outstanding.

Storage Alliance Inc.
Notes to Financial statements
(United States Dollars)

As at September 18, 2002 and December 31, 2001

9. Short-term Loans

During 2001, the Company was advanced $110,597 on an unsecured non-interest bearing basis with no specified terms of repayment. As a part of the acquisition negotiations (Note 14), the loan became convertible into common shares at a rate of 2.195 shares for every CDN$1 outstanding.

10. Related Party Transactions

During the year, the Company paid consulting fees in the amount of $nil (2001 - $36,726) to a company related by virtue of its shareholder being an officer of the Company.

During the year, the Company paid consulting fees in the amount of $12,734 (2001 - $nil) to a to shareholder of the Company.

These transactions are in the normal course of operations and are measured at the exchange amount, the amount of consideration established and agreed to by the related parties.

11. Income Taxes

	2002	2001

Statutory tax rate	41%	41%

Income taxes at the statutory rate	$ (190,000)	$(306,300)
Permanent differences	(500)	(500)
Change in valuation allowance	190,500	306,800

	$-	$-

Storage Alliance Inc.
Notes to Financial statements
(United States Dollars)

As at September 18, 2002 and December 31, 2001

11. Income Taxes - continued

Principal components of the net deferred tax asset (liability) are:

Deferred tax asset (liability):	2002	2001

Unused tax losses carryforward 1	$528,100	$337,600
Scientific research and development ("SRED")	88,400	88,400
Capital assets	(6,400)	(6,400)
Other	200	200

	610,300	419,800
Valuation allowance 2	(610,300)	(419,800)

Net deferred tax asset (liability)	-	-

1) Consists of Canadian tax losses in the approximate amount of $1,290,000 (December 31, 2001 - $820,000), which will expire in 2007.

2) A valuation allowance for the entire amount of the deferred tax asset has been allowed because it is more likely than not that these carryforwards will expire unused.

All the losses during 2002 and 2001 are subject to foreign (Canadian) taxes.

12. Statement of Cash Flows

(a) Interest and taxes paid

	2002	2001

Interest paid	$ 3,720	$ 1,937

13. Commitment

The Company entered into a sub-lease agreement for new premises and is committed to paying approximately $3,600 (CDN$5,540) per month until August 2004. During the current year, the Company expensed approximately $64,000 (2001 - $79,000) in rent.

Storage Alliance Inc.
Notes to Financial statements
(United States Dollars)

As at September 18, 2002 and December 31, 2001

14. Acquisition of Company

On September 19, 2002, the Company closed a transaction with Cascadia Capital Corporation ("Cascadia"). Pursuant to the transaction, Cascadia purchased the Company from its parent company ("DKJ Technologies Inc.") through the issuance of 2,500,000 share of Cascadia. Loans owed by the Company to parties other than Cascadia and DKJ will be converted to shares of Cascadia at a rate of 2.195 shares for every $1 outstanding before the transaction is completed. In conjunction with this acquisition, the loan to DKJ was forgiven.

15. Major Customers

During the period, 75% (2001 - 41%) of the revenue was earned from one customer. As at September 18, 2002, approximately 92% of accounts receivable are from this customer.

Storage Alliance Inc. Consolidated Balance Sheets (Amounts expressed in US dollars)

	July 31 2003	October 31 2002

Assets	(Unaudited)

Current
Cash and cash equivalents (Note 3)	$249,865	$-
Accounts receivable (net of allowance of $12,952 and $100,000)	12,369	16,139
Investment tax credits refundable	58,955	57,780
Prepaid expense	12,958	7,055

Total current assets	334,147	80,974
Property and equipment, net of accumulated depreciation	105,784	44,593
Goodwill (Note 4)	1,020,165	1,020,165

Total Assets	$1,460,096	$1,145,732

Liabilities and Stockholders' Equity
Liabilities
Current
Bank indebtedness	$6,633	$455
Accounts payable and accrued liabilities	121,621	285,741

Total current liabilities	128,254	286,196

Stockholders' equity
Capital stock (Note 5)
Authorized
100,000,000 common shares, par value of
$0.0001 per share
Issued
12,321,987 (October 31, 2002 - 10,000,000)
common shares	1,232	1,000
Additional paid-in capital	2,626,188	1,003,650
Shares to be issued (Note 5(b))	-	235,050
Other comprehensive loss - cumulative translation adjustment	(35,750)	(7,799)
Accumulated deficit	(1,259,828)	(372,365)

Total stockholders' equity	1,331,842	859,536

Total Liabilities and Stockholders' Equity	$1,460,096	$1,145,732

The accompanying notes are an integral part of these consolidated financial statements.

Storage Alliance Inc. Consolidated Statements of Operations (Amounts expressed in US dollars) (Unaudited)
	Three Months Ended July 31			Nine Months Ended July 31

	2003	2002 (1)	2002 (2)	2003	2002 (1)	2002 (2)

Revenue
Application hosting	$-	$65,276	$-	$78,969	$93,723	$-
Less: direct costs	15,515	21,439	-	27,106	48,423	-

Gross profit (loss)	(15,515)	43,837	-	51,863	45,300	-

Expenses
Depreciation	1,290	1,644	-	14,870	6,822	-
General and administrative expenses (Note 9)	360,960	104,592	-	934,863	510,944	-

	362,250	106,236	-	949,733	517,766	-

Loss from operations	(377,765)	(62,399)	-	(897,870)	(472,466)	-
Interest income (expense), net	2,132	(698)	-	10,407	(1,807)	-

Loss from continuing operations	(375,633)	(63,097)	-	(887,463)	(474,273)	-
Loss from discontinued operations	-	-	(1,118)	-	-	(34,176)

Net loss for the period	$(375,633)	$(63,097)	$(1,118)	$(887,463)	$(474,273)	$(34,176)

Basic and diluted loss per share
- from continuing operations	$(0.03)	$(512.98)	$-	$(0.08)	$(3,855.88)	$-

- discontinued operations	-	-	-	-	-	-
- after discontinued operations	$(0.03)	$(512.98)	$-	$(0.08)	$(3,855.88)	$-

Weighted average number of shares
outstanding	11,863,249	123	16,080,278	11,243,565	123	16,000,833

(1)	Represents the results of operations of Storage Alliance (Alberta) Inc. (predecessor company).
(2)	Represents the results of operations of Storage Alliance Inc. (formerly Cascadia Capital Corp., the successor company).
The accompanying notes are an integral part of these consolidated financial statements.

Storage Alliance Inc. Consolidated Statements of Cash Flows (Amounts expressed in US dollars) (Unaudited)

	Nine Months Ended July 31

	2003	2002 (1)	2002 (2)

Cash used in operating activities
Net loss for the period	$(887,463)	$(474,273)	$(34,176)
Adjustments to reconcile net loss for the period to cash
cash used in operating activities for:
Allowance for doubtful accounts	12,952	73,058	-
Depreciation	14,870	6,822	-
Common stock issued for mineral property	-	-	25,000
Stock option compensation	59,170	-	-
(Increase) decrease in assets
Accounts receivable	5,671	5,477	-
Investment tax credits refundable	5,296	-	-
Prepaid expenses	(5,072)	1,048	-
Increase (decrease) in liabilities
Accounts payable and accrued liabilities	(197,885)	133,448	(925)

	(992,461)	(254,420)	(10,101)

Cash provided by financing activities
Shareholder loan	-	276,257	-
Bank indebtedness	3,979	(10,379)	-
Proceeds on shares issued	1,328,550	-	-

	1,332,529	265,878	-

Cash used in investing activity
Acquisition of property and equipment	(69,822)	(11,458)	-

Increase (decrease) in cash and cash equivalents	270,246	-	(10,101)
Effect of foreign exchange on cash and cash equivalents	(20,381)	-	-
Cash and cash equivalents, beginning of period	-	-	28,880

Cash and cash equivalents, end of period	$249,865	$-	$18,779

Supplemental Information (Note 6)
(1)	Represents the cash flows of Storage Alliance (Alberta) Inc. (predecessor company)
(2)	Represents the cash flows of Storage Alliance Inc. (formerly Cascadia Capital Corp., the successor company).
The accompanying notes are an integral part of these consolidated financial statements.

Storage Alliance Inc. Consolidated Statements of Comprehensive Loss (Amounts expressed in US dollars) (Unaudited)
	Three Months Ended July 31			Nine Months Ended July 31

	2003	2002 (1)	2002 (2)	2003	2002 (1)	2002 (2)

Net loss for the period	$(375,633)	$(63,097)	$(1,118)	$(887,463)	$(474,273)	$(34,176)
Other comprehensive income (loss)
Cumulative translation adjustment	(16,166)	(9,610)	-	(27,951)	11,753	-

Comprehensive loss for the period	$(391,799)	$(72,707)	$(1,118)	$(915,414)	$(462,520)	$(34,176)

(1)	Represents the results of comprehensive loss of Storage Alliance (Alberta) Inc. (predecessor company).
(2)	Represents the results of comprehensive loss of Storage Alliance Inc. (formerly Cascadia Capital Corp., the successor company).
The accompanying notes are an integral part of these consolidated financial statements.

Storage Alliance Inc. Consolidated Statements of Changes in Stockholders' Equity (Amounts expressed in US dollars) (Unaudited)
	Common Shares
	Shares	Amount	Additional Paid-in Capital	Shares to be Issued	Other Comprehensive Loss	Accumulated Deficit	Total

Balance, October 31, 2002	10,000,000	$1,000	$1,003,650	$235,050	$(7,799)	$(372,365)	$859,536
Issued for private placement (Note 5(b)(i))	470,000	47	235,003	(235,050)	-	-	-
Issued for private placement (Note 5(b)(ii))	623,810	62	654,938	-	-	-	655,000
Issued for private placement, net of share issuance costs (Note 5(b)(iii))	1,228,177	123	673,427	-	-	-	673,550
Stock option compensation (Note 7)	-	-	59,170	-	-	-	59,170
Currency translation adjustment	-	-	-	-	(27,951)	-	(27,951)
Net loss for the period	-	-	-	-	-	(887,463)	(887,463)

Balance, July 31, 2003	12,321,987	$1,232	$2,626,188	$-	$(35,750)	$(1,259,828)	$1,331,842

The accompanying notes are an integral part of these consolidated financial statements.

Storage Alliance Inc. Notes to Consolidated Financial Statements (Amounts expressed in US dollars) (Unaudited)
July 31, 2003 and 2002

1.	Nature of Business and Ability to Continue Operations

Storage Alliance Inc. ("the Company") (formerly Cascadia Capital Corporation) ("Cascadia") was incorporated on October 29, 1999 under the laws of the State of Nevada to engage in any lawful business or activity for which operations may be organized under the laws of the State of Nevada. The Company was in the business of exploration and development of mineral properties with minimal operations. During its 2002 fiscal year the Company abandoned its mineral properties which are reflected as discontinued operations and as a result of the acquisition discussed below, ceased to be an exploration stage company. For financial statement purposes Storage Alliance Inc. subsequently renamed Storage Alliance (Alberta) Inc., (the acquired subsidiary) is the predecessor company.

On September 19, 2002, the Company acquired Storage Alliance (Alberta) Inc. through the issuance of 1,000,000 common shares (Note 4). The Company changed its name and now operates under the name of Storage Alliance Inc. Storage Alliance (Alberta) Inc. was incorporated as a provider of availability infrastructure, infrastructure and storage management services to the business marketplace. Currently, all of the Company's customers are located in Canada.

On August 29, 2003, the Company completed the purchase of certain assets, including proprietary software, of EAESW, Inc. doing business as Strata Web Systems Ltd. ("Strata Web") for cash consideration of approximately $62,500 (CDN$87,000 based on the exchange rate on the transaction date) (Note 10). The Company plans to enhance its product base with the acquired assets and to continue to provide services to the existing clients of Strata Web.

These consolidated financial statements have been prepared using United States generally accepted accounting principles that are applicable to a going concern. The Company incurred a loss of $887,463 in the nine-month period ended July 31, 2003 and had an accumulated deficit of $1,259,828 at July 31, 2003. The ultimate recovery of the Company's assets and continuation of the business are dependent on the Company, after an expected period of initial losses, achieving and maintaining profitability which is dependant on market conditions, successful rollout of the Company's business plan and the ability to obtain adequate financing to meet capital and operational requirements. Management's plan to continue as a going concern include the current pilot hosting of digital seismic information, enhancements to the Company's products, the addition of new hosting clients and the pursuit of strategic alliances. The Company anticipates requiring $1,000,000 to $1,250,000 for operations to pursue its plans and goals for the year ended October 31, 2003. The Company must supplement shortfalls in operational cash flow with additional debt or equity financing. During the nine-month period ended July 31, 2003, the Company received net proceeds from two private placement financings totaling $1,328,550. Management anticipates that the funds from these private placements will be sufficient to satisfy the Company's cash requirements for the balance of the year ended October 31, 2003. However, additional capital will be required for 2004 and management cannot provide any assurances that actual cash requirements will not exceed the Company's estimates or the Company will be successful in any of its plans of operations.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Storage Alliance Inc. Notes to Consolidated Financial Statements (Amounts expressed in US dollars) (Unaudited)
July 31, 2003 and 2002

1.	Nature of Business and Ability to Continue Operations - Continued

These unaudited financial statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these consolidated interim financial statements be read in conjunction with the consolidated financial statements for the year ended October 31, 2002 and notes thereto included in the Company's Annual Report on Form 10-KSB. The Company follows the same accounting principles in the preparation of interim reports.

The consolidated interim financial statements included herein have been prepared by the Company, without audit, in accordance with accounting principles generally accepted in the United States and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the year or any future period.

2.	Accounting Policies
	a)	Stock-Based Compensation

The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") to account for stock options granted to non-employees using the fair value based method prescribed in SFAS 123. Stock-based compensation for non-employees is re-measured quarterly until such options vest.

The Company has elected to continue to measure compensation cost for employees under Accounting Principles Board ("APB") Opinion No. 25, including interpretations provided in Interpretation ("FIN") No. 44. Generally, under APB No. 25 compensation expense is recognized for options granted to employees and directors for their services as directors if the option price is less than the market price of the underlying common stock on the date of the grant.

SFAS No. 123 requires the Company to provide pro-forma information regarding net income as if compensation cost for the stock options granted to the Company's employees had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company does not plan to adopt the fair value method of accounting for stock-based compensation awarded to employees. Consequently, related pro-forma information as described in SFAS No. 123 has been disclosed below in accordance with SFAS No. 148 using factors set out in Note 7.

Storage Alliance Inc. Notes to Consolidated Financial Statements (Amounts expressed in US dollars) (Unaudited)
July 31, 2003 and 2002

2.	Accounting Policies - Continued
		For the	For the
		three-month	nine-month
		period ended	period ended
		July 31	July 31
		2003	2003

	Net loss, as reported	$(375,633)	$(887,463)
	Add: Stock-based compensation expense included
	in reported net loss	20,417	52,828
	Deduct: Total stock-based compensation expense
	determined under fair-value based method	(53,226)	(138,247)

	Pro-forma net loss	$(408,442)	$(972,882)

	Loss per share:
	Basic and diluted - as reported	$(0.03)	$(0.08)
	Basic and diluted - pro-forma	$(0.03)	$(0.09)
	The weighted average fair value of the options granted to employees during the nine-month period ended July 31, 2003 was $0.64 per option estimated using the factors set out in Note 7.
	b)	Provision for Doubtful Accounts

Included in accounts receivable as at July 31, 2003 is $12,952 (October 31, 2002 - $100,000) of provision of doubtful accounts due from customers for services rendered in connection with hosting. The provision for the year ended October 31, 2002 was due from a customer who the Company had filed a lawsuit seeking payment of outstanding amounts to which the customer has counterclaimed. During the current period, this claim was settled with the Company receiving a payment of approximately $70,000 (CDN$99,000) (Note 8). Other receivables are reviewed for collectibility on an account by account basis with any provision set up based on, various considerations, including economic indicators.

	c)	Comparative Amounts
		Certain comparative amounts have been reclassified to conform with the current period's presentation.

Storage Alliance Inc. Notes to Consolidated Financial Statements (Amounts expressed in US dollars) (Unaudited)
July 31, 2003 and 2002

2.	Accounting Policies - Continued
	d)	New Accounting Pronouncement

FIN 46, "Consolidation of Variable Interest Entities", clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is applicable immediately for variable interest entities created after January 31, 2003. For variable interest entities created prior to January 31, 2003, the provisions of FIN 46 are applicable no later than July 1, 2003.

On May 15, 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the balance sheet. Further, SFAS No. 150 requires disclosure regarding the terms of those instruments and settlement alternatives. SFAS No. 150 affects an entity's classification of the following freestanding instruments: a) Mandatory redeemable instruments b) Financial instruments to repurchase an entity's own equity instruments c) Financial instruments embodying obligations that the issuer must or could choose to settle by issuing a variable number of its shares or other equity instruments based solely on (i) a fixed monetary amount known at inception or (ii) something other than changes in its own equity instruments d) SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The guidance in SFAS No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003.

The implementation of these new standards did not have a material effect on the Company's financial statements
3.	Cash and Cash Equivalents

The balance as at July 31, 2003 consists of the principal of two redeemable term deposits each earning interest at 2.75% per annum. One of the term deposit matured on August 18, 2003 and the other deposit will mature on September 24, 2003.

4.	Business Combination

In September 2002, Cascadia effected the purchase of all the shares of Storage Alliance (Alberta) Inc. via the issuance of 1,000,000 shares of Cascadia to DKJ Technologies Inc. at a value of $0.35/share which represents quoted market prices at the date the transaction was publicly announced. In conjunction with this acquisition, Cascadia assumed the Storage Alliance (Alberta) Inc. loans, except for the loan to parent of $606,000 which was forgiven prior to the acquisition.

Storage Alliance Inc. Notes to Consolidated Financial Statements (Amounts expressed in US dollars) (Unaudited)
July 31, 2003 and 2002

4.	Business Combination - Continued

The acquisition of Storage Alliance (Alberta) Inc. has been accounted for by the purchase method, with Cascadia being the acquirer, based on the fair values of the assets or liabilities acquired, as follows:

		Book	Fair
		Value	Value	Discrepancy

	Current assets	$242,348	$242,348	$-
	Current liabilities	(956,900)	(956,900)	-

	Negative working capital	(714,552)	(714,552)	-
	Property and equipment	44,387	44,387	-
	Goodwill	-	1,020,165	1,020,165

	Net assets acquired	$(670,165)	$350,000	$1,020,165

	Purchase price being the value attributed to the
	shares acquired	$350,000	$350,000	$-

5.	Capital Stock
	a)

On February 18, 2002, the Company forward split its stock on a 3.25:1 basis. Accordingly all references to the number of common shares and per share data in the accompanying financial statements have been adjusted to reflect the stock split on a retroactive basis.

	b)	Shares Issued
	i)	On September 19, 2002, the Company received proceeds from a private placement for 470,000 common shares totalling $235,050. The common shares were issued on March 10, 2003.
	ii)

On January 29, 2003, the Company entered into stock subscription agreements for a private placement of 623,810 common shares at $1.05 per share for total consideration of $655,000. The common shares were issued on February 5, 2003.

Storage Alliance Inc. Notes to Consolidated Financial Statements (Amounts expressed in US dollars) (Unaudited)
July 31, 2003 and 2002
5.	Capital Stock - Continued
iii)

On May 14, 2003, the Company entered into a private placement with one accredited investor for an aggregate of up to $800,000, which was reduced to $735,000 (due to contractual limitations on the amount of shares this investor could own), of its common stock and share purchase warrants to acquire an additional 350,000 shares. The private placement closed in two tranches. The first tranche of $400,000 closed on May 14, 2003 and involved the issuance of 588,235 shares of common stock and share purchase warrants to acquire an additional 350,000 shares of common stock. The share purchase warrants were immediately exercisable, have an exercise price of $0.88 and expire on May 14, 2006. The common stock was issued on May 28, 2003. On June 24, 2003, 639,942 shares of common stock were issued for gross proceeds of $335,000.

In connection with this private placement, the Company paid placement fees of 7% of the aggregate gross proceeds totalling $51,450 to two independent financial advisors. The Company also paid $10,000 to the investor's attorney to cover the investor's legal costs. Share issue costs totalling $61,450 were charged as reductions to the gross proceeds of the private placement.

In addition to the placement fees, 40,000 fully exercisable warrants were issued to one of the independent financial advisor noted above for services provided in connection with the private placement. Each warrant entitles the holder to purchase one common share of the Company at $1 per share for a three-year period ending June 2, 2006. The fair value of each warrant was $0.46 and was calculated using the following assumptions: No dividends. The US Treasury rate for the period equal to the expected life of the options 5.0%) was used as the risk-free rate. The volatility used was 151%. The expected life of 3 years was used.

	c)	Options

Prior to November 1, 2002, there were no options or warrants outstanding. During the nine-month period ended July 31, 2003, 1,160,000 options were granted to employees, consultants and directors of the Company exercisable into shares of the Company at a weighted average exercise price of $0.61 per share. These options vest 1/3 one year from the date of grant with 1/2 of the remainder vesting annually thereafter. The options expire between September 20, 2006 and January 7, 2007. As at July 31, 2003, there were no options exercisable. Compensation expense in connection with options granted is set out in Note 7.

Storage Alliance Inc. Notes to Consolidated Financial Statements (Amounts expressed in US dollars) (Unaudited)
July 31, 2003 and 2002

6.	Statement of Cash Flows
Supplemental Information
Nine Months Ended
July 31
		2003	2002 (1)	2002 (2)

	Interest paid	$2,027	$1,807	$-
	Income taxes paid	$-	$-	$-
	a)	Compensation expense of $59,170 (Note 7) was recognized in the nine-month period ended July 31, 2003.
b)

During the nine-month period ended July 31, 2002, the successor company issued 162,500 common shares at approximately $0.15 per share as partial payment for its interest in a mineral property which was abandoned in the year ended October 31, 2002.

	(1)	Represents cash flows of Storage Alliance (Alberta) Inc. (predecessor company).
	(2)	Represents cash flows of Storage Alliance Inc. (formerly Cascadia Capital Corp., the successor company).
7.	Stock Option Compensation
Employees

The Company applies Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock issued to Employees," and related interpretations in accounting for the stock option plan. Under APB Opinion 25, compensation cost would be recognized for stock options granted to employees and directors for their services as directors if the option price is less than the market price of the underlying common stock on the date of the grant. Such compensation is recognized on a straight-line basis over the vesting periods of the respective options.

For the nine-month period ended July 31, 2003, compensation expense of $52,828 was recognized in respect of 1,110,000 options granted to employees having an exercise price less than the trading value of the underlying common shares on the grant date. Total compensation to be recognized over the vesting periods of options granted to employees is approximately $237,000, leaving $184,172 of compensation expense still to be recognized.

Storage Alliance Inc. Notes to Consolidated Financial Statements (Amounts expressed in US dollars) (Unaudited)
July 31, 2003 and 2002

7.	Stock Option Compensation - Continued
Non-employees

SFAS No. 123, "Accounting for Stock-Based Compensation," requires the Company to record compensation costs for the Company's stock options and other stock awards granted to consultants determined in accordance with the fair value based method prescribed in SFAS No. 123. Unvested stock options are measured quarterly for the purpose of determining stock option compensation.

For the nine-month period ended July 31, 2003, compensation expense of $6,342 was recognized in respect of the 50,000 options granted to non-employees based on the fair value attributable to these options. Fair value of the options was $0.64 per option estimated using the Black-Scholes option pricing model using the following assumptions: No dividends. The US Treasury rate for the period equal to the expected life of the options (5.0%) was used as the risk-free rate. The volatility used was 151%. The value is recognized over the vesting terms of the options which is the expected life of 3 years.

8.	Contingent Liabilities

On February 5, 2003, the Company commenced a lawsuit in the Alberta Court of Queen's Bench, Judicial District of Calgary, against International Datashare Corporation seeking payment for services rendered to International Datashare pursuant to a LinkPort Application Hosting Services Agreement, dated May 1, 2002. The Company claimed $159,000 (CDN$246,455) plus interest and costs. On February 27, 2003, International Datashare filed a statement of defence and a counterclaim.

On April 22, 2003, a settlement was reached where the Company received approximately $70,000 (CDN$99,000) in payment for all outstanding receivables.
9.	Research and Development

Research and development costs are expensed as incurred. During the nine-month period ended July 31, 2003, an estimated $260,000 (predecessor, July 31, 2002 - $146,000) was incurred on research and development.

Storage Alliance Inc. Notes to Consolidated Financial Statements (Amounts expressed in US dollars) (Unaudited)
July 31, 2003 and 2002

10.	Subsequent Event

On August 29, 2003, the Company completed the purchase of certain property and assets, including proprietary software, goodwill and customer lists of Strata Web for cash consideration of approximately $62,500 (CDN$87,000). Strata Web carries on an internet and intranet mapping and information management software business. The acquisition will be accounted for in the Company's fourth quarter.

Unaudited Pro Forma Consolidated Financial Information
The Unaudited Pro Forma Consolidated Financial Information reflects financial information that gives effect to:
the September 19, 2002 acquisition of 100% of the issued and outstanding common shares of Storage Alliance (Alberta) Inc. in exchange for 1 million shares of common stock of the Company; and
the August 29, 2003 acquisition of certain assets of the Strata Web division of EAESW, Inc. ("the Strata Web Assets"), in exchange for $62,500 (CAD$87,500) in cash

The Pro Forma Consolidated Financial Information included herein reflects the use of the purchase method of accounting for the acquisition of Storage Alliance (Alberta) Inc. and the Strata Web Assets. Such financial information has been prepared from, and should be read in conjunction with, the historical financial statements and notes thereto included elsewhere in Post-Effective Amendment No. 1 to the Company's SB-2 Registration Statement. The Pro Forma Consolidated Balance Sheet gives effect to the purchase of the Strata Web Assets as of the Balance Sheet date.

The Pro Forma Consolidated Statements of Operations give effect to the acquisition of Storage Alliance (Alberta) Inc. and the purchase of the Strata Web Assets as if they had occurred on November 1, 2001. The Pro Forma Consolidated Statement of Operations for the nine-month period ended July 31, 2003 combines the results of the Company for the nine-month period ended July 31, 2003 and the results of operations of the Strata Web division of EAESW, Inc. for the nine months ended June 30, 2003. The consolidated financial statements of the Company for the nine-month period ended July 31, 2003 include the results of operations of Storage Alliance (Alberta) Inc. for the entire nine-month period.

The Pro Forma Consolidated Statement of Operations for the year ended October 31, 2002 combines the results of the Company and Storage Alliance (Alberta) Inc. for the twelve-month period from November 1, 2001 to October 31, 2002 and the results of operations of the Strata Web division of EAESW, Inc. for the twelve-month period ended September 30, 2002. The consolidated financial statements of the Company for the year ended October 31, 2002 include the results of operations of Storage Alliance (Alberta) Inc. for the 42-day period from September 19, 2002 (acquisition date) to October 31, 2002. To incorporate a full year's activity of Storage Alliance (Alberta) Inc., this pro forma consolidated statement of operations for the year ended October 31, 2002 also includes the results of Storage Alliance (Alberta) Inc. for the 261-day period from January 1, 2002 (beginning of Storage Alliance (Alberta) Inc.'s fiscal year) to September 19, 2002 and the 62-day period from October 31, 2001 to December 31, 2001.

The Pro Forma Consolidated Financial Information is unaudited and is not necessarily indicative of the consolidated results which actually would have occurred if the above transactions had been consummated at the beginning of the period presented; nor does it purport to present the results of operations for future periods.

Storage Alliance Inc. Pro-Forma Consolidated Balance Sheet (Unaudited - Expressed in US Dollars)

As at July 31, 2003	Storage Alliance Inc.	Strata Web Division (1)	Adjustments (2)	Pro-Forma Consolidated Balance

Assets
Current
Cash and equivalents	$249,865	$824,427	$(824,427)	$187,365
			(62,500)
Accounts receivable	12,369	106,585	(106,585)	12,369
Investment tax credits refundable	58,955	-	-	58,955
Due from related parties and other current assets	12,958	167,552	(167,552)	12,958

	334,147	1,098,564	(1,161,064)	271,647
Software development costs	-	8,022	-	8,022
Property and equipment	105,784	31,729	-	137,513
Technology related intangible assets	-	-	22,749	22,749
Goodwill	1,020,165	-	-	1,020,165

Total Assets	$1,460,096	$1,138,315	$(1,138,315)	$1,460,096

Liabilities and Stockholders' Equity
Liabilities
Current
Bank indebtedness	$6,633	$-	$-	$6,633
Accounts payable and accrued
liabilities	121,621	67,144	(67,144)	121,621
Due to related parties	-	2,298,853	(2,298,853)	-
Unearned revenues	-	11,852	(11,852)	-

	128,254	2,377,849	(2,377,849)	128,254

Stockholders' equity
Capital stock
Issued common shares	1,232	-	-	1,232
Additional paid-in capital	2,626,188	-	-	2,626,188
Other comprehensive loss - cumulative
translation adjustment	(35,750)	-	-	(35,750)
Accumulated deficit	(1,259,828)	(1,239,534)	1,239,534	(1,259,828)

	1,331,842	(1,239,534)	1,239,534	1,331,842

Total Liabilities and Equity	$1,460,096	$1,138,315	$(1,138,315)	$1,460,096

See the accompanying notes to the pro-forma consolidated financial statements.

Storage Alliance Inc. Pro-Forma Consolidated Statement of Operations (Unaudited - Expressed in US Dollars)

For the nine months ended July 31, 2003	Storage Alliance Inc.	Strata Web Division (1)	Adjustments	Pro-Forma Consolidated Balance

Revenue	$78,969	$298,441	$-		$377,410
Direct costs	27,106	175,517	-		202,623

Gross profit	51,863	122,924	-		174,787

Expenses
Amortization and depreciation	14,870	51,274	(51,274)	(3)	30,495
			15,625	(3)
Foreign exchange loss	-	166,954	-		166,954
General and administrative	934,863	194,008	-		1,128,871
Marketing	-	28,520	-		28,520
Research and development	-	98,260	-		98,260

	949,733	539,016	(35,649)		1,453,100

Loss from operations	(897,870)	(416,092)	35,649		(1,278,313)
Interest income	10,407	-	-		10,407

Loss from continuing operations	$(887,463)	$(416,092)	$35,649		$(1,267,906)

Basic and diluted loss per share
- from continuing operations	$(0.08)				$(0.11)

Weighted average shares outstanding	11,243,565				11,243,565

See the accompanying notes to the pro-forma consolidated financial statements.

Storage Alliance Inc. Pro-Forma Consolidated Statement of Operations (Unaudited - Expressed in US Dollars)

For the year ended October 31, 2002	Storage Alliance, Inc. (Successor)	Storage Alliance Inc. (Acquired company) (4)	Strata Web Systems Division (1)	Adjustments	Pro Forma Balance

Revenue	$53,713	$114,035	$399,369	$-		$567,117
Direct costs	7,182	34,621	113,807	-		155,610

Gross profit	46,531	79,414	285,562	-		411,507

Expenses
Amortization and depreciation	4,428	16,070	131,115	(131,115)	(3)	41,331
				20,833	(3)
General and administrative	196,054	683,175	309,477	-		1,188,706
Loss on retirement of debt	91,149	-	-	(91,149)	(5)	-
Foreign exchange loss	-	-	28,394	-		28,394
Loss on writedown of long-lived
assets and goodwill	-	-	420,495	(420,495)	(3)	-
Marketing	-	-	41,347	-		41,347
Research and development	-	-	156,438	-		156,438

	291,631	699,245	1,087,266	(621,926)		1,456,216

Loss for the period from
continuing operations	$(245,100)	$(619,831)	$(801,704)	$621,926		$(1,044,709)

Basic and diluted loss per share
from continuing operations	$(0.02)					$(0.10)

Weighted average shares
outstanding (6)	15,401,814				10,014,793

See the accompanying notes to the pro-forma consolidated financial statements.

Storage Alliance Inc. Notes to the Pro-Forma Consolidated Financial Statements (Unaudited - Expressed in US dollars)
July 31, 2003
(1)

Represents the financial position of the Strata Web division of EAESW, Inc. as at June 30, 2003, the results of operations for the nine-month period then ended and for the year ended September 30, 2002.

(2)	To reflect the value assigned to the Strata Web Assets pursuant to the purchase agreement and the removal of assets not included in the purchase. A preliminary purchase price allocation is as follows:
	Property and equipment	$39,751
	Technology-related intangible assets	22,749

	Total	$62,500

(3)

To recognize amortization of technology-related intangible assets and other acquired assets on purchase of the Strata Web assets on a straight-line basis over three years for a total purchase price of $62,500. Amortization expense and the related writedown of long-lived assets and goodwill calculated using the original cost to Strata Web were reversed as pro-forma adjustments in connection therewith.

(4)	Represents the results of operations of Storage Alliance (Alberta) Inc. for the 10 1/2 month period pre-acquisition.
(5)	In connection with the acquisition, the Company retired $433,851 of debt of the acquired company resulting in a non-recurring loss on settlement of $91,149.
(6)

Pro-forma weighted average shares outstanding considers the effect of the 1,000,000 shares issued to acquire the subsidiary as well as 8,587,500 shares cancelled and 1,500,000 shares issued on settlement of debt (Note 5). The share cancellations and debt settlement were conditional to the closing of the acquisition of Storage Alliance (Alberta) Inc.

Strata Web
(a Division of EAESW, Inc.)
Financial Statements
(Expressed in US Dollars)

Strata Web
(a Division of EAESW, Inc.)
Financial Statements
(Expressed in US Dollars)
Contents
Financial Statements
Independent Auditors' Report
Balance Sheets
Statements of Operations and Divisional Deficit
Statements of Cash Flows
Summary of Significant Accounting Policies
Notes to the Financial Statements

Independent Auditors' Report
To the Directors of Storage Alliance Inc.

We have audited the Balance Sheet of the Strata Web Division of EAESW, Inc. ("Strata Web") as at September 30, 2002 and the Statements of Operations and Divisional Deficit and Cash Flows for the years ended September 30, 2002 and 2001. These financial statements are the responsibility of Strata Web's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Strata Web Division of EAESW, Inc. as at September 30, 2002 and the results of its operations and its cash flows for the years ended September 30, 2002 and 2001 in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming Strata Web will continue as a going concern. As discussed in Note 1 to the financial statements, Strata Web has incurred recurring losses from operations and has an accumulated deficit. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. These financial statements do not include any adjustments that might arise from this uncertainty.

/s/ BDO Dunwoody Ltd. Chartered Accountants
Vancouver, Canada September 24, 2003

Strata Web (a Division of EAESW, Inc.) Balance Sheets (Expressed in US Dollars)
	June 30 2003	September 30 2002

Assets	(Unaudited)
Current
Cash and equivalents	$824,427	$636,756
Accounts receivable (net of an allowance for bad debts of
$Nil and $Nil)	106,585	154,882
Due from related parties (Note 2)	154,117	26,645
Prepaid expenses	13,435	3,816

Total current assets	1,098,564	822,099
Software development costs, net of accumulated
amortization	8,022	20,634
Property and equipment (Note 3)	31,729	56,631

Total Assets	$1,138,315	$899,364

Liabilities and Divisional Deficit
Liabilities
Current
Accounts payable	$21,917	$53,584
Accrued liabilities	45,227	39,532
Unearned revenue	11,852	13,824
Due to related parties (Note 4)	2,298,853	1,615,866

Total liabilities	2,377,849	1,722,806
Divisional deficit	(1,239,534)	(823,442)

Total Liabilities and Divisional Deficit	$1,138,315	$899,364

The accompanying summary of significant accounting policies and notes are an integral part of these financial statements.

Strata Web (a Division of EAESW, Inc.) Statements of Operations and Divisional Deficit (Expressed in US Dollars)
	For the nine-month periods ended June 30		For the years ended September 30
	2003	2002	2002	2001

	(Unaudited)
Revenue	$298,441	$289,703	$399,369	$533,515
Costs of revenue	175,517	79,421	113,807	173,967

Gross margin	122,924	210,282	285,562	359,548

Expenses
Amortization and depreciation	51,274	100,792	131,115	220,605
Foreign exchange loss (gain)	166,954	36,779	28,394	(19,369)
General and administrative	194,008	199,260	309,477	520,770
Marketing	28,520	25,833	41,347	92,043
Writedown of long-lived assets and
goodwill (Note 5)	-	-	420,495	-
Research and development	98,260	139,208	156,438	183,831

	539,016	501,872	1,087,266	997,880

Net loss for the period	(416,092)	(291,590)	(801,704)	(638,332)
Divisional equity (deficit), beginning
of period	(823,442)	(21,738)	(21,738)	616,594

Divisional deficit, end of period	$(1,239,534)	$(313,328)	$(823,442)	$(21,738)

The accompanying summary of significant accounting policies and notes are an integral part of these financial statements.

Strata Web (a Division of EAESW, Inc.) Statements of Cash Flows (Expressed in US Dollars)
	For the nine-month periods ended June 30		For the years ended September 30
	2003	2002	2002	2001

	(Unaudited)
Cash provided by (used in):
Operating activities
Net loss for the period	$(416,092)	$(291,590)	$(801,704)	$(638,332)
Adjustments to reconcile net loss for
the period to cash used
in operating activities
Amortization and depreciation	51,274	100,792	131,115	220,605
Writedown of long-lived assets and
goodwill	-	-	420,495	-
Foreign exchange (gain) loss on
investing and financing activities	298,765	53,709	(3,067)	(12,513)
(Increase) decrease in assets
Accounts receivable	48,297	60,914	106,930	(65,727)
Prepaid expenses	(9,619)	-	(3,816)	-
Increase (decrease) in liabilities
Accounts payable	(31,667)	6,858	26,848	(67,271)
Accrued liabilities	5,695	15,067	9,481	6,050
Unearned revenue	(1,972)	3,061	5,556	-

Net cash used in
operating activities	(55,319)	(51,189)	(108,162)	(557,188)

Investing activities
Purchase of property and equipment	(13,760)	-	(735)	(15,972)
Software development costs	-	-	(13,561)	(15,548)
Advances to related parties	(127,472)	(9,390)	(7,947)	(13,898)

Net cash used in investing
activities	(141,232)	(9,390)	(22,243)	(45,418)

Financing activity
Advances from related parties	384,222	405,573	606,614	712,756

Increase in cash and equivalents	187,671	344,994	476,209	110,150
Cash and equivalents, beginning of period	636,756	160,547	160,547	50,397

Cash and equivalents, end of period	$824,427	$505,541	$636,756	$160,547

Supplemental Information
Interest paid	$-	$-	$-	$-
Taxes paid	$-	$-	$-	$-

The accompanying summary of significant accounting policies and notes are an integral part of these financial statements.

Strata Web (a Division of EAESW, Inc.) Summary of Significant Accounting Policies (Expressed in US Dollars)
Information related to the nine months ended June 30, 2002 and subsequent to September 30, 2002 is unaudited

Basis of Presentation	These financial statements are stated in US dollars and are presented in accordance with United States generally accepted accounting principles.

In the opinion of Strata Web Division ("Strata Web") management, the balance sheet as of June 30, 2003 and the statements of operations and divisional deficit and cash flows for the nine-month periods ended June 30, 2003 and 2002 contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the nine-month period ended June 30, 2003 are not necessarily indicative of the results for any other period.

The financial statements include an amount management considers to be a reasonable allocation of general corporate expenses. Direct expenses for such periods are allocated directly to Strata Web. Certain general and administrative expenses were allocated based on the number of employees employed in the business. Such costs are not necessarily indicative of costs that would have been incurred had Strata Web been a separate legal entity.

Property and Equipment	Property and equipment is recorded at cost. Depreciation is provided over the respective useful lives of the assets at the following annual rates:
Office furniture and
	equipment	- 20% declining-balance basis
	Computer hardware	- 30% declining-balance basis
Software Development Costs

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed", development and acquisition costs incurred in the development of the Company's software are expensed as incurred until technological feasibility in the form of a working model has been established and after the product is available for general release to the customer. The annual amortization is the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product including the period being reported on. Amortization commenced when the product was available for general release to customers.

Strata Web (a Division of EAESW, Inc.) Summary of Significant Accounting Policies (Expressed in US Dollars)
Information related to the nine months ended June 30, 2002 and subsequent to September 30, 2002 is unaudited

Software Development Cost - Continued

As at June 30, 2003 and September 30, 2002, computer software costs of $256,074 were capitalized and amortized on a straight-lined method over the remaining estimated economic life of 2 years. Amortization expense of $13,607 was charged to the Statement of Operations and Divisional Deficit for the nine-month period ended June 30, 2003 (2002 - $24,681). For the years ended September 30, 2002 and 2001, the Company recorded amortization expenses of $29,353 and $117,574, respectively. As at June 30, 2003 and September 30, 2002, software development costs (net of accumulated amortization) of $8,022 and $20,634 remain on the Company's balance sheets.

At each balance sheet date, the unamortized capitalized costs of the software development was compared to the net realizable value of the computer software. The amount by which the unamortized capitalized costs of the computer software exceed the net realizable value of the asset was written-off. The net realizable value of the computer software is estimated using future gross revenues from the software reduced by the estimated future costs of completing and disposing of the asset. No impairment was recorded in the periods covered by the financial statements.

Intangibles

Prior to October 1, 2002, intangibles consisting of customer lists and goodwill were being amortized on a straight-line basis over their estimated useful lives of 10 years. Such intangibles were written off during the year ended September 30, 2002. (Note 5)

Financial Instruments

Strata Web's financial instruments consist of cash and equivalents, accounts receivable, accounts payable, accrued liabilities and amounts due to and from related parties. Unless otherwise indicated, it is management's opinion that Strata Web is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values due to the short-term or demand nature of these items.

Strata Web (a Division of EAESW, Inc.) Summary of Significant Accounting Policies (Expressed in US Dollars)
Information related to the nine months ended June 30, 2002 and subsequent to September 30, 2002 is unaudited

Income Taxes

EAESW, Inc. was subject to Canadian income taxes on its Canadian operations, including the operations of Strata Web. Income taxes are accounted for by the liability method, which requires EAESW, Inc. to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in EAESW, Inc's financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted rates in effect in the years in which the differences are expected to reverse.

Tax disclosures in these financial statements have been prepared on a separate return basis as if Strata Web filed its own Canadian tax returns.
Revenue Recognition

Strata Web derives revenues from three primary sources: seat-based subscriptions to the Company website services, seat-based subscriptions for links to other websites via the Company's website and contracts with corporate customers for customized data. Revenue from all seat-based subscriptions is recognized ratably over the subscription period. Revenue from corporate customers contracts is recognized ratably over the contract period.

Revenue is recognized provided acceptance, or delivery if applicable, has occurred, collection of the resulting receivable is probable and no significant obligations remain. Unearned revenue represents amounts received in advance of the service being provided.

Research and Development

Strata Web follows the provisions of SFAS No. 2 in recording research and development expenses. Under SFAS No. 2, all such expenses are charged to the Statement of Operations and Divisional Deficit as incurred.

Foreign Currency Transactions and Translation

The financial position and results of operations of Strata Web are determined using the US dollar as the functional currency. Transactions conducted in a currency other than the US dollar are translated into the US dollar as follows: at the transaction date each asset, liability, revenue and expense is translated into US dollars by use of the exchange rate at that date. At the period end date, monetary assets and liabilities are translated into US dollars by using the exchange rate in effect as of the period end date. The resulting foreign exchange gains and losses are included in the Statement of Operations and Divisional Deficit in the period.

Strata Web (a Division of EAESW, Inc.) Summary of Significant Accounting Policies (Expressed in US Dollars)
Information related to the nine months ended June 30, 2002 and subsequent to September 30, 2002 is unaudited

Use of Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during those reporting periods. Actual results could differ from those estimates.

Cash and Equivalents	Strata Web considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.
Advertising	Strata Web follows the provisions of Statement of Position 93-7 in accounting for the costs of advertising. Advertising costs are charged to expense as incurred.
Allowance for Doubtful Accounts

Strata Web records an allowance for doubtful accounts based on specifically identified amounts believed to be uncollectible. The criteria for the allowance provision includes historical experience and a general assessment of the general financial conditions affecting its customer base. If Strata Web's actual collections experience changes, revisions to the allowance may be required.

Long Lived Assets

With the exception of goodwill, long-lived assets such as intangibles and property and equipment, are evaluated for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of these assets and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. A writedown of long-lived assets was recognized during the year ended September 30, 2002. (Note 5).

Also at September 30, 2002, Strata Web wrote off its goodwill (Note 5).

Strata Web (a Division of EAESW, Inc.) Summary of Significant Accounting Policies (Expressed in US Dollars)
Information related to the nine months ended June 30, 2002 and subsequent to September 30, 2002 is unaudited

New Accounting Policies

In November 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", which addresses the accounting for and disclosure of guarantees. FIN 45 requires a guarantor to recognize a liability for the fair value of a guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee. The disclosure requirements are effective for interim and annual financial statements ending after December 15, 2002. The initial recognition and measurement provisions are effective for all guarantees within the scope of FIN 45 issued or modified after December 31, 2002.

FIN 46, "Consolidation of Variable Interest Entities", clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is applicable immediately for variable interest entities created after January 31, 2003. For variable interest entities created prior to January 31, 2003, the provisions of FIN 46 are applicable for periods ending after December 15, 2003.

The implementation of these standards did not have a material effect on Strata Web's financial statements.

Strata Web (a Division of EAESW, Inc.) Summary of Significant Accounting Policies (Expressed in US Dollars)
Information related to the nine months ended June 30, 2002 and subsequent to September 30, 2002 is unaudited

New Accounting Policies - Continued

On May 15, 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the balance sheet. Further, SFAS No. 150 requires disclosure regarding the terms of those instruments and settlement alternatives. SFAS No. 150 affects an entity's classification of the following freestanding instruments: a) Mandatory redeemable instruments b) Financial instruments to repurchase an entity's own equity instruments c) Financial instruments embodying obligations that the issuer must or could choose to settle by issuing a variable number of its shares or other equity instruments based solely on (i) a fixed monetary amount known at inception or (ii) something other than changes in its own equity instruments d) SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The guidance in SFAS No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003.

The implementation of this new standard is not expected to have a material effect on Strata Web's financial statements.

Strata Web (a Division of EAESW, Inc.) Notes to the Financial Statements (Expressed in US Dollars)
Information related to the nine months ended June 30, 2002 and subsequent to September 30, 2002 is unaudited

1.	Nature of Business and Ability to Continue as a Going Concern

Strata Web is a division of EAESW, Inc., a Colorado company, carrying on an internet and intranet mapping and information management software business in Calgary, Canada. On August 29, 2003, EAESW, Inc. sold certain property and equipment and intangible assets of Strata Web (representing "the Strata Web Division") to Storage Alliance Inc. ("Storage Alliance") including equipment, contracts, licences and intellectual property. Storage Alliance is a Nevada company whose common stock is quoted on the NASD Over-the-Counter Bulletin Board. Storage Alliance intends to integrate the mapping and information software that they acquired from Strata Web as a new component of their ProspectOasis website (their new online listing directory of oil and gas prospects and production properties).

Strata Web Division's financial statements are prepared using United States generally accepted accounting principles applicable to a going concern which contemplates the liquidation of assets and satisfaction of liabilities and commitments in the normal course of business. Strata Web Division incurred net losses of $416,092 and $801,704 for the nine-month period ended June 30, 2003 and the year ended September 30, 2002, respectively. As at June 30, 2003 and September 30, 2002, Strata Web Division had a deficit of $1,239,534 and $823,442, respectively. Upon acquisition of certain assets by Storage Alliance, Storage Alliance will conduct the business previously conducted by Strata Web Division and EAESW, Inc. will no longer carry on business of Strata Web. Continuation of the Strata Web business by Storage Alliance is dependent on the ability of Storage Alliance to integrate the Strata Web assets into its business, to actively market the products, make necessary modifications as necessary and to have sufficient cash to cover any excess of expenses over revenue. However, management cannot provide any assurances that Storage Alliance will be successful in accomplishing any of its plans.

The ability of the business of Strata Web, as operated by Storage Alliance, to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. These conditions raise substantial doubt about Strata Web's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary if Strata Web or Storage Alliance is unable to continue as a going concern.

2.	Due to Related Parties

Amounts due from other companies controlled by EAESW, Inc. are unsecured, non-interest bearing and due on demand. The average balance of the amount due from other companies controlled by EAESW, Inc. for the nine-month period ended June 30, 2003 was $90,381 (June 30, 2002 - $22,173) and for the year ended September 30, 2002 was $22,277 (2001 - $11,678).

Strata Web (a Division of EAESW, Inc.) Notes to the Financial Statements (Expressed in US Dollars)
Information related to the nine months ended June 30, 2002 and subsequent to September 30, 2002 is unaudited

3.	Property and Equipment
June 30 2003	September 30 2002

Office furniture and equipment	$25,189	$11,624
Computer hardware	144,095	143,900

169,284	155,524
Less accumulated depreciation	(137,555)	(98,893)

$31,729	$56,631

4.	Due to Related Parties
Amounts due to related parties are unsecured, non-interest bearing and due on demand.
June 30 2003	September 30 2002

Due to parent company of EAESW, Inc.	$714,983	$388,289
Due to sister division of EAESW, Inc.	1,583,870	1,227,577

$2,298,853	$1,615,866

The average balances of the amount due to related parties for each of the periods are as follows:
For the nine-month periods ended June 30	For the years ended September 30
2003	2002	2002	2001

Due to parent company of EAESW, Inc.	$551,637	$567,888	$502,340	$481,729
Due to sister division of EAESW, Inc.	1,405,723	699,383	826,682	212,893

$1,957,360	$1,267,271	$1,329,022	$694,622

Strata Web (a Division of EAESW, Inc.) Notes to the Financial Statements (Expressed in US Dollars)
Information related to the nine months ended June 30, 2002 and subsequent to September 30, 2002 is unaudited

5.	Writedown of Long-lived Assets and Goodwill

During its fiscal year ended September 30, 2002, Strata Web wrote down certain long-lived assets and goodwill due to recurring negative cash flows and a reduction in the estimated remaining useful life of the assets resulting in a charge of $420,495 to the Statement of Operations and Divisional Deficit for the year then ended. The writedown was comprised of the following:

					September 30 2002

	Customer list				$154,403
	Goodwill				266,092

					$420,495

As of October 1, 2002, Strata Web adopted SFAS 142, which addresses the financial accounting and reporting standards for the acquisition of intangible assets outside of a business combination and for goodwill and other intangible assets subsequent to their acquisition. This accounting standard requires that goodwill and indefinite-lived intangible assets are no longer amortized but tested for impairment on an annual basis, or more frequently if circumstances warrant. SFAS 142 also requires purchased intangible assets other than goodwill to be amortized over their useful lives unless those lives are determined to be indefinite. Purchased intangibles held by Strata Web were determined to have an estimated useful life of ten years for the purposes of the table below.

The following tables present a reconciliation of net loss for the 2002 and 2001 periods as adjusted to exclude goodwill amortization. After the write-off of goodwill in September 2002, there was no goodwill amortization during the nine months ended June 30, 2003.

		For the nine-month periods ended June 30		For the years ended September 30
		2003	2002	2002	2001

	Net loss, as reported	$(416,092)	$(291,590)	$(801,704)	$(638,332)
	Add back goodwill amortization	-	26,013	34,766	35,631

	Net loss, as revised	$(416,092)	$(265,577)	$(766,938)	$(602,701)

Strata Web (a Division of EAESW, Inc.) Notes to the Financial Statements (Expressed in US Dollars)
Information related to the nine months ended June 30, 2002 and subsequent to September 30, 2002 is unaudited

6.	Rent
The Company incurred rental expense for each of the periods as follows:
For the nine-month periods ended June 30	For the years ended September 30
2003	2002	2002	2001

Rent	$18,695	$35,724	$42,969	$31,075

7.	Income Taxes

The operations of Strata Web were included in the tax filings of EAESW, Inc. Tax disclosures below have been prepared on a separate return basis as if Strata Web filed its own Canadian tax returns. The provision for income taxes attributable to Strata Web differs from the amount estimated using the United States federal statutory income tax rate as follows:

For the years ended September 30
2002	2001

Income taxes at the statutory rate	$(272,579)	$(217,032)
Effect of taxation in Canada	(32,068)	(25,533)
Change in valuation allowance	304,647	242,565

$-	$-

Principal components of the net deferred tax asset (liability) are:
September 30 2002

Unused tax losses carryforward	$448,212

Intangible assets	159,788
Valuation allowance	(608,000)

Net deferred tax asset (liability)	$-

Strata Web evaluates its valuation allowance requirements based upon projected future operations. When circumstances change and this causes a change in management's judgement about the recoverability of the deferred tax assets, the impact of the change in the valuation allowance is reflected in current income.

Strata Web (a Division of EAESW, Inc.) Notes to the Financial Statements (Expressed in US Dollars)
Information related to the nine months ended June 30, 2002 and subsequent to September 30, 2002 is unaudited

8.	Lease Commitment

Strata Web has entered into a lease agreement for premises commencing on January 1, 2003 and expiring on December 31, 2007. Minimum annual lease payments over the remaining term of the lease (based on the exchange rate at June 30, 2003) are as follows:

Year ending September 30	Amount
2003 (three months)	$5,703
2004	24,368
2005	24,887
2006	26,442
2007 and thereafter	33,701

$115,101

9.	Major Customers
During the periods covered by these financial statements, Strata Web earned revenue concentrated from certain significant customers as follows:
For the nine-month periods ended June 30	For the year ended September 30
2003	2002	2002	2001

Customer 1	$139,523	$141,874	$206,291	$172,132
Customer 2	25,189	27,997	35,534	36,571
Customer 3	29,498	26,210	34,491	35,563

$194,210	$196,081	$276,316	$244,266

As at the period ends, accounts receivable from these customers is as follows:
June 30 2003	September 30 2002

Customer 1	$61,396	$81,652
Customer 2	5,949	2,707
Customer 3	7,797	9,961

$75,142	$94,320

Strata Web (a Division of EAESW, Inc.) Notes to the Financial Statements (Expressed in US Dollars)
Information related to the nine-months ended June 30, 2002 and subsequent to September 30, 2002 in unaudited

10.	Subsequent Event

On August 29, 2003, EAESW, Inc. entered into an agreement with Storage Alliance whereby EAESW sold certain property and equipment and intangibles of Strata Web to Storage Alliance including equipment, contracts, licences and intellectual property for total proceeds of $62,500 (Cdn$87,500). Storage Alliance did not assume any of Strata Web's liabilities upon acquisition nor did it assume any current assets of Strata Web.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Storage Alliance, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Storage Alliance Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.